                                  [WFM LOGO]

                                                                 August 8, 1997

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Whole Foods Market, Inc. ("WFM") at 2:00 p.m., local time, on September 11, 1997, at The Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas.

  At the Special Meeting, you will be asked to consider and vote upon the issuance of approximately 4,680,000 shares of Common Stock, no par value, of WFM in the proposed merger (the "Merger Proposal") of a wholly owned subsidiary of WFM into Amrion, Inc. ("Amrion"). In the proposed Merger, Amrion will become a wholly owned subsidiary of WFM, and holders of each share of Amrion Common Stock will be entitled to receive .87 shares of WFM Common Stock.

  At the meeting, you will also be asked to approve two amendments to WFM's stock option plan for team members. One amendment would increase the number of shares of WFM Common Stock issuable upon exercise of stock options thereunder, and the second amendment would limit the number of options granted in any year to a team member in order to preserve WFM's ability to deduct as a business expense certain compensation attributable to the exercise of stock options granted under the WFM Stock Option Plan.

  The enclosed Joint Proxy Statement/Prospectus provides a detailed description of the matters to be considered at the Special Meeting and extensive information concerning Amrion and WFM. Please carefully review and consider all of this information.

  AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF WFM HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER PROPOSAL AND THE INCENTIVE OPTION PLAN AMENDMENTS AT THE SPECIAL MEETING.

  It is important that your shares be present at the Special Meeting, regardless of the number of shares you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend. This will not prevent you from voting your shares in person if you subsequently choose to attend.

                                          Very truly yours,

                                          John Mackey
                                          Chairman and Chief Executive Officer

                           WHOLE FOODS MARKET, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                              SEPTEMBER 11, 1997

To The Shareholders of
Whole Foods Market, Inc.:

  Notice is hereby given that a Special Meeting of Shareholders of Whole Foods Market, Inc., a Texas corporation ("WFM"), will be held on September 11, 1997, beginning at 2:00 p.m., local time, at The Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas, for the following purposes:

    1. To consider and vote upon a proposal to issue approximately 4,680,000 shares of Common Stock, no par value of WFM, upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated June 9, 1997 ("Merger Agreement"), by and among Amrion, Inc. ("Amrion"), WFM and a subsidiary of WFM, pursuant to which Amrion would become a wholly owned subsidiary of WFM, and each issued share of Common Stock of Amrion would be converted into the right to receive .87 shares of Common Stock of WFM;

    2. To consider and act upon a proposed amendment to the 1992 Stock Option Plan for Team Members (the "Option Plan") to increase the number of shares of Common Stock of WFM issuable upon exercise of stock options under the Option Plan from 3 million to 4 million shares of Common Stock;

    3. To consider and act upon a proposed amendment to the Option Plan to limit the number of shares of Common Stock of WFM underlying options granted under the Option Plan which may be granted to any team member during any fiscal year to not more than 100,000 shares; and

    4. To transact any other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on July 24, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof.

  WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY REVOKE SUCH PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

                                          By Order of the Board of Directors

                                          Glenda Flanagan
                                          Secretary

Austin, Texas
August 8, 1997

                                 [AMRION LOGO]

                                                                 August 8, 1997

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Amrion, Inc. ("Amrion") at 1:00 p.m., local time, on September 11, 1997, at the corporate offices of Amrion, 6565 Odell Place, Boulder, Colorado.

  At the Special Meeting, you will be asked to consider and vote upon a proposed merger (the "Merger") of a wholly owned subsidiary of Whole Foods Market, Inc. ("WFM") into Amrion. In the proposed Merger, Amrion will become a wholly owned subsidiary of WFM, and holders of each share of Amrion Common Stock will be entitled to receive .87 shares of WFM Common Stock.

  The enclosed Joint Proxy Statement/Prospectus provides a detailed description of the matters to be considered at the Special Meeting and extensive information concerning Amrion and WFM. Please carefully review and consider all of this information.

  AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF AMRION HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE PROPOSED MERGER AT THE SPECIAL MEETING.

  It is important that your shares be present at the Special Meeting, regardless of the number of shares you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend. This will not prevent you from voting your shares in person if you subsequently choose to attend.

                                          Very truly yours,

                                          Mark S. Crossen
                                          President and Chief Executive
                                           Officer

                                 AMRION, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                              SEPTEMBER 11, 1997

To The Shareholders of
Amrion, Inc.:

  Notice is hereby given that a Special Meeting of Shareholders of Amrion, Inc., a Colorado corporation ("Amrion"), will be held on September 11, 1997, beginning at 1:00 p.m., local time, at the corporate offices of Amrion, 6565 Odell Place, Boulder, Colorado, for the following purposes:

    1. To consider and vote upon a proposal to approve that certain Agreement and Plan of Merger, dated June 9, 1997 ("Merger Agreement"), by and among Amrion, Whole Foods Market, Inc. ("WFM") and a subsidiary of WFM, pursuant to which Amrion would become a wholly owned subsidiary of WFM, and each issued share of Common Stock of Amrion would be converted into the right to receive .87 shares of Common Stock of WFM; and

    2. To transact any other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on August 7, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof.

  WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY REVOKE SUCH PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

                                          By Order of the Board of Directors

                                          Jeffrey S. Williams
                                          Secretary

Boulder, Colorado
August 8, 1997

JOINT PROXY STATEMENT/PROSPECTUS

                             JOINT PROXY STATEMENT

                           WHOLE FOODS MARKET, INC.

                                 AMRION, INC.

                    SPECIAL MEETINGS OF SHAREHOLDERS TO BE
                          HELD ON SEPTEMBER 11, 1997

                               ----------------

                                  PROSPECTUS

                           WHOLE FOODS MARKET, INC.

                                 COMMON STOCK

                               ----------------

  This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Boards of Directors of Whole Foods Market, Inc., a Texas corporation ("WFM"), and Amrion, Inc., a Colorado corporation ("Amrion"), for use at a Special Meeting of Shareholders of WFM (the "WFM Meeting") and a Special Meeting of Shareholders of Amrion (the "Amrion Meeting"), respectively, each of which is to be held on September 11, 1997. At the Amrion Meeting, the shareholders of Amrion will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 9, 1997 (the "Merger Agreement"), among WFM, Nutrient Acquisition Corp., a Colorado corporation and a wholly owned subsidiary of WFM ("WFM Merger Subsidiary"), and Amrion, pursuant to which the WFM Merger Subsidiary would be merged with and into Amrion (the "Merger"). As a result of the Merger, each of the then outstanding shares of Common Stock, $.0011 par value, of Amrion (the "Amrion Common Stock") will be converted into the right to receive .87 shares of Common Stock, no par value, of WFM (the "WFM Common Stock"). At the WFM Meeting, the shareholders of WFM will be asked to consider and vote upon (i) a proposal (the "Merger Proposal") to approve the issuance of approximately 4,680,000 shares of WFM Common Stock in connection with the Merger; (ii) an amendment to the 1992 Stock Option Plan for Team Members (the "WFM Option Plan") to increase the number of shares of WFM Common Stock issuable upon the exercise of stock options under the WFM Option Plan from 3 million to 4 million; and (iii) an amendment to the WFM Option Plan to limit the number of shares of WFM Common Stock underlying options granted under such plan which may be granted to any team member during any fiscal year to not more than 100,000 shares.

  This document also constitutes a Prospectus of WFM under the Securities Act of 1933, as amended, with respect to the shares of WFM Common Stock to be issued to the shareholders of Amrion.

  SHAREHOLDERS SHOULD REVIEW CAREFULLY "RISK FACTORS" ON PAGES 18 TO 21 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS IN EVALUATING THE MERGER.

  The shareholders of WFM and Amrion also will consider and vote upon such other business as may properly come before the meetings or any adjournment or postponement thereof.

  A copy of the Merger Agreement is attached to this Joint Proxy
Statement/Prospectus as Appendix A and is incorporated herein by reference.

  This Joint Proxy Statement/Prospectus and the enclosed proxy card are first being mailed to shareholders of WFM and Amrion on or about August 8, 1997.

THE  SHARES OF WFM COMMON  STOCK TO BE OFFERED  IN CONNECTION WITH THE  MERGER
 HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY THE  SECURITIES  AND  EXCHANGE
  COMMISSION NOR HAS THE COMMISSION  PASSED UPON THE ACCURACY OR ADEQUACY OF
   THIS  JOINT  PROXY   STATEMENT/PROSPECTUS.  ANY  REPRESENTATION  TO  THE
    CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS AUGUST 8, 1997.

                             AVAILABLE INFORMATION

  WFM has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of WFM Common Stock that may be issued in the Merger. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto which WFM has filed with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Joint Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

  In addition, both WFM and Amrion are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the Commission which are located as follows: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates. Written requests for such material should be addressed to the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy statements and other information filed electronically by WFM and Amrion with the Commission which can be accessed over the internet at http://www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO WFM AND AMRION WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREUNDER. DOCUMENTS RELATING TO WFM (OTHER THAN EXHIBITS TO SUCH DOCUMENT UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM WHOLE FOODS MARKET, INC., 601 N. LAMAR BLVD., SUITE 300, AUSTIN, TEXAS 78703, ATTENTION: CHIEF FINANCIAL OFFICER, TELEPHONE (512) 477-4455. DOCUMENTS RELATING TO AMRION (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM AMRION, INC., 6565 ODELL PLACE, BOULDER, COLORADO 80301, ATTENTION: CHIEF FINANCIAL OFFICER,
TELEPHONE: (303) 530-2525. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY SEPTEMBER 4, 1997. COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.

  The following WFM documents are incorporated by reference herein:

    1. Annual Report on Form 10-K as amended by the Form 10-K/A for the year ended September 29, 1996;

    2. Quarterly Report on Form 10-Q for the quarter ended January 4, 1997;

    3. Quarterly Report on Form 10-Q for the quarter ended April 13, 1997;
  and

    4. The description of WFM Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on January 14, 1992.

  The following Amrion documents are incorporated by reference herein:

    1. Annual Report on Form 10-K for the year ended December 31, 1996; and

    2. Quarterly Report on Form 10-Q for the quarter ending March 31, 1997.

  All documents filed by WFM or Amrion with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the WFM Meeting and the Amrion Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Joint Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERS MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WFM OR AMRION. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH PERSON'S JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT, SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WFM OR AMRION.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Documents Incorporated by Reference........................................   2
Summary of Joint Proxy Statement/Prospectus................................   5
Risk Factors...............................................................  18
The Meetings...............................................................  22
The Merger.................................................................  24
Pro Forma Financial Information............................................  46
Comparison of Shareholders' Rights.........................................  50
Amendments to the 1992 Stock Option Plan for Team Members..................  56
Legal Matters..............................................................  58
Experts....................................................................  58
Shareholders Proposals for 1998 Annual Meetings............................  58
Appendix A--Agreement and Plan of Merger................................... A-1
Appendix B--Opinion of Piper Jaffray Inc................................... B-1
Appendix C--Opinion of Robertson, Stephens & Company....................... C-1
Appendix D--Opinion of Adams, Harkness & Hill, Inc......................... D-1

                  SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. The summary is necessarily incomplete and selective and is qualified in its entirety by the more detailed information contained in this Joint Proxy Statement/Prospectus, including the appendices hereto and the documents incorporated by reference herein. The terms "Amrion" and "WFM" refer respectively to Amrion, Inc. and its subsidiaries and Whole Foods Market, Inc. and its subsidiaries, unless the context otherwise requires. The information contained in this Joint Proxy Statement/Prospectus with respect to WFM and its affiliates has been supplied by WFM, and the information with respect to Amrion and its affiliates has been supplied by Amrion.

  Certain statements in the summary and elsewhere in this Joint Proxy Statement/Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of WFM or Amrion to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. The material factors known to Amrion and WFM are general economic and business conditions, competition with other companies, government actions and initiatives and the other changes and factors set forth in "Risk Factors."

  WFM. WFM owns and operates the country's largest chain of natural foods supermarkets, featuring food made from natural ingredients free of unnecessary additives. WFM opened its first store in Austin, Texas in 1980 and currently operates 74 stores in 17 states and the District of Columbia. WFM's stores average approximately 23,000 square feet and offer a broad selection of foods at competitive prices with an emphasis on customer service. WFM has designed its stores to attract quality-oriented consumers who are interested in health, nutrition, food safety and preserving the environment. Product offerings include organically grown and high-grade commercial produce; grocery products and environmentally safe household items; meat, poultry and seafood free of growth hormones and antibiotics; bulk foods, such as nuts, candies, dried fruit and whole unprocessed grains and cereals; specialty gourmet foods such as beer, wine, coffee and cheese; prepared foods, such as fresh bakery goods, soups, salads, hot entrees and sandwiches; nutriceuticals and nutritional supplements, body care products and cosmetics; and miscellaneous items including books and magazines emphasizing health and nutrition.

  WFM's principal executive offices are located at 601 N. Lamar Blvd., Suite 300, Austin, Texas 78703, and its telephone number at such address is (512) 477-4455.

  Amrion. Amrion is engaged in developing, producing and marketing nutriceuticals and nutritional supplements. Amrion's products include nutriceuticals, herbs, herbal formulas, vitamins, minerals and homeopathic medicinals. Amrion currently markets and sells approximately 670 items under Amrion-owned trademarks through four principal divisions, utilizing five distribution channels which include direct marketing, specialty retail and mass merchandising, health care professionals and international sales. Amrion operates in one segment with four separate marketing divisions. Each division employs a combination of marketing strategies which may include catalog and direct mailings, print advertising, free standing inserts, package insert programs, retail merchandising, radio, television, coupons, point of sale materials and customer service calls.

  Amrion's principal executive offices are located at 6565 Odell Place, Boulder, Colorado 80301, and its telephone number at such address is (303) 530-2525.

  Special Meetings of Shareholders. This Joint Proxy Statement/Prospectus relates to a Special Meeting of Shareholders of Amrion (the "Amrion Meeting") and a Special Meeting of Shareholders of WFM (the "WFM Meeting," and collectively with the Amrion Meeting, the "Meetings"). At the Amrion Meeting, the shareholders of Amrion will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 9, 1997 (the "Merger Agreement"), among WFM, Nutrient Acquisition Corp. (the

"Merger Subsidiary") and Amrion pursuant to which the Merger Subsidiary would be merged with and into Amrion (the "Merger"), and, as a result, Amrion will become a wholly owned subsidiary of WFM. At the WFM Meeting, the shareholders of WFM will be asked to consider and vote upon (i) a proposal (the "Merger Proposal") to approve the issuance of approximately 4,680,000 shares of WFM Common Stock in connection with the Merger, (ii) an amendment to the 1992 Stock Option Plan for Team Members (the "WFM Option Plan") to increase the number of shares of WFM Common Stock issuable upon the exercise of stock options under the WFM Option Plan from 3 million to 4 million, and (iii) an amendment to the WFM Option Plan to limit the number of shares of WFM Common Stock underlying options granted under such plan which may be granted to any team member during fiscal year to not more than 100,000 shares.

  The WFM Meeting will be held on September 11, 1997, at 2:00 p.m., local time at the The Hyatt Regency Austin, 208 Barton Springs, Austin, Texas. The record date for shareholders of WFM entitled to notice of and to vote at the WFM Meeting is as of the close of business on July 24, 1997. Voting rights for WFM are vested in the holders of the WFM Common Stock, with each share of WFM Common Stock entitled to one vote on each matter coming before the stockholders. As of the record date, there were 19,690,029 shares of WFM Common Stock outstanding, held by 1,086 holders of record. See "The Meetings--WFM Meeting."

  The Amrion meeting will be held on September 11, 1997, at 1:00 p.m., local time, at the corporate offices of Amrion, 6565 Odell Place, Boulder, Colorado. The record date for shareholders of Amrion entitled to notice of and to vote at the Amrion Meeting is as of the close of business on August 7, 1997. Voting rights for Amrion are vested in the holders of the Common Stock, $.0011 par value, of Amrion ("Amrion Common Stock"), with each share of Amrion Common Stock entitled to one vote on each matter coming before the stockholders. As of June 30, 1997, there were 5,255,514 shares of Amrion Common Stock outstanding, held by 767 holders of record. See "The Meetings--Amrion Meeting."

VOTES REQUIRED

  WFM. The favorable vote of the holders of a majority of the shares of WFM Common Stock represented at the WFM Meeting will be required for the approval of the Merger Proposal and the amendment to the WFM Option Plan to increase the number of shares subject to such plan to 4 million. The favorable vote of the holders of a majority of the outstanding shares of WFM Common Stock is required for the amendment to the WFM Option Plan to limit the number of shares which may be granted to a team member in any fiscal year. As of the record date, directors and executive officers and their respective affiliates of WFM were beneficial owners of approximately 10% of the outstanding shares of WFM Common Stock (excluding 471,326 shares which may be acquired upon exercise of options or other rights which are exercisable within 60 days of July 24, 1997). The holders of such shares have advised WFM that they intend to vote for the Merger Proposal. See "The Meetings--WFM Meeting."

  Amrion. The favorable vote of the holders of a majority of the outstanding shares of Amrion Common Stock is required for the approval and adoption of the Merger Agreement. Two shareholders of Amrion who at the record date for the Amrion Meeting owned approximately 20.5% of the outstanding Amrion Common Stock have granted WFM an irrevocable proxy to vote all of their Amrion Common Stock in favor of the proposed Merger. In addition, as of June 30, 1997, those directors, executive officers and affiliates of Amrion who have not granted proxies to Amrion were the record owners of approximately 0.8% of the outstanding shares of Amrion Common Stock (excluding 22,000 shares which may be acquired upon exercise of options which are exercisable within 60 days of June 30, 1997). See "The Meetings--Amrion Meeting."

THE MERGER

  Conversion of Securities. Upon consummation of the transactions contemplated by the Merger Agreement, (a) the Merger Subsidiary will be merged with and into Amrion and (b) each issued and outstanding share of

Amrion Common Stock will be converted into the right to receive .87 shares of WFM Common Stock (the "Exchange Ratio"). Fractional shares of WFM Common Stock will not be issued in connection with the Merger. A holder otherwise entitled to a fractional share will be paid cash in lieu of such fractional share in an amount equal to the product of the Average Price (as defined) of a share of the WFM Common Stock multiplied by the fraction of a share to which such holder would otherwise be entitled. The Average Price is the average per share closing price of WFM Common Stock as reported on the Nasdaq National Market System ("Nasdaq NMS") over the 20 trading days immediately preceding the fifth trading day prior to the effective date of the Merger.

  Based upon the number of shares of Amrion Common Stock and WFM Common Stock outstanding at June 30, 1997, the former Amrion shareholders will hold, immediately after the Merger, approximately 19.2% of the aggregate number of outstanding shares of WFM Common Stock.

  Amrion's Reasons for the Merger and Recommendation of Amrion Board of Directors. In reaching its determination to recommend the Merger, the Amrion Board consulted with Amrion's management and its financial and legal advisors. See "The Merger--Amrion's Reasons for the Merger" regarding the factors that the Amrion Board considered in reaching its decision. The Amrion Board has determined that the terms of the Merger Agreement, which were established through arms' length bargaining with WFM, are fair to, and in the best interests of, Amrion and its shareholders. ACCORDINGLY, THE AMRION BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE AMRION SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  WFM's Reasons for the Merger and Recommendation of the WFM Boards of Directors. Upon consultation with its financial and legal advisors and following the consideration of a number of business issues and factors, the Board of Directors of WFM has determined that the terms of the Merger are fair to, and in the best interests of, WFM and its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF WFM HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE WFM SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.

  For a discussion of the factors considered by the respective Boards of Directors in reaching their decisions, see "The Merger--Amrion's Reasons for the Merger," "--WFM's Reasons for the Merger," "--Recommendation of the Amrion Board of Directors" and "--Recommendation of the WFM Board of Directors."

  Opinions of Financial Advisors. On June 9, 1997, Piper Jaffray Inc. ("Piper Jaffray") delivered its written opinion to Amrion's Board of Directors to the effect that, as of the date of the opinion, based on various considerations and assumptions, the Exchange Ratio was fair from a financial point of view to the holders of Amrion Common Stock.

  On June 4, 1997, each of Robertson, Stephens & Company ("RS & Co.") and Adams, Harkness & Hill, Inc. ("AH&H") delivered its opinion to WFM's Board of Directors to the effect that, based upon and subject to the matters presented to WFM's Board of Directors, the proposed consideration to be paid by WFM pursuant to the Merger was fair to WFM from a financial point of view.

  Copies of the full text of the written opinions of Piper Jaffray, RS & Co. and AH&H, which set forth the assumptions made, procedures followed, matters considered and limits of their respective reviews, are attached to this Joint Proxy Statement/Prospectus as Appendices B, C and D, respectively, and should be read carefully in their entirety. See "The Merger--Opinions of Financial Advisors."

  Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of Amrion with respect to the Merger Agreement and the transactions contemplated thereby, shareholders of Amrion should be aware that certain members of the management of Amrion has certain interests in the Merger that are in addition to the interests of shareholders of Amrion generally. See "The Merger--Interests of Certain Persons in the Merger" "-- Treatment of Outstanding Amrion Options" and "--Indemnification and Directors' and Officers' Insurance for Amrion."

  Governance and Management Following the Merger. Following the consummation of the Merger, Amrion will be a wholly owned subsidiary of WFM. At the next WFM Board of Directors meeting following the Merger, at the request of Mark Crossen, currently Amrion's Chief Executive Officer, the Board of Directors of WFM will be increased to nine members, comprised of the eight current members of the WFM Board of Directors plus Mr. Crossen. See "The Merger--WFM Board Following the Merger."

  Conditions of the Merger. In addition to approval by the shareholders of WFM and Amrion, consummation of the Merger is subject to the satisfaction or waiver of a number of conditions and to certain regulatory matters including the expiration of the relevant period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Other than approval of the Merger by the WFM and Amrion shareholders and the expiration of certain waiting periods under the HSR Act, substantially all of the conditions to the Merger may be waived, in whole or in part, by the parties for whose benefit they have been created, without the approval of their respective shareholders. However, after approval by the shareholders of WFM and Amrion, no amendment or modification may be made which by law requires further approval by such shareholders unless such approval is obtained. In addition, the Merger may be abandoned under certain circumstances, and such abandonment will not require shareholder approval. See "The Merger--Conditions to the Merger."

  Effective Time of the Merger. It is contemplated that the Merger will be consummated as soon as practicable after the Special Meetings. The Merger will be effective upon the filing of Articles of Merger with the Secretary of State of Colorado (the "Effective Time").

  Exchange of Amrion Stock Certificates. As soon as practicable after the Effective Time, instructions and a letter of transmittal will be furnished to all Amrion shareholders for use in exchanging their stock certificates for certificates evidencing the shares of WFM Common Stock they will be entitled to receive as a result of the Merger. SHAREHOLDERS OF AMRION SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL SUCH INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED. See "The Merger--Exchange of Certificates Representing Amrion Shares."

  No Solicitation. The Merger Agreement provides that Amrion will not directly or indirectly (i) solicit or initiate discussions with or (ii) enter into any negotiations or agreements with, or furnish any information that is not publicly available to, any third party concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction ("Acquisition Proposal"), subject to the fiduciary duties of the Amrion Board. See "The Merger--Certain Covenants."

  Appraisal Rights of Dissenting Shareholders. The shareholders of WFM and Amrion do not have appraisal rights or dissenters' rights with respect to the Merger. See "Comparison of Shareholders' Rights--Approval of, and Special Rights with Respect to Mergers or Consolidations and Certain Other Transactions; Appraisal Rights."

  Federal Income Tax Consequences. For federal income tax consequences, the Merger is intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), so that no gain or loss will be recognized by Amrion or the Amrion shareholders in exchange of their Amrion Common Stock for the WFM Common Stock (except with respect to cash received in lieu of a fractional interest in WFM Common Stock). Neither Amrion nor WFM has requested nor will they receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. All shareholders should read carefully the discussion in "The Merger--Certain Federal Income Tax Consequences" and other sections of this Joint Proxy Statement/Prospectus. They are urged to consult their own tax advisors as to the specific consequences to them of the Merger under federal, state, local and any other applicable tax laws. See "The Merger--Federal Income Tax Consequences."

  Accounting Treatment. The parties intend that the Merger qualify as a pooling-of-interests for accounting and financial reporting purposes. A condition to WFM's obligation to consummate the Merger is the receipt of a letter from each of the accountants for WFM and Amrion regarding the accounting treatment of the Merger as a pooling. See "The Merger--Accounting Treatment."

  Termination. The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time, whether before or after the approval by the Amrion and WFM shareholders, (i) by the mutual consent of WFM and Amrion; (ii) by either WFM or Amrion if all conditions to that party's obligation to consummate the Merger have not been satisfied or waived by October 31, 1997, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it; (iii) by either WFM or Amrion if the consummation of the Merger would violate any nonappealable final order, decree or judgment of any court or governmental body or agency having competent jurisdiction; (iv) by WFM if the Amrion Board of Directors withdraws or materially modifies or changes its recommendation to the shareholders of Amrion to approve the Merger Agreement and the Merger if there exists at such time an Acquisition Proposal; or (v) by either WFM or Amrion if the Average Price is below $23.00 per share. See "The Merger--Termination."

  Termination Fee. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses. Notwithstanding the foregoing, if (a) the Merger Agreement is terminated by WFM because the Amrion Board of Directors withdraws or materially modifies or changes its recommendation to the shareholders of Amrion to approve the Merger Agreement and the Merger if there exists at such time an Acquisition Proposal or (b) on or before October 31, 1997 and while the Merger Agreement remains in effect, Amrion enters into a definitive agreement with respect to an Acquisition Proposal with any corporation, partnership, person or other entity or group (other than WFM or any affiliate of WFM), and such transaction (including any revised transaction based upon the Acquisition Proposal) is thereafter consummated (whether before or after October 31, 1997), then Amrion shall pay to WFM a fee equal to the sum of (A) the documented fees, costs and expenses, including legal and accounting fees and fees payable to WFM's financial advisors, incurred by WFM in connection with the transactions contemplated by the Merger Agreement and (B) $4.5 million. This fee is not payable if the Merger Agreement is terminated because the Average Price is below $23. See "The Merger--Fees and Expenses."

  Comparison of Rights of WFM Shareholders and Amrion Shareholders. WFM is incorporated under the laws of the State of Texas and Amrion is incorporated under the laws of the State of Colorado. Shareholders of Amrion will, upon consummation of the Merger and to the extent they receive shares of WFM Common Stock, become shareholders of WFM and their rights as such will be governed by Texas law and WFM's Articles of Incorporation and Bylaws. See "Comparison of Shareholders' Rights."

  WFM Option Proposals. The Board of Directors of WFM has approved, adopted and recommended to the shareholders of WFM the amendment to the WFM Option Plan (the "First Plan Amendment") to increase the number of shares of WFM Common Stock subject to the plan from 3 million to 4 million shares and the amendment (the "Second Plan Amendment") to limit the number of shares of WFM Common Stock underlying options granted under the WFM Option Plan which may be granted to any team member during any fiscal year to not more than 100,000 shares. The First Plan Amendment is needed because the consummation of the Merger will result in a significant increase in Team Members. The affirmative vote of the holders of a majority of the shares of WFM Common Stock represented at the WFM Meeting will be required for the approval of the First Plan Amendment. The Second Plan Amendment is intended to preserve WFM's ability to deduct as a business expense certain compensation attributable to the exercise of stock options to be granted in the future under the WFM Option Plan to the extent such options are not entitled to incentive stock option treatment. The Second Plan Amendment requires the approval of a majority of the outstanding shares of WFM Common Stock. See "Amendments to the 1992 Stock Option Plan for Team Members."

   COMBINED SUMMARY UNAUDITED PRO FORMA AND HISTORICAL FINANCIAL INFORMATION

  The following tables set forth certain unaudited pro forma combined condensed and historical financial data for WFM and Amrion. The following data give effect to the Merger under the pooling-of-interests method of accounting as if those events had occurred on September 30, 1991 with respect to the statement of operations data and operating data, and on September 27, 1992 with respect to the balance sheet data. For further information on the manner in which the summary pro forma financial information was derived, see "Pro Forma Financial Information." The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of WFM, which have been incorporated by reference, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of Amrion, which have been incorporated by reference, and with the pro forma combined condensed financial statements regarding the Merger appearing elsewhere in this Proxy Statement/Prospectus.

  The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and in the opinion of WFM's management is not necessarily indicative of the operating results or financial position that could have occurred if the Merger had been consummated on such dates. Nor is the pro forma financial information necessarily indicative of future operating results or financial position. See "The Merger--WFM's Reasons for the Merger."

                            WHOLE FOODS MARKET, INC.

                       SUMMARY HISTORICAL FINANCIAL DATA
              (In thousands, except per share and operating data)

                           AS OF OR    AS OF OR
                          FOR THE 28  FOR THE 28         AS OF OR FOR THE FISCAL YEAR ENDED
                          WEEKS ENDED WEEKS ENDED -----------------------------------------------------
                           APRIL 13,   APRIL 7,      (1)
                             1997        1996     SEPT. 29,  SEPT. 24,  SEPT. 25,  SEPT. 26,  SEPT. 27,
                          (UNAUDITED) (UNAUDITED)   1996       1995       1994       1993       1992
                          ----------- ----------- ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS
 DATA:
Sales...................   $539,089    $448,898   $892,098   $709,935   $572,050   $439,254   $245,684
Cost of goods sold and
 occupancy costs........    367,723     306,864    613,056    480,781    387,682    297,647    167,845
                           --------    --------   --------   --------   --------   --------   --------
Gross profit............    171,366     142,034    279,042    229,154    184,368    141,607     77,839
Direct store expenses...    131,280     111,582    217,048    183,655    144,383    113,690     61,207
General and
 administrative
 expenses...............     17,985      18,070     33,559     30,777     25,151     21,644     14,055
Pre-opening costs.......      2,733       3,710      3,964      4,029      3,387      4,985      1,087
Store relocation costs..        --          --       1,939      2,332      5,758      2,457        564
Restructuring expenses..        --        1,984        --         --         --         --         --
Non-recurring expenses..        --          --      38,516        --         282        --         --
Merger transaction
 costs..................        --          --         --         --         --       3,094        --
                           --------    --------   --------   --------   --------   --------   --------
 Income (loss) from
  operations............     19,368       6,688    (15,984)     8,361      5,407     (4,263)       926
                           --------    --------   --------   --------   --------   --------   --------
OTHER INCOME (EXPENSE):
Interest expense........     (3,266)     (1,726)    (4,671)    (2,368)      (109)      (478)       --
Interest and other
 income.................        --          --          10        427        373      1,014        546
                           --------    --------   --------   --------   --------   --------   --------
Income (loss) before
 income taxes...........     16,102       4,962    (20,645)     6,420      5,671     (3,727)     1,472
Provision (credit) for
 income taxes...........      5,797       3,404     (3,411)     5,347      6,035      4,727      2,422
                           --------    --------   --------   --------   --------   --------   --------
Net income (loss).......   $ 10,305    $  1,558   $(17,234)  $  1,073   $   (364)  $ (8,454)  $   (950)
                           ========    ========   ========   ========   ========   ========   ========
Net income (loss) per
 share..................   $   0.52    $   0.08   $  (0.90)  $   0.06   $  (0.02)  $  (0.50)  $  (0.08)
                           ========    ========   ========   ========   ========   ========   ========
Shares/weighted average
 shares outstanding.....     19,930      19,280     19,179     18,924     18,356     17,018     12,418
                           ========    ========   ========   ========   ========   ========   ========
OPERATING DATA:
Number of stores at the
 end of the period......         72          66         68         61         49         42         25
Annualized store sales
 per square foot........   $    635    $    636   $    636   $    625   $    639   $    597   $    599
Average weekly sales per
 store..................   $271,480    $252,108   $253,555   $238,776   $243,520   $217,116   $202,629
BALANCE SHEET DATA:
Working capital
 (deficit)..............   $ 11,346    $  2,405   $  4,887   $ (4,400)  $ 17,611   $ 10,875   $ 36,488
Total assets............    346,991     290,199    310,604    266,814    202,477    161,398     97,445
Long-term debt
 (including current
 maturities)............    102,838      70,922     85,291     53,721      8,389      5,607      3,149
Shareholders' equity....    157,708     160,076    146,447    152,633    151,105    122,600     74,796

--------
(1) Net loss for the year ended September 29, 1996 is attributable to non-recurring expenses. These expenses consist primarily of transaction and other costs associated with the acquisition of Fresh Fields Market, Inc. and with the reorganization of the Southern California region, including severance costs and expenses related to changing the names of the stores from Mrs. Gooch's Natural Food Markets, Inc. to WFM.

                                  AMRION, INC.

                       SUMMARY HISTORICAL FINANCIAL DATA
                     (In thousands, except per share data)

                           AS OF OR      AS OF OR
                         FOR THE THREE FOR THE THREE
                         MONTHS ENDED  MONTHS ENDED                 AS OF OR FOR THE FISCAL YEAR ENDED
                           MARCH 31,     MARCH 31,   ----------------------------------------------------------------
                             1997          1996      DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                          (UNAUDITED)   (UNAUDITED)      1996         1995         1994         1993         1992
                         ------------- ------------- ------------ ------------ ------------ ------------ ------------
STATEMENT OF OPERATIONS
 DATA:
Sales...................    $18,356       $13,382      $54,255      $38,756      $25,244      $16,418      $10,606
Cost of goods sold and
 occupancy costs........     11,124         8,823       32,869       23,430       14,789        9,671        6,375
                            -------       -------      -------      -------      -------      -------      -------
Gross profit............      7,232         4,559       21,386       15,326       10,455        6,747        4,231
General and
 administrative
 expenses...............      4,870         3,384       15,499       11,323        8,034        4,752        3,099
                            -------       -------      -------      -------      -------      -------      -------
 Income from
  operations............      2,362         1,175        5,887        4,003        2,421        1,995        1,132
                            -------       -------      -------      -------      -------      -------      -------
Other income (expense):
Interest expense........        --            --           --           --           (18)          (9)         --
Interest and other
 income.................         92           159          616          595          704          241          137
                            -------       -------      -------      -------      -------      -------      -------
Income before income
 taxes..................      2,454         1,334        6,503        4,598        3,107        2,227        1,269
Minority interest in
 loss of subsidiary.....        --            --            24           65           89          --           --
Provision for income
 taxes..................        820           411        2,007        1,552        1,060          802          474
                            -------       -------      -------      -------      -------      -------      -------
Net income..............    $ 1,634       $   923      $ 4,520      $ 3,111      $ 2,136      $ 1,425      $   795
                            =======       =======      =======      =======      =======      =======      =======
Net income per common
 share..................    $  0.30       $  0.18      $  0.86      $  0.60      $  0.42      $  0.41      $  0.26
                            =======       =======      =======      =======      =======      =======      =======
Weighted average shares
 outstanding............      5,392         5,204        5,268        5,147        5,032        3,437        3,098
                            =======       =======      =======      =======      =======      =======      =======
BALANCE SHEET DATA:
Working capital.........    $ 9,317       $ 6,178      $10,760      $ 5,271      $ 4,265      $ 6,694      $ 1,324
Total assets............     33,479        26,122       30,215       23,600       19,033       15,523        2,631
Long-term debt
 (including current
 maturities)............        --            --           --           --           --           --           --
Shareholders' equity....     25,265        20,632       25,576       19,719       16,127       14,425        1,995

        UNAUDITED PRO FORMA COMBINED CONDENSED WHOLE FOODS MARKET, INC.
                     (In thousands, except per share data)

                           AS OF OR    AS OF OR
                          FOR THE 28  FOR THE 28          AS OF OR FOR THE FISCAL YEAR ENDED
                          WEEKS ENDED WEEKS ENDED -----------------------------------------------------
                           APRIL 13,   APRIL 7,   SEPT. 29,  SEPT. 24,  SEPT. 25,  SEPT. 26,  SEPT. 27,
                             1997        1996       1996       1995       1994       1993       1992
                          ----------- ----------- ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS
 DATA:
Sales...................   $575,213    $474,151   $946,353   $748,691   $597,294   $455,672   $256,290
Cost of goods sold and
 occupancy costs........    389,294     322,438    645,925    504,211    402,471    307,318    174,220
                           --------    --------   --------   --------   --------   --------   --------
Gross profit............    185,919     151,713    300,428    244,480    194,823    148,354     82,070
Direct store expenses...    131,280     111,582    217,048    183,655    144,383    113,690     61,207
General and
 administrative
 expenses...............     28,102      25,187     49,058     42,100     33,185     26,396     17,154
Pre-opening costs.......      2,733       3,710      3,964      4,029      3,387      4,985      1,087
Store relocation costs..        --          --       1,939      2,332      5,758      2,457        564
Restructuring expenses..        --        1,984        --         --         --         --         --
Non-recurring expenses..        --          --      38,516        --         282        --         --
Merger transaction
 costs..................        --          --         --         --         --       3,094        --
                           --------    --------   --------   --------   --------   --------   --------
 Income (loss) from
  operations............     23,804       9,250    (10,097)    12,364      7,828     (2,268)     2,058
Other income (expense):
Interest expense........     (3,266)     (1,726)    (4,671)    (2,368)      (127)      (487)       --
Interest and other
 income.................        253         326        626      1,022      1,077      1,255        683
                           --------    --------   --------   --------   --------   --------   --------
Income (loss) before
 income taxes...........     20,791       7,850    (14,142)    11,018      8,778     (1,500)     2,741
Minority interest in
 loss of subsidiary.....         24         --          24         65         89        --         --
Provision (credit) for
 income taxes...........      7,327       4,194     (1,404)     6,899      7,095      5,529      2,896
                           --------    --------   --------   --------   --------   --------   --------
Net income (loss).......     13,488       3,656    (12,714)     4,184      1,772      7,029       (155)
                           ========    ========   ========   ========   ========   ========   ========
Net income (loss) per
 share..................   $   0.55    $   0.15   $  (0.54)  $   0.18   $   0.08   $  (0.35)  $  (0.01)
                           ========    ========   ========   ========   ========   ========   ========
Shares/weighted average
 shares outstanding.....     24,621      23,808     23,762     23,402     22,734     20,008     15,114
                           ========    ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
Working capital.........   $ 20,663    $  8,583   $ 15,647   $    871   $ 21,876   $ 17,569   $ 37,812
Total assets............    380,470     316,321    340,819    290,414    221,510    176,921    100,076
Long-term debt
 (including current
 maturities)............    102,838      70,922     85,291     53,721      8,389      5,607      3,149
Shareholders' equity....    182,973     180,708    172,023    172,352    167,232    137,025     76,791

                           COMPARATIVE PER SHARE DATA

  The following tables set forth unaudited data concerning the net income
(loss), earnings per share and book value per common share for WFM and Amrion
(i) on a combined pro forma basis after giving effect to the Merger, (ii) on a historical basis for WFM, (iii) on a historical basis for Amrion per equivalent share of WFM Common Stock to be issued in the Merger (as though such shares had been issued at the beginning of the period), and (iv) on a historical basis for Amrion. The following comparative per share data should be read in conjunction with the historical consolidated financial statements of WFM, which have been incorporated by reference into this Joint Proxy Statement/Prospectus, and the historical financial statements of Amrion, which have been incorporated by reference in this Joint Proxy Statement/Prospectus, and information contained under the caption "Pro Forma Financial Information," appearing elsewhere in this Joint Proxy Statement/Prospectus.

                      PRO FORMA COMBINED WFM AND AMRION(1)

                                                                 FOR FISCAL YEAR
                                                                      ENDED
                                                                  SEPTEMBER 29,
                                                                      1996
                                                                 ---------------
Net loss per share..............................................   $     (0.54)
Book value per common share at end of period....................   $      7.24
Weighted average common shares outstanding......................    23,762,282

                                 WFM HISTORICAL

                                                      FOR THE
                                                      TWENTY-
                                                       EIGHT    FOR FISCAL YEAR
                                                    WEEKS ENDED      ENDED
                                                     APRIL 13,   SEPTEMBER 29,
                                                       1997         1996(4)
                                                    ----------- ---------------
Net income (loss) per share........................ $      0.52   $     (0.90)
Book value per common share at end of period....... $      7.91   $      7.64
Common shares outstanding(3).......................  19,930,000    19,179,000

                     AMRION HISTORICAL PER EQUIVALENT SHARE

                                                                FOR FISCAL YEAR
                                                                     ENDED
                                                                 DECEMBER 31,
                                                                     1996
                                                                ---------------
Net income per equivalent share...............................    $     0.99
Book value per equivalent share at end of period..............    $     5.58
Equivalent shares of WFM Common Stock to be issued in exchange
 for Amrion Common Stock(2)...................................     4,583,282

                               AMRION HISTORICAL

                                                                 FOR FISCAL YEAR
                                                                      ENDED
                                                                  DECEMBER 31,
                                                                      1996
                                                                 ---------------
Net income per share............................................   $     0.86
Book value per common share at end of period....................   $     4.85
Weighted average common shares outstanding......................    5,268,140

--------
(1) Shares used in computing the pro forma combined per share data include the common shares outstanding for WFM for the year ended September 29, 1996, plus the assumed issuance of 4,583,282 shares to Amrion shareholders as of the beginning of the year.
(2) Equivalent shares is calculated by multiplying the conversion ratio of .87 by the Amrion weighted average common shares outstanding at December 31, 1996 of 5,268,140.
(3) Weighted average shares presented for the twenty-eight weeks ended April 13, 1997.
(4) Net loss for the year ended September 29, 1996 is attributable to non-recurring expenses. These expenses consist primarily of transaction and other costs associated with the acquisition of Fresh Fields Market, Inc. and with the reorganization of the Southern California region, including severance costs and expenses related to changing the names of the stores from Mrs. Gooch's Natural Food Markets, Inc. to WFM.

                         COMPARATIVE MARKET PRICE DATA

  The WFM Common Stock and the Amrion Common Stock are quoted on Nasdaq NMS. The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the WFM Common Stock and of the Amrion Common Stock as reported on Nasdaq NMS. Each of WFM and Amrion currently intends to retain any future earnings to finance the growth and development of its business, and therefore, does not anticipate paying any cash dividends in the foreseeable future. In addition, the credit facilities maintained by WFM prohibits the declaration or payment of cash dividends without the prior written consent of its lenders.

                                                      WFM           AMRION
                                                 COMMON STOCK    COMMON STOCK
                                                --------------- ---------------
CALENDAR YEAR                                    HIGH     LOW    HIGH     LOW
-------------                                   ------- ------- ------- -------
1995
First Quarter.................................. $14.125 $10.500 $ 9.875 $ 6.500
Second Quarter.................................  16.125  11.125  10.500   8.750
Third Quarter..................................  15.375  11.875  12.625   9.500
Fourth Quarter.................................  14.625  10.938  12.500  10.000
1996
First Quarter..................................  18.438  13.750  15.375  10.500
Second Quarter.................................  28.500  17.750  18.625  14.625
Third Quarter..................................  36.750  24.000  22.250  15.000
Fourth Quarter.................................  27.250  21.500  26.125  19.250
1997
First Quarter..................................  24.250  17.500  23.125  16.375
Second Quarter.................................  33.500  19.500  28.000  16.000
Third Quarter (through August 4, 1997).........  36.500  32.500  30.750  27.000

  On June 9, 1997, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the last reported sale price of the WFM Common Stock on Nasdaq NMS was $31.75 per share and the last reported sale price of the Amrion Common Stock on Nasdaq NMS was $25.375 per share.

  On August 4, 1997, the most recent practicable date prior to the date of this Joint Proxy Statement/Prospectus, the last reported sale price of the WFM Common Stock on Nasdaq NMS was $34.500 per share and the last reported sale price of the Amrion Common Stock on Nasdaq NMS was $29.422 per share.

  Because the market price of WFM Common Stock may fluctuate, the market value of the shares of WFM Common Stock that holders of Amrion Common Stock will receive in the Merger cannot be determined until the Merger is consummated. Amrion stockholders are urged to obtain current market quotations for the WFM Common Stock and the Amrion Common Stock. See "The Merger--General."

                                 RISK FACTORS

  The shareholders of Amrion and WFM should carefully evaluate all of the information contained and incorporated by reference in this Joint Proxy Statement/Prospectus, and in particular, the following factors:

WFM

  Expansion Strategy Subject to Uncertainties. WFM's strategy is to expand through a combination of new store openings and acquisitions of existing stores as well as the possible acquisition or development of businesses with complimentary product lines and related lines of business. Successful implementation of this strategy is contingent on numerous conditions, some of which are described below, and there can be no assurance that WFM's expansion strategy can be successfully executed.

  Continued growth of WFM will depend to a significant degree upon its ability to open or acquire new stores in existing and new markets and to operate these stores on a successful basis. Further, WFM's expansion strategy is dependent on finding suitable locations, and WFM faces intense competition with other retailers for such sites. There can be no assurance that WFM will be able to open or acquire new stores in a timely manner and to operate them on a successful basis. In addition, there can be no assurance that WFM can successfully hire and train new employees and integrate them into the programs and policies of WFM or adapt its distribution, management information and other operating systems to the extent necessary to operate new or acquired stores in a successful and profitable manner and adequately supply natural foods products to these stores at competitive prices.

  There can be no assurance that WFM will continue to grow through acquisitions. To the extent WFM further expands by acquiring existing businesses, there can be no assurance that WFM can successfully integrate the acquired businesses into its operations and support systems, and that the operations of acquired businesses will not be adversely affected as WFM's decentralized approach to store operations is introduced.

  Capital Needed for Expansion. The acquisition of existing stores and the opening of new stores requires significant amounts of capital. In the past, WFM's growth has been funded primarily through proceeds from public offerings, bank debt, private placements of debt, and internally generated cash flow. These and other sources of capital may not be available to WFM in the future.

  Quarterly Fluctuations. WFM's quarterly results of operations may fluctuate significantly as the result of the timing of new store openings and the range of operating results which may be generated from newly opened stores. WFM expenses the pre-opening costs associated with a new store opening during the quarter in which the store is opened. Accordingly, quarter to quarter comparisons of results of operations have been and will be materially impacted by the timing of new store openings. In addition, WFM's quarterly operating results could be adversely affected by losses from new stores, variations in the mix of product sales, price changes in response to competitive factors, increases in merchandise costs and possible supply shortages.

  Competition. WFM's competitors include other natural foods stores, large and small traditional and specialty supermarkets and grocery stores. These stores compete with WFM in one or more product categories. In addition, traditional and specialty supermarkets are expanding more aggressively in marketing a broad range of natural foods and thereby competing directly with WFM for products, customers and locations. Some of these potential competitors have been in business longer or have greater financial or marketing resources than WFM and may be able to devote greater resources to the sourcing, promotion and sale of their products. Increased competition may have an adverse effect on profitability as the result of lower sales, lower gross profits, and/or greater operating costs such as marketing.

  Personnel Matters. WFM is dependent upon a number of key management and other personnel. The loss of the services of a significant number of key personnel within a short period of time could have a material adverse effect upon WFM. WFM's continued success is also dependent upon its ability to attract and retain qualified employees to meet WFM's future needs. WFM faces intense competition for qualified personnel, many of whom are subject to offers from competing employers, and there can be no assurance that WFM will be able to attract and retain such personnel. WFM does not maintain key person insurance on any employee.

  Integration of Amrion's Operations. WFM's acquisition of Amrion significantly expands WFM's current operations to include the manufacturing of nutriceuticals and nutritional supplements and the direct marketing of these products. There can be no assurance that the operations of Amrion will not be adversely affected by the Merger or that the retail stores which are currently customers of Amrion will continue to do business with Amrion after it becomes a subsidiary of WFM. There can be no assurance that WFM can realize the expected benefits from the acquisition of Amrion. The integration of Amrion into WFM will require the dedication of management resources which may temporarily detract from attention to the day-to-day business of WFM.

  Negative Impact of Litigation Possible. From time to time WFM is the subject of various lawsuits arising in the ordinary course of business. Although not currently anticipated by management, WFM results could be materially impacted by legal and settlement expenses related to such lawsuits.

  Non-Subscriber to Worker's Compensation Insurance. WFM is a non-subscriber to Worker's Compensation Insurance in the State of Texas. There is some potential for WFM's results to be materially impacted by medical, lost time and other costs associated with on-the-job injuries.

  Self-Insurance and Adequacy of Related Reserves. WFM provides partially self-insured, voluntary employee benefits plans for health care and other benefits to participating employees. The plans are designed to provide specified levels of coverage, with excess insurance coverage provided by a commercial insurer. There is some potential for WFM's results to be materially impacted by claims made in excess of reserves therefore.

  Potential Change in Relative Stock Prices. In considering whether to approve the Merger, shareholders of Amrion should consider the risks associated with
(a) a potential change in the relative stock prices of WFM and Amrion prior to the Effective Time, and (b) a possible reduction in the market price of WFM Common Stock following the Merger, due to future sales of shares of WFM Common Stock or the availability of these shares for future sales, government regulatory action, tax laws, interest rates and market conditions in general.

  Informational Picketing. Certain of WFM's stores have been subjected to informational picketing and negative publicity campaigns by members of various local trade unions. These informational pickets and campaigns may have the effect of lowering the sales volumes of new or existing stores.

AMRION

  Dependence on Key Personnel. Amrion believes that its continued success depends to a significant extent on the management and other skills of its Chairman and Chief Executive Officer, Mark S. Crossen and its Chief Financial Officer, Jeffrey S. Williams, as well as its ability to retain other key employees and to attract skilled personnel in the future to manage the growth of Amrion. The loss or unavailability of the services of either Messrs. Crossen or Williams could have a material adverse effect on Amrion. As a condition to the Merger, WFM will enter into employments agreements with each of Messrs. Crossen and Williams and Mr. Crossen will have the opportunity, if he chooses, to become a member of the WFM Board of Directors. See "The Merger--Interest of Certain Persons in the Merger--Employment Agreements."

  Product Liability. Amrion, like other retailers, distributors and manufacturers of nutritional supplements and nutriceuticals, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. Amrion currently has $10 million of product liability insurance and is an additional insured on all of the policies of its manufacturers. However, there can be no assurance that such insurance will continue to be available at a reasonable cost or if available will be adequate to cover liabilities.

  Government Regulation. The manufacturing, processing, formulating, packaging, labeling and advertising of the Amrion's products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration (the "FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission (the "CPSC"), the United States Department of Agriculture (the "USDA") and the Environmental Protection Agency (the "EPA"). Amrion's activities are also regulated by various agencies of the states, localities and foreign countries to which the Amrion's products are distributed and in which the Amrion's products are sold.

  The composition and labeling of nutritional supplements and nutricueticals, which comprise a significant majority of Amrion's products, is most actively regulated by the FDA under the provisions of the Federal Food, Drug, and Cosmetic Act ("FFDC Act"). The FFDC Act has been revised in recent years by the Nutrition Labeling and Education Act of 1990 ("NLEA") and by the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). While in the judgment of Amrion these regulatory changes are generally favorable to the nutritional supplements industry, there can be no assurance that Amrion will not in the future be subject to additional laws or regulations administered by various regulatory authorities. In addition, there can be no assurance that existing laws and regulations will not be repealed or be subject to more stringent or unfavorable interpretation by applicable regulatory authorities.

  The labeling requirements for dietary supplements, including Amrion's nutritional supplements and nutriceuticals, have not been clearly established. In December 1995, the FDA issued proposed regulations to govern the labeling of dietary supplements. The timeline for issuance of final regulations is uncertain. These regulations may require Amrion to revise all of its dietary supplement labels. In the spring of 1997, the FDA published proposed regulations to govern the Good Manufacturing Practices ("GMP's") for dietary supplements. It is expected that the final regulations mandating revised GMP's will issue in late 1998. Amrion is in the process of designing a new manufacturing facility and believes that its new facility will readily meet the final GMP's.

  Amrion cannot predict the nature of future laws, regulations, interpretations or applications, nor can it determine what effect either additional governmental regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on its business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, additional recordkeeping, expanded documentation of the properties of certain products, expanded or different labeling and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on the Amrion's results of operations and financial condition.

  Governmental regulations in foreign countries where the Amrion plans to expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of the Amrion's products.

  Competition. The sales of nutritional supplements, nutricueticals and other fitness and health-related products are highly competitive, and Amrion expects competitive pressures to continue in the future. Amrion's nutritional supplement products, which are its largest source of revenue, compete on a national and regional basis directly with other specialty health retailers, nutritional supplement manufacturers and mass merchandisers such as drug stores and supermarkets. Many of these competitors are substantially larger and have greater resources than Amrion.

  Sales Concentrations of Major Products. Three product groups collectively comprise a majority of Amrion's net sales. These product groups are known as Coenzyme Q10, Ginkgo Biloba and Bilberry. Although historically sales of these products have increased annually, there can be no assurance this trend will continue or that current revenues attributed to the products will be maintained. To the extent customer demand for these product groups declines, Amrion's sales would be adversely affected. To reduce the potential adverse effect of a decreased demand for any of these products, Amrion continually adds new products to its existing line.

  Absence of Clinical Studies and Scientific Review; Effect of Publicity concerning Amrion's Products. While Amrion conducts extensive quality control testing on its products, it generally does not conduct or sponsor clinical studies on its products. Amrion's products consist of vitamins, minerals, herbs and other ingredients that Amrion regards as safe when taken as suggested by Amrion. However, because Amrion is highly dependent upon consumers' perception of the safety and quality of its products as well as similar products distributed by other companies (which may not adhere to the same quality standards as Amrion), Amrion could be adversely affected in the event any of its products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers. In addition, because of the Amrion's dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to consume the Amrion's products as suggested by Amrion or other misuse or abuse of Amrion's products or any similar products distributed by other companies could have a material adverse effect on the Amrion's results of operations and financial condition.

  Amrion believes the recent growth experienced by the nutritional supplement industry is based in part on national media attention regarding recent scientific research suggesting potential health benefits from regular consumption of certain vitamins and other nutritional products. Such research has been described in major medical journals, magazines, newspapers and television programs. The scientific research to date is preliminary, and there can be no assurance of future favorable scientific results and media attention or of the absence of unfavorable or inconsistent findings.

  Availability of Raw Materials. Certain of Amrion's nutritional supplements and nutricueticals contain ingredients that are harvested by and obtained from third-party suppliers, some of which are harvested internationally. An unexpected interruption of supply, such as a harvest failure, could cause the Amrion's results of operations derived from such products to be adversely affected. Although Amrion has generally been able to raise its prices in response to significant increases in the cost of such ingredients, Amrion has not always in the past been, and may not in the future always be, able to raise prices quickly enough to offset the effects of such increased raw material costs.

  Intellectual Property Protection. Amrion's trademarks are valuable assets which are very important to the marketing of its products. Amrion pursues registrations for all of the trademarks associated with its key products. Amrion has approximately 100 trademark registrations with the United States Patent and Trademark Office and relies on common law trademark rights to protect its unregistered trademarks. Common law trademark rights do not provide Amrion with the same level of protection as would U.S. federal registered trademarks. In addition, common law trademark rights extend only to the geographic area in which the trademark is actually used, while U.S. federal registration prohibits the use of the trademark by any third party anywhere in the United States.

  Self-Insurance and Adequacy of Related Reserves. Amrion provides partially self-insured, voluntary employee benefits plans for health care and other benefits to participating employees. The plans are designed to provide specified levels of coverage, with excess insurance coverage provided by a commercial insurer. There is some potential for Amrion's results to be materially impacted by claims made in excess of reserves therefore.

                                 THE MEETINGS

WFM MEETING

  This Joint Proxy Statement/Prospectus is furnished to shareholders of WFM in connection with the solicitation of proxies on behalf of the WFM Board of Directors for use at the WFM Meeting to be held on September 11, 1997. Proxies in the form enclosed will be voted at the WFM Meeting, if properly executed, returned to WFM prior to the meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice to the secretary of WFM. The approximate date on which this Joint Proxy Statement/Prospectus and the enclosed proxy card will be first sent to WFM shareholders is August 8, 1997.

  Outstanding Shares and Record Date. The record date for shareholders of WFM entitled to vote at the WFM Meeting is July 24, 1997. Only holders of record on the record date are entitled to receive notice of and vote at the WFM Meeting. At the close of business on that day, there were 19,690,029 shares of WFM Common Stock outstanding and entitled to vote at the WFM Meeting.

  Quorum and Voting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of WFM Common Stock is necessary to constitute a quorum at the meeting. In deciding all questions, a holder of WFM Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date. Abstentions broker non-votes will be treated as WFM Common Stock present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of the holders of a majority of the shares of WFM Common Stock voting at the WFM Meeting is required to approve the Merger Proposal and the First Plan Amendment. Abstentions and broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on the Merger Proposal and First Plan Amendment. The Second Plan Amendment requires the affirmative vote of a majority of the outstanding shares of WFM. Abstentions and broker non-votes, if any, will be included in vote totals and, as such, will have the same effect on such proposal as a negative vote. The affirmative vote of the holders of a majority of the shares represented at the WFM Meeting will be required for approval of any other proposals submitted for a vote at the WFM Meeting. As of July 24, 1997, WFM's executive officers and directors and their respective affiliates were the beneficial owners of approximately 10% of the outstanding shares of WFM Common Stock. The holders of such shares have advised WFM that they intend to vote for the Merger Proposal.

  Action to be taken at the WFM Meeting. At the WFM Meeting the shareholders of WFM will be asked to consider and vote upon (i) the proposal to approve the issuance of the shares of WFM Common Stock in connection with the Merger; (ii) the First Plan Amendment to increase the number of shares of WFM Common Stock issuable upon exercise of stock options under the WFM Option Plan from 3 million to 4 million; and (iii) the Second Plan Amendment to limit the number of shares underlying options granted under such plan to a team member in any fiscal year to 100,000 shares. The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted for the Merger Proposal, for the First Plan Amendment, for the Second Plan Amendment and at the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment thereof. Where shareholders have appropriately specified how the proxies are to be voted, they will be voted accordingly. If any other matter of business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors of WFM do not know of any such other matter of business.

AMRION MEETING

  This Joint Proxy Statement/Prospectus is furnished to shareholders of Amrion in connection with the solicitation of proxies on behalf of the Amrion Board of Directors for use at the Amrion Meeting to be held on September 11, 1997. Proxies in the form enclosed will be voted at the Amrion Meeting, if properly executed, returned to Amrion prior to the meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice to the secretary of Amrion. The approximate date on which this Joint Proxy Statement/Prospectus and the enclosed proxy card will be first sent to Amrion shareholders is August 8, 1997.

  Outstanding Shares and Record Date. The record date for shareholders of Amrion entitled to vote at the Amrion Meeting is August 7, 1997. Only holders of record on the record date are entitled to receive notice of and vote at the Amrion Meeting. As of August 4, 1997, there were 5,269,514 shares of Amrion Common Stock outstanding and entitled to vote at the Amrion Meeting.

  Quorum and Voting. The presence, in person or by proxy, of the holders of one-third of the outstanding shares of Amrion Common Stock is necessary to constitute a quorum at the Amrion Meeting. In deciding all questions, a holder of Amrion Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date. Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the issued and outstanding Amrion Common Stock. Abstentions and broker non-votes will be included in vote totals and, as such, will have the same effect on such proposal as a negative vote. Two shareholders of Amrion who at the record date collectively owned approximately 20.5% of the outstanding Amrion Common Stock have granted WFM an irrevocable proxy to vote all of their shares of Amrion Common Stock in favor of the proposed Merger. The affirmative vote of the holders of a majority of the shares represented at the Amrion Meeting will be required for the approval of any other proposals submitted for a vote at the Amrion Meeting.

  Action to be taken at the Amrion Meeting. The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted at the Amrion Meeting (i) for approval of the Merger Agreement and (ii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof. Where shareholders have appropriately specified how the proxies are to be voted, they will be voted accordingly. If any other matter of business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors of Amrion do not know of any such other matter of business.

SOLICITATION OF PROXIES

  WFM and Amrion will each bear the cost of solicitation of proxies from their respective shareholders. In addition to soliciting proxies by mail, directors, officers and employees of WFM and Amrion, without receiving additional compensation therefor, may solicit proxies by personal interview, telephone and telegram. Arrangements have also been made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of the shares of WFM Common Stock and Amrion Common Stock held of record by such persons, and WFM and Amrion will respectively reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                  THE MERGER

GENERAL

  The terms and conditions of the Merger are set forth in the Merger Agreement, the text of which is attached to this Joint Proxy
Statement/Prospectus as Appendix A. The summary of the Merger Agreement contained in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the complete text of such document.

  At the time the Merger becomes effective, the Merger Subsidiary will be merged with and into Amrion in accordance with Colorado law. As a result of the Merger, the separate corporate existence of the Merger Subsidiary (which was formed solely for the purposes of the Merger and has not engaged in any operations or businesses) will cease, and Amrion will continue its existence as a separate subsidiary of WFM.

  Upon the consummation of the Merger, the outstanding shares of Amrion Common Stock outstanding immediately prior to the time the Merger becomes effective (the "Amrion Shares") will be converted into the right to receive .87 shares of WFM Common Stock (the "Exchange Ratio"). Any fractional shares resulting from such conversion will entitle the holder to receive cash. See "The Merger--No Fractional Shares." The shares of capital stock of WFM outstanding immediately prior to the Merger will not be affected as a result of the Merger.

  WFM will treat the Merger as a pooling-of-interests for financial reporting purposes. See "The Merger--Accounting Treatment." The Merger is intended to be a tax-free reorganization under the federal income tax laws, and, as such, no gain or loss will be recognized by the shareholders of Amrion upon their receipt of the shares of WFM Common Stock (the "WFM Shares") in exchange for their Amrion Shares. Gain or loss will be recognized, however, by holders of Amrion Shares to the extent of any cash received by the Amrion shareholders for any fractional share. See "The Merger--Federal Income Tax Consequences."

BACKGROUND OF THE MERGER

  In December 1995, Amrion engaged an investment banker to assist Amrion in evaluating and pursuing various strategic alternatives, including mergers, acquisitions and other possible business combinations. During the course of this engagement, Amrion's investment banker contacted over 200 companies concerning a possible transaction with Amrion and engaged in preliminary transaction discussions with several of these companies. This engagement expired in accordance with its terms effective April 1, 1997, without a transaction being consummated.

  WFM has sought adequate sources for the products sold in its stores and has developed in-house resources in order to secure certain products, including private label products and baked goods. WFM became interested in providing a secure source for its vitamin and nutritional supplement business which has historically been one of WFM's most profitable product categories. In April 1997, John Mackey, the Chief Executive Officer of WFM, discussed with WFM's financial advisors research on companies in the vitamin and nutritional supplement business. Mr. Mackey expressed interest in Amrion due to Amrion's strong financial performance and its expertise in non-retail distribution channels. In April 1997, a representative of AH&H contacted Mr. Crossen, the President of Amrion, to inquire as to whether he was interested in discussing a strategic transaction with WFM.

  On April 8, 1997, WFM engaged RS&Co and AH&H to serve as WFM's financial advisors in connection with the proposed acquisition of Amrion and, in that capacity, to assist WFM in developing an appropriate value range for such acquisition, to negotiate with Amrion and its representatives and to provide an opinion as to the fairness from a financial point of view of the Merger to WFM's shareholders. From April 15 to May 7, 1997, representatives of WFM and Amrion met to discuss potential transactions and to discuss operational and financial issues. On May 16, 1997, WFM sent to Amrion a written offer and a draft of a definitive agreement. On that date, WFM and Amrion also executed a confidentiality agreement. During the week of May 18, 1997, representatives of WFM's financial advisors met with representatives of Amrion to discuss valuation issues and the terms of the proposed offer.

  On May 23, 1997, the Amrion Board of Directors met to discuss the contemplated transaction and the proposed offer received from WFM. Subsequently, on May 29, 1997, Amrion engaged Piper Jaffray to serve as Amrion's financial advisor in connection with the proposed transaction with WFM.

  During the weeks of May 25th and June 1st, representatives of WFM and Amrion (including their respective legal counsel) negotiated the terms of the proposed offer, subject to the approval of the Boards of Directors of WFM and Amrion, and conducted due diligence. Amrion determined that an all stock transaction in which Amrion shareholders would receive a fixed exchange ratio would be in the best interests of the Amrion shareholders so long as Amrion would have the right to terminate the transaction if the Average Price for the WFM Common Stock was less than $23 per share.

  The Board of Directors of WFM, together with its financial advisors, met on Wednesday, June 4, 1997, to consider the proposed Merger and Merger Agreement, at which time the Board of WFM authorized the execution and delivery of the Merger Agreement. The Amrion Board of Directors and Piper Jaffray met on Friday, June 6, 1997 to consider the proposed Merger and Merger Agreement and other matters in connection with the proposed Merger. This meeting was continued by the Amrion Board of Directors on June 8, 1997 and June 9, 1997 at which time the Amrion Board authorized the execution and delivery of the Merger Agreement. After the close of the market on June 9, 1997, the Merger Agreement was executed by WFM and Amrion, and a public announcement of the Merger Agreement and the proposed Merger was made.

AMRION'S REASONS FOR THE MERGER

  For the following reasons, the Amrion Board unanimously approved the Merger Agreement and believes the Merger to be fair to, and is in the best interests of, the Amrion shareholders. In addition to the following reasons, at its June 6, 1997 meeting, the Amrion Board received a presentation from Piper Jaffray and discussed the terms of the proposed Merger and the Merger Agreement with representatives of Piper Jaffray. At that meeting, Piper Jaffray orally delivered to the Amrion Board its opinion that, as of the date of the opinion, the Merger was fair to the Amrion Shareholders from a financial point of view. Piper Jaffray subsequently delivered to the Amrion Board a written opinion dated June 9, 1997.

  In reaching its conclusion to enter into the Merger Agreement and to recommend adoption of the Merger Agreement and the Merger by the Amrion shareholders, the Amrion Board considered the following factors:

    (i) The terms and conditions for the Merger Agreement and related matters, including the Exchange Ratio, closing conditions, termination rights, termination fees, the treatment of Amrion Stock Options; employment and severance arrangements for existing Amrion employees designed to ensure a smooth transition in connection with the Merger.

    (ii) After the Merger, Amrion will be operated as an autonomous subsidiary of WFM pursuant to its historical business plan and management philosophy. Amrion's current management team will be retained and Mark Crossen, Amrion's Chairman and Chief Executive Officer will have the opportunity to join WFM's Board of Directors. Furthermore, Mr. Crossen and Amrion's Chief Financial Officer, Jeffrey S. Williams, will execute employment agreements with WFM.

    (iii) Because WFM is a leading chain of natural foods supermarkets with annual sales of approximately $1 billion and currently has 74 stores in 17 states, the Merger represents an opportunity to expand and leverage Amrion's infrastructure, research and development efforts and marketing over a greater geographic territory and potentially millions of new households through WFM's established retail network. The combined entity resulting from the Merger will possess the financial resources to compete more effectively in the fragmented marketplace for natural products and enhance its market presence, while maintaining its quality and product standards.

    (iv) Both companies have a clientele that is well educated and quality driven and interested in health, nutrition, food safety and preserving the environment.

    (v) The Merger may result in increased sales and profits through expansion of the combined company's customer base and revenue stream, by, for example, manufacturing and distributing Amrion branded products as well as WFM private label products through WFM's established retail channel and the creation of a WFM mail order catalog to "direct market" a broad selection of branded WFM products on a national basis. The Merger will also allow for the creation of cross-sharing of retail/catalog data between Amrion and WFM for better utilization of advertising and promotional spending.

    (vi) Amrion's shareholders will have the opportunity to invest in a larger company with greater financial resources and improved potential for long-term appreciation and reducing the combined company's exposure to regional economic risk, business sector risk and operational risk. The Merger will also provide Amrion with financing opportunities which might not be available to smaller companies.

    (vii) The belief that the Merger will attract additional financial analyst and industry coverage to WFM which will support WFM's future capital market transactions, if any.

    (viii) The financial condition, results of operations, cash flows, market prices and trading information of Amrion and WFM, both on a historical and a prospective basis and the likelihood that the Merger would receive requisite regulatory approvals on terms acceptable to Amrion.

    (ix) The belief that the terms of the Merger Agreement are fair to Amrion because the terms were reached through extensive arms-length negotiations. In this regard, the Amrion Board noted that the Exchange Ratio on an earnings basis fairly reflected the relative contributions of both companies to the combined entity.

    (x) The two companies businesses are complementary in that WFM sells nutriceuticals and nutritional supplements, and there is no channel conflict, because Amrion previously marketed through direct marketing and WFM marketed through retail stores.

    (xi) The opinion, analyses and presentations of Piper Jaffray which supported the conclusions reached by the Amrion Board after its own deliberations and analyses.

    (xii) The terms and conditions of the Merger which provide for the continuity of Amrion's outstanding stock options are designed to ensure a smooth transition in connection with the Merger and are consistent with Amrion being operated as an autonomous subsidiary after the Merger.

    (xiii) The transaction is structured as a tax-free stock-for-stock exchange for federal income tax purposes to be accounted for as a pooling-of-interests for financial accounting purposes, which will provide an opportunity for Amrion's shareholders to participate in any future appreciation of WFM.

  The foregoing discussion includes the material information and factors considered by the Amrion Board. In reaching its determination to approve the Merger Agreement and the proposed Merger, the Amrion Board did not assign any relative or specific weights to the various factors it considered nor did it specifically characterize any factor as a negative or positive indicator concerning the proposed Merger. Individual directors may, however, have given different weights to different factors and may have viewed certain factors more positively or negatively than others.

OPINION OF AMRION'S FINANCIAL ADVISOR

  Piper Jaffray was retained by Amrion on May 29, 1997 to assist Amrion in its review and analysis of the forms of the proposed Merger and related documentation and, at the request of the Amrion Board of Directors, render an opinion to the Amrion Board of Directors concerning the fairness, from a financial point of view, of the consideration to be paid to the shareholders of Amrion in the proposed Merger.

  Piper Jaffray delivered to Amrion's Board on June 6, 1997, its oral opinion, subsequently confirmed in writing, as of June 9, 1997, to the effect that, as of the date of the written opinion, based on and subject to the assumptions, factors and limitations set forth in the opinion and as described below, the consideration proposed to be paid to the shareholders of Amrion in the Merger was fair, from a financial point of view, to such shareholders. A copy of the opinion letter dated June 9, 1997 from Piper Jaffray (the "Piper Jaffray Opinion"), is attached as Appendix B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Shareholders are urged to read the Piper Jaffray Opinion in its entirety.

  Piper Jaffray was not requested and did not make any recommendation to the Amrion Board as to the form or amount of the consideration to be received by the shareholders of Amrion in the Merger, which was determined through negotiations between the parties to the Merger. The Piper Jaffray Opinion was rendered to the Amrion Board and does not constitute a recommendation to any shareholder of Amrion as to how such shareholder should vote at the Meeting. The Piper Jaffray Opinion does not address Amrion's underlying business decision to proceed with or effect the Merger.

  In arriving at the Piper Jaffray Opinion, Piper Jaffray reviewed (i) the draft of the Merger Agreement dated June 9, 1997, (ii) certain information relative to the business, financial condition and operations of Amrion, (iii) certain internal financial planning information of Amrion furnished by management of Amrion, (iv) certain financial and securities data of Amrion and companies deemed similar to Amrion or representative of the business sector in which Amrion operates, (v) to the extent publicly available, the financial terms of certain acquisition transactions, (vi) certain publicly available information relative to the business, financial condition and operations of WFM and (vii) certain publicly available financial and securities data of WFM and companies deemed similar to WFM or representative of the business sector in which WFM operates. In addition, Piper Jaffray engaged in discussions with members of management of WFM and Amrion concerning the respective financial conditions, current operating results and business outlook of WFM and Amrion and the plans and business outlook for WFM following the Merger.

  In delivering the Piper Jaffray Opinion to Amrion's Board, Piper Jaffray prepared and delivered to Amrion's Board certain written materials containing various analyses and other information material to the Piper Jaffray Opinion. The following is a summary of these materials.

    Market Analysis. Piper Jaffray reviewed general background information concerning WFM and selected market trading data for each of Amrion and WFM.

    Implied Purchase Price. Based on the closing price of WFM on June 6, 1997 of $31.69 and the proposed exchange ratio, Piper Jaffray calculated an implied purchase price per share of Amrion Common Stock of $27.57. The implied price per share yielded an aggregate equity value of $146.8 million and an aggregate company value (aggregate equity plus debt less cash) of $140.0 million for Amrion.

    Dilution/Accretion Analysis. Piper Jaffray examined the hypothetical pro forma effect of the Merger on WFM's earnings per share for the fiscal years 1997 and 1998, without synergies anticipated by Amrion or WFM management. This analysis indicated that the transaction would be accretive in fiscal 1997 and 1998. Estimated earnings for WFM were based on published analyst reports and reviewed and confirmed by WFM management. Estimated earnings for Amrion were based on internal financial planning data furnished to Piper Jaffray by management of Amrion.

    Contribution Analysis. Piper Jaffray also analyzed the expected contributions of each of WFM and Amrion to revenue, operating income and net income of WFM for the latest twelve months ending March 31, 1997 of each of Amrion and WFM and for the years 1997 and 1998 based on Amrion's financial planning data and publicly available analysts' reports for WFM. The analysis indicated that during these periods Amrion would contribute to WFM revenues ranging from 5.7% to 8.2%, earnings before interest and taxes ranging from 9.8% to 20.7% and net income ranging from 22.1% to 25.1%. Amrion will account for approximately 18.6% of the ownership of WFM.

    Multiples Paid Analysis. Piper Jaffray reviewed completed merger and acquisition transactions announced since January 1, 1993 for which information was publicly available involving transaction values greater than $15.0 million. The review produced 16 transactions deemed comparable to the Merger: three transactions involved companies in the mail-order or direct marketing business (the "Distribution

  Comparables") and 13 involved companies in the medicinal chemicals, pharmaceutical preparations or perfume, cosmetics and toilet preparations business (the "Product Comparables"). An analysis of the transactions produced multiples of selected valuation data as follows: company value to last twelve months ("LTM") net sales for the Distribution Comparables ranging from 0.7x to 1.6x, with a mean and median of 1.2x, for the Product Comparables ranging from 0.7x to 4.3x, with a mean and a median of 2.1x and 1.9x, respectively, and for the Merger of 2.4x; company value to LTM earnings before income tax for the Distribution Comparables ranging from 16.1x to 22.1x, with a mean and a median of 19.1x, for the Product Comparables ranging from 6.4x to 33.4x, with a mean and a median of 19.0x and 17.0x, respectively, and for the Merger of 19.8x; equity value to LTM net income for the Distribution Comparables ranging from 23.8x to 39.5x, with a mean and a median of 31.6x, for the Product Comparables ranging from 12.8x to 40.4x, with a mean and a median of 28.2x and 29.7x, respectively, and for the Merger of 28.1x.

    Premiums Paid Analysis. Piper Jaffray reviewed completed mergers and acquisitions with a transaction size of more than $75 million involving the sale of public companies, other than financial institutions and REITs, announced after January 1, 1996 that were accounted for as a pooling of interests. The review produced 62 transactions that satisfied the criteria. Piper Jaffray then compared the premiums represented by the transaction values to the market prices for the target companies at one day, one week and four weeks before the announcement of the acquisition or merger. The analysis indicated premiums (discounts) as follows: one day before announcement ranging from (16.1%) to 113.5%, with a mean and a median of 30.9% and 33.0%, respectively, and for the Merger of 8.1%; one week before announcement ranging from (9.5%) to 115.1%, with a mean and a median of 35.7% and 34.0%, respectively, and for the Merger of 18.6%; and four weeks before the announcement ranging from (1.1%) to 146.7%, with a mean and a median of 44.6% and 39.2%, respectively, and for the Merger of 51.1%. Estimated premiums paid for the comparable transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

    Discounted Cash Flow Analysis. Piper Jaffray estimated the present value of the projected future cash flows of Amrion on a stand-alone basis using internal financial planning data prepared by Company management for the years ending December 31, 1997 through 1999 and financial forecasts prepared by Piper Jaffray based on assumptions provided by Company management for the years 2000 and 2001. Piper Jaffray applied a range of terminal value multiples of forecasted 2001 earnings before interest and taxes of 7.0x to 9.0x and a range of discount rates of 19% to 21%. This analysis yielded a range of estimated present values of aggregate Company equity of approximately $139.33 million to $181.08 million or $26.16 per share to $34.00 per share, respectively.

    Comparable Public Company Analysis. Piper Jaffray compared certain financial information and valuation ratios relating to Amrion and WFM to corresponding data and ratios from a group of selected publicly traded companies deemed comparable to Amrion and to WFM.

    The comparable companies selected for comparison to Amrion (the "Amrion Comparables") included eight publicly traded companies in the medicinal chemicals, pharmaceutical preparations or perfume, cosmetics and toilet preparations business with revenues between $44.1 and $256.8 million. This analysis produced multiples of selected valuation data as follows: market price to LTM earnings for Amrion Comparables ranging from 12.3x to 35.2x, with a mean and median of 22.9x and 20.3x, respectively, and for Amrion of 28.1x; market price to 1997 calendar earnings estimate for Amrion Comparables ranging from 9.0x to 28.3x, with a mean and median of 18.9x and 18.6x, respectively, and for Amrion of 20.7x; market price to 1998 calendar earnings estimate for Amrion Comparables ranging from 15.0x to 15.7x, with a mean and median of 15.4x, and for Amrion of 13.7x; company value (market capitalization plus debt less cash) to LTM revenue for Amrion Comparables ranging from 0.8x to 4.2x, with a mean and median of 2.0x and 1.8x, respectively, and for Amrion of 2.4x; company value to LTM operating income for Amrion Comparables ranging from 7.0x to 22.7x, with a mean and median of 13.9x and 13.3x, respectively, and for Amrion of 19.8x. Earnings estimates for Amrion Comparables were based on publicly available analysts' reports. Company value for Amrion was based on the implied purchase price per share, times the number of shares, less cash.

    The comparable companies selected for comparison to WFM (the "WFM Comparables") included three publicly traded companies in the natural food/nutritional supplement/grocery business with revenues between $230.2 and $990.8 million. This analysis produced multiples of selected valuation data as follows: market price to LTM earnings for the WFM Comparables of 24.1x, and for WFM of 37.3x (excluding restructuring expenses of $36.6 million); market price to 1997 calendar earnings estimate for WFM Comparables ranging from 19.4x to 25.0x, with a mean and median of 21.9x and 21.4x, respectively, and for WFM of 26.5x; market price to 1998 calendar earnings estimate for WFM Comparables ranging from 17.3x to 18.8x, with a mean and median of 18.0x and 17.8x, respectively, and with the multiple unavailable for WFM; company value (market capitalization plus debt less cash) to LTM revenue for WFM Comparables ranging from 0.6x to 2.4x, with a mean and median of 1.2x and 0.7x, respectively, and for WFM of 0.7x; company value to LTM operating income for WFM Comparables ranging from 16.1x to 36.8x, with a mean and median of 26.4x, and for WFM of 10.8x. Earnings estimates for the WFM Comparables and WFM were based on publicly available analysts' reports.

  In reaching its conclusion as to the fairness of the consideration to be received in the Merger and in its presentation to Amrion's Board, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported the Piper Jaffray Opinion. The preparation of a fairness opinion is a complete process and not necessarily susceptible to partial analyses or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying the Piper Jaffray Opinion. The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to WFM, Amrion or the Merger. Accordingly, an analysis of the results is not mathematical; rather, it involves complex considerations and judgments concerning differences in the various characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which WFM and Amrion were compared.

  For purposes of the Piper Jaffray Opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not assume responsibility independently to verify such information. Piper Jaffray relied upon the assurances of the respective managements of WFM and Amrion that the information provided by WFM and Amrion had a reasonable basis and, with respect to financial planning data of Amrion, products and technologies under development and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Piper Jaffray incomplete or misleading. Financial planning data of Amrion was prepared based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and actual results could vary significantly from those set forth in such financial planning data. Piper Jaffray has assumed no liability for such financial planning data. Upon the advice of WFM and Amrion and their legal and accounting advisors, Piper Jaffray assumed (i) the Merger would be treated as a "pooling-of-interests" for accounting purposes and (ii) the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code.

  In arriving at the Piper Jaffray Opinion, Piper Jaffray did not perform and was not provided any appraisal or valuation of specific assets or liabilities (contingent or otherwise) of WFM or Amrion and expressed no opinion regarding the liquidation value of any entity. Piper Jaffray did not make any physical inspection of the properties or assets of Amrion or WFM. No other limitations were imposed by Amrion on the scope of Piper Jaffray's investigation or the procedures to be followed in rendering its Opinion. Piper Jaffray expressed no opinion as to the price at which shares of WFM Common Stock may trade at any future time. The Piper Jaffray Opinion is based upon information available to Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the Piper Jaffray Opinion. Events occurring after such date could materially affect the assumptions used in preparing the Piper Jaffray Opinion.

  Piper Jaffray, as a customary part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, underwritings and other distributions of securities, private placements and evaluations for estate, corporate and other purposes. Amrion's Board selected Piper Jaffray because of its expertise, reputation and familiarity with the nutriceuticals and nutritional supplement industry in general and Amrion in particular. Piper Jaffray makes a market in Amrion's Common Stock. In the ordinary course of its market making activities, Piper Jaffray and its affiliates may, from time to time, have a long or short position in and buy and sell Amrion securities, which positions, on occasion, may be material in size relative to the volume of trading activity. In the ordinary course of its business, Piper Jaffray and its affiliates may also actively trade securities of WFM for its own account or the accounts of its customers and, accordingly, may at any time hold a long or short position in the securities.

  For rendering its services to Amrion's Board in connection with the Merger, Amrion paid Piper Jaffray a $50,000 non-refundable cash retainer and $50,000 for rendering the Piper Jaffray Opinion upon rendering the Piper Jaffray Opinion and will pay an additional $50,000 upon consummation of the Merger. The contingent nature of a portion of these fees may have created a potential conflict of interest in that Amrion would be unlikely to consummate the Merger unless it had received the Piper Jaffray Opinion. Whether or not the Merger is consummated, Amrion has agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Piper Jaffray by Amrion.

WFM'S REASONS FOR THE MERGER

  At a meeting held on June 4, 1997, the WFM Board unanimously determined that the Merger was advisable and in the best interests of Amrion shareholders and approved the Merger Proposal. At the June 4, 1997 meeting, the WFM Board received a presentation from each of RS&Co. and AH&H and reviewed the terms of the Merger Agreement, including the representations, warranties, covenants and closing conditions contained therein. At such time, the WFM Board also received the opinion from each of RS&Co. and AH&H that, as of the date of such opinion, the consideration to be paid by WFM in the Merger was fair to the shareholders of WFM from a financial point of view.

  In reaching its conclusion to enter into the Merger Agreement and to recommend adoption of the Merger Proposal by the WFM shareholders, the WFM Board considered the following factors:

    (i) The belief that the consummation of the Merger will provide a unique opportunity for WFM to expand its vitamin and nutritional supplement business, which has historically been WFM's most profitable product category, into the manufacturing and direct marketing of nutriceuticals and nutritional supplements, thereby securing an in-house manufacturing and supply source for this WFM product category. Because few of Amrion's branded products are carried in WFM stores, the acquisition of Amrion is less likely to cause conflicts with WFM's current suppliers of vitamins and nutritional supplements and creates an opportunity to expand Amrion's retail customer base. In addition, Amrion's expertise in direct marketing and catalogue sales would allow WFM to market its private label and other products in new distribution channels.

    (ii) The belief that the Merger will result in a strong combined entity with complementary businesses, corporate goals and management philosophies;

    (iii) Information relating to the financial performance, prospects and business operations of Amrion (which information included the historical financial information contained in the periodic public reports of Amrion and the descriptions of its lines of business contained in such reports);

    (iv) The terms and conditions of the Merger Agreement; and

    (v) The presentation of WFM's financial advisors, RS&Co. and AH&H, and each of their written opinions to the effect that, as of June 4, 1997, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration to be paid by WFM is fair to the holders of WFM Common Stock (for a summary of the opinions of RS&Co and AH&H, including the assumptions made, matters considered and limits of review, see "The Merger--Opinions of Financial Advisors").

  The WFM Board of Directors believes that each of these factors supports its recommendation that the WFM shareholders approve the Merger Proposal.

  The WFM Board believes that WFM and the WFM shareholders will receive reasonable protection from a change in circumstances relating to Amrion between the date of the Joint Proxy Statement/Prospectus and the Effective Time through the inclusion in the Merger Agreement of a condition of WFM's to consummation of the Merger that since March 31, 1997, no event shall have occurred which would have a material adverse effect on the business, operations, assets or financial condition of Amrion or its subsidiaries, taken as a whole.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the WFM Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination that the Merger Proposal is fair to, and in the best interests of, WFM and its shareholders.

  THE WFM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WFM SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER PROPOSAL.

OPINIONS OF WFM'S FINANCIAL ADVISORS

  OPINION OF RS&CO. WFM retained RS&Co. to act as its financial advisor in connection with the Merger. RS&Co. was retained based on RS&Co.'s experience as a financial advisor in connection with mergers and acquisitions as well as RS&Co.'s industry knowledge and familiarity with WFM.

  At the June 4, 1997 meeting of the WFM Board, RS&Co. delivered its opinion that, as of such date and based on the matters described therein, the Exchange Ratio was fair to the shareholders of WFM from a financial point of view. RS&Co. did not recommend to WFM that any specific transaction value was appropriate for the Merger. RS&Co.'s opinion to the WFM Board addresses only the fairness to the shareholders of WFM from a financial point of view of the Exchange Ratio, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the WFM Special Meeting.

  THE COMPLETE TEXT OF THE OPINION DATED JUNE 4, 1997 IS ATTACHED HERETO AS APPENDIX C AND THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. SHAREHOLDERS OF WFM ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED, THE ASSUMPTIONS MADE AND SCOPE OF THE REVIEW UNDERTAKEN BY, AS WELL AS LIMITATIONS ON THE REVIEW UNDERTAKEN BY, RS&CO. IN RENDERING ITS OPINION.

  RS&Co. expressed no opinion as to the tax consequences of the Merger, and RS&Co.'s opinion as to the fairness from a financial point of view of the Exchange Ratio does not take into account the particular tax status or position of any holder of WFM Common Stock. In rendering its opinion, RS&Co. was not engaged as an agent or fiduciary of WFM shareholders or any other third party, and no limitations were imposed by WFM on the scope of RS&Co.'s opinion or the procedures to be followed by RS&Co. in rendering its opinion.

  In connection with the preparation of its opinion dated June 4, 1997, RS&Co. among other things: (i) reviewed financial information on WFM and Amrion furnished to it by both companies, including certain financial analyses and forecasts prepared by the managements of each company; (ii) reviewed publicly available information concerning WFM and Amrion; (iii) held discussions with the managements of WFM and Amrion concerning the businesses, past and current business operations, financial condition and results of operations and the future prospects of both companies, independently and combined; (iv) reviewed the Merger Agreement; (v) reviewed the stock price and trading history of Amrion Common Stock; (vi) reviewed the contribution by each company to pro forma combined earnings before income and taxes ("EBIT") and net income; (vii) reviewed the valuations of publicly traded companies which RS&Co. deemed comparable to Amrion; (viii) compared the financial terms of the Merger with other transactions which RS&Co. deemed relevant; (ix) analyzed the pro forma earnings per share of the combined company; and (x) made such other studies and inquiries, and reviewed such other data and information, as RS&Co. deemed relevant.

  Based on past activities, RS&Co. has a substantial degree of familiarity with WFM. In addition, in the course of its engagement, RS&Co. completed further investigation of both WFM and Amrion. In arriving at its opinion, however, RS&Co. did not independently verify any of the foregoing information and has relied on all such information being complete and accurate in all material aspects. Furthermore, RS&Co. did not obtain any independent appraisal of the properties or assets and liabilities of WFM and Amrion. With respect to the financial and operating forecasts (and the assumptions and bases therefore) of WFM and Amrion which RS&Co. has reviewed, RS&Co. has assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions, reflect the best available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of WFM and Amrion. RS&Co. also assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP"). While RS&Co. believes that its review, as described within, is an adequate basis for the opinion that RS&Co. expressed, this opinion was necessarily based upon market, economic, and other conditions that existed and could be evaluated as of the date of the opinion, and on information available to RS&Co. as of such date.

  The following paragraphs summarize the material quantitative and qualitative analyses performed by RS&Co. in arriving at its opinion and reviewed by the WFM Board and does not purport to be a complete description of the analyses performed by RS&Co. The information presented below is based on the financial condition of WFM and Amrion as of a date or dates shortly before the Merger Agreement was executed on June 9, 1997 and stock price information through the close of trading on May 30, 1997.

  Stock Price and Trading History. RS&Co. reviewed the trading activity including price and volume of Amrion for the three years ending on May 30, 1997. RS&Co. also reviewed the trading activity including price and volume of Amrion for the one-year period since May 30, 1996. RS&Co. noted that, since May 30, 1996, the daily closing prices of the Amrion Common Stock ranged from a high of $26.125 on October 8, 1996 to a low of $15.000 on July 15, 1996. In addition, RS&Co. compared the indexed performance of Amrion Common Stock with that of an index of comparable companies' performance, including General Nutrition Co., NBTY, Inc., Rexall Sundown, Nature's Sunshine Products, Reliv International and Usana, over the period from May 30, 1996 to May 30, 1997. RS&Co. also compared the indexed performance of Amrion Common Stock with that of an index of comparable companies' performance, including General Nutrition Co., NBTY, Inc., Rexall Sundown, Nature's Sunshine Products and Herbalife, over the period from May 31, 1994 to May 30, 1997.

  Discounted Cash Flow Analysis. RS&Co. also performed a discounted cash flow analysis of Amrion and presented a range of implied equity values per Amrion share of $26.89 to $31.53. In performing this analysis, RS&Co. aggregated the present value of cash flows projected by Amrion management and selected the following parameters: terminal valuations between 8.5 times and 10.5 times operating income at the end of fiscal year ending September 2002 and a discount rate of 15%.

  Comparable Company Analysis. RS&Co. applied certain projected Amrion financial data to multiples of such parameters accorded to comparable companies. Comparable companies included in the analysis were General Nutrition Co., NBTY, Inc., Rexall Sundown, Twinlab Corporation, Weider Nutrition International, Nature's Sunshine Products, Herbalife, Reliv International and Usana (the "Comparable Companies"). Multiples compared included enterprise value to projected operating income and equity value to projected net income for calendar years 1997 and 1998.

  For Amrion, based on enterprise value to operating income multiples of 10.5x to 15.6x for projected calendar 1997 for the Comparable Companies, implied equity value per share ranged from $18.26 to $26.52. Based on enterprise value to operating income multiples of 8.4x to 10.5x for projected calendar 1998 for the Comparable Companies, implied equity value per share ranged from $19.78 to $24.41. Based on price per share to earnings per share multiples of 16.4x to 23.8x for projected calendar 1997 for the Comparable Companies, implied equity value per share ranged from $19.09 to $27.70. Based on price per share to earnings per share multiples of 12.1x to 19.0x for projected calendar 1998 for the Comparable Companies, implied equity value per share ranged from $19.12 to $30.02.

  Comparable Transaction Analysis. RS&Co. also analyzed publicly available information for selected pending or completed acquisitions and mergers within the nutritional products and mail order and catalog industries. RS&Co. examined General Nutrition Co.'s acquisition of Nature Food Centres (1994), a company operating in this industry with limited direct marketing distribution. In examining this transaction, RS&Co. applied the multiple of equity consideration for the target's last twelve months ("LTM") earnings to Amrion's LTM net income. Based on a LTM net income multiple of 27.0x, Amrion's implied equity value per share was $26.19. However, RS&Co. noted that this transaction was not entirely meaningful due to the relatively small portion of revenues derived from direct marketing as a percentage of overall sales for Nature Food Centres. RS&Co. concluded that, due to the lack of comparable transactions involving direct marketers of vitamins and nutritional supplements this analysis, including the Nature Food Centres/GNC transaction, did not generate relevant data points useful in analyzing the Amrion/WFM transaction.

  No company or transaction used in the Comparable Companies analysis or comparable transaction analysis is identical to WFM, Amrion or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies or transactions and other factors that could affect the acquisition or public trading values of the comparable companies or transactions.

  Relative Contribution Analysis. RS&Co. reviewed the relative contribution of WFM and Amrion to a pro forma combined entity. On an EBIT basis, RS&Co. noted that for projected calendar years 1998 and 1997, WFM contributed 83% and 84%, respectively and Amrion, 17% and 16%, respectively to a pro forma combined entity. On an EBIT basis, RS&Co. noted that for calendar year 1996, WFM contributed 82% and Amrion, 18% to a pro forma combined entity. On a net income basis, RS&Co. noted that for projected calendar years 1998 and 1997, WFM contributed 79% and 80%, respectively and Amrion, 21% and 20%, respectively to a pro forma combined entity. On a net income basis, RS&Co. noted that for calendar year 1996, WFM contributed 75% and Amrion 25% to a pro forma combined entity.

  Exchange Ratio Analysis. RS&Co. reviewed the exchange ratio implied by dividing the daily closing price of Amrion Common Stock by the daily closing price for WFM Common Stock since May 30, 1996. RS&Co. noted that the average implied exchange ratio since May 30, 1996 was 0.805 with a high of 1.259 and a low of 0.453.

  The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinions are not readily susceptible to summary description. Accordingly, RS&Co. believes its analyses must be considered as a whole and that considering any portion of such analyses and the factors, without considering all such analyses and current factors, could create a misleading or incomplete view of the process underlying such opinions. In its analyses, RS&Co. made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of WFM and Amrion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  RS&Co. was retained based on RS&Co.'s experience as financial advisor in connection with mergers and acquisitions as well as RS&Co.'s investment banking relationship and familiarity with WFM. RS&Co. has provided certain investment banking services to WFM from time to time, including acting as managing underwriter for the initial public offering and two follow-on offerings of WFM Common Stock and acting as financial advisor to WFM in its acquisitions of Mrs. Gooch's Natural Food Markets, Inc. and Fresh Fields

Market, Inc. RS&Co. maintains a market in shares of WFM Common Stock. In the ordinary course of business, RS&Co. may trade WFM securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in WFM securities. RS&Co. Investment Management currently owns, and from time to time has owned, Amrion securities for its own investment account. In addition, RS&Co. has acted as financial advisor to WFM in connection with the Merger for which its fee is due and payable contingent upon closing of the Merger.

  WFM formally engaged RS&Co. on April 8, 1997 by means of an engagement letter to provide financial advisory services in connection with potential merger or acquisition transactions. Pursuant to the terms of the engagement letter, RS&Co. is to be paid, contingent upon the closing of the Merger, a fee equal to one-half of one percent (0.5%) of the aggregate transaction value, due and payable upon consummation of the merger. WFM has also agreed to indemnify RS&Co. for certain liabilities relating to or arising out of services provided by RS&Co. as financial advisor to WFM.

  RS&Co. is a nationally recognized investment banking firm. As part of its investment banking business, RS&Co. is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

  ADAMS, HARKNESS & HILL, INC. In connection with the Merger, WFM retained AH&H together with RS&Co. (collectively, the "Advisors") to act as its financial advisor and to render an opinion as to the fairness to WFM, from a financial point of view, of the consideration to be paid by WFM to the holders of Amrion Common Stock. AH&H assisted in WFM' discussions and negotiations with Amrion leading up to the execution of the Merger Agreement and in the consideration by the WFM Board of the Merger. On June 4, 1997, AH&H delivered an oral opinion to the WFM Board that the consideration to be paid by WFM to the holders of Amrion Common stock was fair to WFM from a financial point of view, and on June 4, 1997 AH&H delivered its written opinion (the "AH&H Opinion") to such effect. Although AH&H assisted WFM in determining the amount of the consideration to be exchanged for shares of Amrion Common Stock, AH&H was not required, and did not make any recommendation to the WFM Board that any specific consideration constituted the appropriate consideration to be paid in the Merger. The amount of consideration set forth in the Merger Agreement was determined through negotiations between WFM and Amrion.

  A copy of the AH&H Opinion is attached hereto as Appendix D. Shareholders are urged to read the opinion in its entirety for a summary of assumptions made, procedures followed, other matters considered and limits of the review by AH&H. The summary of the AH&H Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. The AH&H Opinion was prepared for the WFM Board, is directed only to the fairness to WFM as of June 4, 1997, from a financial point of view, of the consideration to be received by holders of Amrion Common Stock pursuant to the Merger Agreement, and does not constitute a recommendation to any stockholder as to how to vote at the WFM Annual Meeting.

  In rendering its opinion, AH&H did not make or seek to obtain appraisals of Amrion's assets in connection with its analyses of the valuation of Amrion or the shares of Amrion Common Stock. AH&H relied without independent verification upon the accuracy and completeness of all of the financial information reviewed by it for the purposes of its opinion. No limitations were imposed by the WFM Board upon AH&H with respect to the investigation made or the procedures followed by AH&H in rendering its opinion.

  In rendering its opinion, AH&H, among other things: (i) analyzed certain publicly available financial statements and other information concerning Amrion; (ii) analyzed certain internal financial statements and other financial and operating data concerning Amrion prepared by the management of Amrion; (iii) discussed the past and current operations, financial condition and prospects of Amrion with the management of Amrion; (v) reviewed the reported prices and trading activity for the Amrion Common Stock (vi) compared the financial performance of Amrion and the prices and trading activity of the Amrion Common Stock with that of certain other comparable publicly traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) prepared a discounted cash flow analysis of Amrion; (xi) analyzed certain publicly available financial statements and other financial and operating data concerning WFM; (x) analyzed certain internal financial statements and other financial and operating data concerning WFM prepared by the management of WFM;
(xi) discussed the past and current operations, financial condition and prospects of WFM with the management of WFM, and analyzed the pro forma impact of the merger on WFM' earnings per share; (xii) reviewed the reported prices and trading activity for the WFM Common Stock; (xiii) reviewed and discussed with the senior management of WFM the strategic rationale for the Merger and the benefits of the Merger to WFM; (xiv) participated in discussions and negotiations among representatives of WFM and Amrion and their financial and legal advisors; (xv) reviewed the Merger Agreement; and (xvi) performed such other studies, analyses and inquiries and considered such other information as AH&H deemed relevant.

  In rendering its opinion to the WFM Board, AH&H performed and presented certain financial information and comparative analyses, with such other factors as its deemed relevant, including, among other things:

  Historical Stock Trading and Financial Statement Analysis: As part of its analysis, AH&H reviewed and analyzed selected historical trading prices and volumes for WFM' Common Stock and Amrion's Common Stock. In addition, AH&H reviewed and analyzed selected annual and quarterly income statements and selected annual balance sheets for each of WFM and Amrion.

  Peer Group Comparison: AH&H compared certain financial information of Amrion with a group of several publicly traded companies in the dietary supplement industry including, General Nutrition Companies, Inc., NBTY, Inc., Rexall Sundown, Inc., Twinlab Corporation, Weider Nutrition International, Inc., (the "Retail Distribution Companies") and Herbalife International, Inc. Nature's Sunshine Products, Inc., Nutrition for Life, Inc., Reliv International, Inc. and USANA, Inc. (the "Network Marketing Companies" collectively "The Control Group"). Such financial information included, among other things, market valuation, market value as a multiple of earnings, and market value as a multiple of revenues. In particular, such analysis showed that on average, as of May 29, 1997, based on the closing prices for the respective common stocks, the Retail Distribution Companies group of common stocks traded at 25.5 times calendar 1996 earnings per share, 19.5 times calendar 1997 forecasted earnings per share, 15.1 times calendar 1998 forecasted earnings per share and 2.3 times the last 12 months reported revenue (based on research and analysts' estimates as reported by AH&H, First Call (a financial information resource company), and other sources). The Network Marketing Companies group of common stocks traded at 26.0 times calendar 1996 earnings per share, 15.9 times calendar 1997 forecasted earnings per share, 12.2 times calendar 1998 forecasted earnings per share and 1.2 times the last 12 months reported revenue (estimates based on research and analysts' estimates as reported by AH&H, First Call, and company sources).

  Multiple Analysis: Using the Exchange Ratio, AH&H prepared an analysis that reviewed the consideration to be paid to the holders of Amrion Common Stock pursuant to the Merger Agreement using the closing price of WFM Common Stock on May 29, 1997 as a multiple of Amrion's last 12 months revenue, EBIT and net income, 1997 projected earnings per share and 1998 projected earnings per share. The consideration was 2.4 times Amrion's last 12 months revenue, 20.1 times last 12 months EBIT, 31.6 times last 12 months net income, 23.0 times 1997 projected earnings per share and 17.7 times 1998 projected earnings per share.

  Analysis of Operating Statistics. AH&H compared Amrion to the Retail Distribution Companies and the Network Marketing Companies with respect to gross margin, operating margin, net profit margin, return on equity and return on assets over the last 12 months reported results ("Performance Data"). With respect to the Performance Data, Amrion ranked in the middle of the range of companies in the Control Group.

  Analysis of Selected Precedent Transactions. AH&H examined all disclosed, completed domestic mergers for the period of January 1, 1995 to May 28, 1997 (the "Broad Group") and selected precedent transactions involving consumer-related companies for the period of January 1, 1995 to May 28, 1997 (the "Select Group"). The Select Group analysis compared recent public mergers with respect to (i) synopses of the transactions; (ii) premiums realized in various transactions; that is, the offering price per share divided by the closing price per share one day, one week and four weeks prior to the announcement of the transaction; and (iii) multiples of the transaction price compared to: (a) net income for the 12 months prior to the transaction, (b) EBIT, (c) revenue for the 12 months prior to the transaction and (d) book value at the time of the transaction:

    (i) Synopses of the Transactions. The information obtained from Securities Data Company ("SDC") regarding the Broad Group and selected precedent transactions was reviewed for comparison with the Merger.

    (ii) Transactions Premium Comparisons. AH&H prepared an analysis of average premiums realized in various transactions one day, one week and four weeks prior to the announcement of the transaction. Based on data provided by SDC, AH&H included in its analysis certain disclosed, completed domestic merger transactions from January 1, 1995 through May 28, 1997 each of which involved public companies. Such analysis indicated the following for the Broad Group: the median value for the premiums one day prior to the announcement was 28.6% (the "Transaction Premium"); the median value for the premiums one week prior to the announcement was 33.5%; and the median value for the premiums four weeks prior to the announcement was 40.7%. For the Select Group, the median value for the premiums one day prior to the announcement was 31.9%; the median value for the premiums one week prior to the announcement was 31.6%; and the median value for the premiums four weeks prior to the announcement was 52.9%.

    (iii) Transaction Multiple Analysis. AH&H analyzed transaction multiples for the Select Group based on the price compared to net income, earnings before interest and taxes ("EBIT) and revenue for the 12 months prior to the transaction, and book value at the time of the transaction. This analysis resulted in a mean transaction valuation, after excluding both the maximum and minimum values for each valuation metric, of 43.4 times 12 months' net income prior to the transaction, 20.7 times 12 months EBIT prior to the transaction, 1.2 times 12 months revenue prior to the transaction and 2.8 times book value at the time of the transaction. AH&H also analyzed premiums from similar transactions to determine the fairness to WFM' stockholders of the consideration to be paid to Amrion's shareholders. AH&H noted that in many of the transactions analyzed, the acquired companies did not have historical growth rate characteristics as high as Amrion's, had substantially different financial characteristics than Amrion and did not participate in the growing dietary supplements industry. Consequently, these transactions were deemed less meaningful by AH&H for purposes of arriving at its opinion.

  Discounted Cash Flow Analysis. AH&H performed a discounted cash flow analysis of Amrion based upon a series of financial projections of Amrion prepared by the Amrion and AH&H (the "Amrion Projections") for projected fiscal years including the fiscal year ended December 31, 1997 through the fiscal year ended December 31, 2001. AH&H discounted the projected free cash flows (EBIT less taxes, plus depreciation, amortization and capital expenditures and net working capital changes) plus the terminal value based on a multiple of EBIT in the year ending December 31, 2001 to arrive at a present value ("Present Value") for Amrion. From this Present Value for Amrion, AH&H subtracted the short-term portion of long-term debt and all long-term debt (all debt obligations with terms greater than one year) appearing on Amrion's balance sheet and added the excess cash balance appearing on Amrion's balance sheet to obtain Amrion's equity value ("Equity Value"). AH&H performed sensitivity analyses to understand the effect on Amrion's Equity Value of different multiples applied to projected EBIT in calendar year 2001. Such analyses were performed using multiple assumptions ranging from 11 times to 15 times EBIT in the year ending December 31, 2001. This range of multiples to EBIT to determine terminal value was based upon the ratio of the market capitalization to calendar year 1997 EBIT multiples of comparable companies. Based upon assumptions regarding such factors as inflation rates, interest rates and inherent business risk of Amrion, as well as the dietary supplement industry as a whole, AH&H observed, after taking into account the number of shares of WFM Common Stock to be issued in the Merger and the average three-month closing price for the WFM Common Stock, that the imputed purchase price for Amrion was within the range of implied Equity Value for Amrion yielded by such analyses.

  Contribution Analysis. AH&H analyzed the pro forma contribution of both WFM and Amrion in the last 12 months to the combined company if the Merger had been consummated on March 31, 1996. Such analysis was based on financial data provided by the managements of WFM and Amrion. Such analysis showed that, for the last 12 months ending March 31, 1997, Amrion would contribute approximately 6% of the projected revenues, 18% of the projected operating income, and approximately 23% of the projected net income of the combined company, respectively. Further analysis showed that using the transaction value as determined by the product of 4.69 million shares, Amrion would consist of approximately 19% of the combined entity formed by the merger of WFM and Amrion.

  Pro Forma Analysis of the Merger. AH&H analyzed and reviewed certain pro forma financial information for the combined entity based on 1997 and 1998 management budgets for each of WFM and Amrion, respectively. Such analysis indicated accretion in the fiscal quarter ending September 30, 1997, or the first quarter following the merger of the two companies and also indicated projected accretion for fiscal 1998.

  The summary of the AH&H analyses set forth above does not purport to be a complete description of the presentation by AH&H to the WFM Board. In performing its analyses, AH&H made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of WFM or Amrion. The analyses performed by AH&H are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. The analyses and the summary set forth above should be considered as a whole as any consideration of only selected portions of the AH&H analyses, or of the above summary, could create an incomplete view of the process underlying the analyses performed by AH&H in connection with the preparation of its opinion letter.

  WFM formally engaged AH&H on April 8, 1997 by means of an engagement letter to provide financial advisory services in connection with potential merger or acquisition transactions. Pursuant to the terms of the engagement letter, AH&H is to be paid, contingent upon the closing of the Merger, a fee equal to one-half of one percent (0.5%) of the aggregate transaction value, due and payable upon consummation of the merger. WFM has also agreed to indemnify AH&H for certain liabilities relating to or arising out of services provided by AH&H as financial advisor to WFM.

  AH&H provides research coverage on, and makes a market in, WFM Common Stock and may continue to provide investment banking services to WFM in the future. In the course of its market-making activities, AH&H may, from time to time, have a long or short position in, buy or sell securities of WFM. AH&H had not provided financial advisory services to WFM prior to March 1997. AH&H provides research coverage on, and makes a market in, Amrion Common Stock. In the course of its market-making activities, AH&H may, from time to time, have a long or short position in, buy or sell securities of Amrion. AH&H, as part of its investment banking activities, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTEREST OF CERTAIN PERSONS IN THE MERGER

  Amrion Stock Options. Each of Mark S. Crossen, Amrion's Chief Executive Officer, and Jeffrey S. Williams, Amrion's Chief Financial Officer, is a party to option agreements with Amrion pursuant to which he has options to acquire 168,000 and 40,000, respectively, shares of Amrion Common Stock. If the Merger is consummated, WFM will assume all outstanding options granted by Amrion (including those described above) and such optionees will then have options to purchase WFM Common Stock. See "The Merger--Treatment of Options."

  Employment Agreements. Each of Messrs. Crossen and Mr. Williams will enter into employment agreements at the Effective Time. Mr. Crossen's employment agreement provides that Mr. Crossen will continue to serve as Amrion's Chief Executive Officer of Amrion and will receive a base salary of $170,000 per year subject to increases determined by the WFM Board of Directors, and, in any event, not less than the base salary of WFM's Chief Executive Officer. In addition, Mr. Crossen will receive bonuses, stock option grants and other benefits in the same manner and amount comparable to the senior executive officers of WFM. The term of Mr. Crossen's employment agreement begins at the Effective Time and will be terminated upon the earliest of (a) the date WFM terminates such employment for "just cause" (generally, the performance of Mr. Crossen's duties in a manner which constitutes gross negligence or willful misconduct or the commission of any act which materially and adversely affects WFM's business reputation), (b) the death or disability of Mr. Crossen or (c) the third anniversary date of the Effective Time. In addition, Mr. Crossen agreed not to disclose certain confidential information of Amrion after the termination of his employment or for three years solicit or in manner influence or induce an employee to leave the employment of WFM or its affiliates. Further, Mr. Crossen agreed that he will not invest (other than certain nominal investments in public companies) or engage in any "Restricted Business" (as defined) or accept employment with or render services to a competitor of Amrion as a director, officer, agent, employee or consultant for a period equal to the greater of three years after Mr. Crossen's employment with WFM terminates or six years from the Effective Time. As used in the employment agreement, the "Restricted Business" shall mean the development, production or marketing of high quality nutriceuticals, nutritional supplements, herbs, herbal formulas, vitamins, minerals and homeopathic medicines. In consideration for these non-competition provisions, WFM agreed to pay Mr. Crossen the sum of $300,000 on each of the first, second and third anniversaries of the Effective Time, $350,000 on each of the fourth and fifth anniversary of the Effective Time and $400,000 on the sixth anniversary of the Effective Time (provided Mr. Crossen is not in default under certain non-disclosure and non-competition provisions of the employment agreement).

  Mr. Williams' employment agreement provides that he will continue to serve as Amrion's Chief Financial Officer and will receive a base salary of $120,000 per year during the term of his employment agreement. In addition, Mr. Williams will receive such bonuses, stock option grants and other benefits in the same manner and amount as is comparable to other similarly situated WFM team members. The term of Mr. Williams' employment agreement begins at the Effective Time and will be terminated upon the earliest of (a) the date WFM terminates such employment for "just cause" (generally, the performance of Mr. Williams' duties in a manner which constitutes gross negligence or willful misconduct or the commission of any act which materially and adversely affects WFM's business reputation), (b) the death or disability of Mr. Williams or (c) the third anniversary date of the Effective Time. In addition, Mr. Williams agreed not to disclose certain confidential information of Amrion or for three years after his employment terminates to solicit or in manner influence or induce an employee to leave the employment of WFM or its affiliates. Further, Mr. Williams agreed that he will not invest (other than certain nominal investments in public companies) or engage in any "Restricted Business" or accept employment with or render services to a competitor of Amrion as a director, officer, agent, employee or consultant for a period equal to the greater of three years after his employment with WFM terminates or four years from the Effective Time. In consideration for these non-competition provisions, WFM agreed to pay Mr. Williams the sum of $50,000 on each of the first, second and third anniversaries of the Effective Time (provided he is not in default under certain non-disclosure and non-competition provisions of the employment agreement).

  Registration Rights Agreement. It is a condition of Amrion's obligation to consummate the Merger that WFM enter into a Registration Rights Agreement with Mr. Crossen and Mr. Williams. Under the Registration Rights Agreement, at any time after the publication of 30 days combined results of Amrion and WFM, holders of at least 650,000 shares of WFM Common Stock will have the right to require WFM, at its expense (other than underwriting discounts and selling commissions), to file a registration statement with the Commission under the Securities Act covering all or part of their shares of WFM Common Stock in order to permit such persons to resell their respective shares. If requested by the holders and if the requested registration is for at least 650,000 shares of WFM Common Stock, then the offering may be pursuant to a firm commitment underwriting with underwriters selected by WFM. WFM's obligation under the Registration Rights Agreement is limited to one demand registration and an unlimited number of "piggy back" registration rights.

  Indemnification. The Merger Agreement provides that (i) WFM will indemnify the present and former officers and directors of Amrion in certain circumstances, (ii) all rights of indemnification existing in favor of the officers and directors of Amrion in the Articles of Incorporation of, and Bylaws of, or agreement with,

Amrion will survive the Merger, (iii) WFM will provide officers' and directors' liability insurance for the benefit of Amrion officers and directors for a period of 24 months after the Effective Time similar in coverage and content as provided to WFM's directors and officers, and (iv) WFM will not amend or repeal any provisions of the Articles of Incorporation or Bylaws of Amrion in any manner which would adversely affect the indemnification or exculpatory provisions contained therein.

EFFECTIVE TIME AND CONSEQUENCES OF THE MERGER

  If approved by the requisite vote of the shareholders of Amrion and if all other conditions to the consummation of the Merger are satisfied or waived, the Merger will become effective, unless the Merger Agreement is terminated as provided therein, upon the making of certain filings with the Secretary of State of the State of Colorado pursuant to the Colorado Business Corporation Act (the "CBCA"). At the Effective Time, the Merger Subsidiary will be merged with and into Amrion, which will be the surviving corporation in the Merger, and the separate corporate existence and identity of the Merger Subsidiary will cease. The corporate existence and identity of Amrion will continue unaffected by the Merger, although it will become a subsidiary of WFM.

  It is contemplated that the Effective Time of the Merger will occur as promptly as practicable after the approval of the Merger by the shareholders at the Special Meetings of WFM and Amrion, subject to the conditions described under "Conditions to Merger."

  Upon completion of the Merger, each Amrion Share will be converted into the right to receive .87 WFM Shares.

  The directors of the WFM Merger Subsidiary will be the directors of the surviving corporation after the Effective Date. The officers of Amrion will be the officers of the Surviving Corporation.

  In the event that the Amrion shareholders fail to approve the Merger Proposal, Amrion will continue to pursue its business strategy, possibly including seeking suitable acquisition candidates to provide Amrion with access to new markets and customers.

EXCHANGE OF CERTIFICATES REPRESENTING AMRION SHARES

  Instructions with regard to the surrender of Amrion stock certificates, together with a letter of transmittal to be used for this purpose, will be mailed to Amrion shareholders as promptly as practicable after the Effective Time. In order to receive certificates evidencing the WFM Shares, the shareholders of Amrion will be required to surrender their stock certificates after the Effective Time, together with a duly completed and executed letter of transmittal, to Securities Transfer Corp., which will act as Exchange Agent (the "Exchange Agent") in connection with the Merger. Promptly after the Effective Time, WFM will deposit in trust with the Exchange Agent certificates representing the number of whole WFM Shares to which the holders of Amrion Shares are entitled to receive in the Merger together with cash sufficient to pay for fractional shares. Upon receipt of such stock certificates and letter of transmittal, the Exchange Agent will issue a stock certificate evidencing the WFM Shares to the registered holder or his transferee for the number of WFM Shares that person is entitled to receive as a result of the Merger, together with cash in lieu of any fractional share. No interest will be paid or accrued on the amounts payable upon the surrender of Amrion stock certificates.

  SHAREHOLDERS OF AMRION SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THE INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED.

  If any certificate for the WFM Shares is to be issued or any cash payment for a fractional share is to be made to a person other than the person in whose name the certificate for the Amrion Shares surrendered in exchange therefor is registered, it will be a condition of such issuance or payment that the stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer, and that the person requesting such issuance or payment (i) pay in advance any transfer or other taxes required by reason of the issuance of certificates for the WFM Shares or a check representing cash for a fractional share to a person other than the registered holder of the Amrion stock certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  After the Effective Time, there will be no further transfers on the stock transfer books of Amrion of the Amrion Shares that were outstanding immediately prior to the Effective Time. If a certificate representing such shares is presented for transfer, subject to compliance with the requisite transmittal procedures, it will be canceled and exchanged for the applicable number of WFM Shares and cash for any fractional share amount.

  Each certificate representing Amrion Shares immediately prior to the Effective Time will, at the Effective Time, be deemed for all purposes to represent only the right to receive the number of whole shares of the WFM Shares (and the right to receive cash in lieu of any fraction of a WFM Share) into which the Amrion Shares represented by such certificate were converted in the Merger.

  Until a certificate which formerly represented Amrion Shares is actually surrendered for exchange and received by the Exchange Agent, the holder thereof will not be entitled to vote or receive any dividends or other distributions with respect to WFM Common Stock payable to holders of record after the Effective Time. Subject to applicable law, upon such surrender of Amrion stock certificates such dividends or other distributions will be remitted (without interest) to the record holder of certificates for the WFM Shares issued in exchange therefor.

  Any certificates for the WFM Shares and cash sufficient to pay for fractional shares delivered or made available to the Exchange Agent and not exchanged for Amrion stock certificates within six months after the Effective Time will be returned by the Exchange Agent to WFM, which will thereafter act as Exchange Agent. None of WFM, Amrion or the Exchange Agent will be liable to a holder of Amrion Shares for any of the WFM Shares, dividends or other distributions thereon or cash in lieu of fractional shares delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

NO FRACTIONAL SHARES

  No fractional shares of WFM Common Stock will be issued in connection with the Merger. All fractional shares of WFM Common Stock to which a holder of Amrion Shares immediately prior to the Effective Time would otherwise be entitled at the Effective Time will be aggregated. If a fractional share results from such aggregation, the Amrion shareholder will be entitled to received from WFM an amount in cash equal to the Average Price multiplied by the fraction of a share of WFM Common Stock which the Amrion shareholder would otherwise have received. Except for such payment, no Amrion shareholder will be entitled to any dividends or other distributions or other rights of shareholders with respect to any fractional interest.

TREATMENT OF OUTSTANDING AMRION OPTIONS

  At June 30, 1997, a total of 393,700 shares of Amrion Common Stock were reserved for issuance upon the exercise of options outstanding under the 1994 Non-Qualified Stock Option Plan and 1994 Non-Employee Director Stock Option Plan of Amrion (the "Amrion Plans"). WFM has agreed to assume all of Amrion's obligations under the Amrion Plans in accordance with their terms and conditions as in effect at the Effective Time, except that (i) all actions to be taken thereunder by the Board of Directors of Amrion or a committee thereof shall be taken by the Board of Directors of WFM or a committee thereof, (ii) each option shall thereafter evidence the right to purchase only the number of whole shares of WFM Common Stock (rounded to the nearest whole share) which would have been issued if the Amrion Shares represented by the option had been outstanding at the Effective Time at an exercise price per share of WFM Common Stock (rounded to the nearest cent) equal to the exercise price per share of Amrion Common Stock applicable to such option divided by .87, and (iii) each reference in the Amrion Plans to Amrion and Amrion Common Stock will be deemed to be references to WFM and WFM Common Stock.

CONDITIONS TO THE MERGER

  In addition to customary conditions, the obligations of WFM, Amrion and the Merger Subsidiary to consummate the Merger are subject to the satisfaction or, where permitted, waiver of certain other conditions, including (a) the absence of any action, suit or proceeding to restrain, modify, enjoin or prohibit the carrying out of the transactions contemplated by the Merger Agreement; (b) the receipt of officer certificates; (c) the absence of any stop order suspending the effectiveness of the Registration Statement or preventing the use thereof or any related prospectus; and (d) the receipt of material comments and approvals.

  In addition, WFM's obligation to consummate the Merger is subject to various additional conditions, including (a) Amrion shall have performed all of its covenants under the Merger Agreement in all material respects; (b) all of Amrion's representations and warranties in the Merger Agreement shall be true and correct in all material respects as if made on the Closing Date; provided, that this condition will be satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations to be so true and correct would have or would likely to have a material adverse effect on Amrion; (c) the absence of any material adverse change with respect to Amrion; (d) approval and adoption of the Merger Agreement by a majority of the shares of WFM Common Stock voting on such proposal at the WFM Meeting; (e) receipt of satisfactory letters from Amrion's independent certified public accountants with respect to certain financial information of Amrion and that Amrion qualifies as an entity such that the Merger will qualify as a "pooling of interests" transaction under generally accepted accounting principals; (f) the receipt of a letter from the independent certified public accountants for WFM dated the Effective Time stating that such firm concurs that the Merger will qualify as a pooling-of-interests transaction, subject to certain assumptions; (g) the execution and delivery of employment agreements with Messrs. Crossen and Williams; and (h) the Voting Agreements between WFM and Amrion's executive officers will be in full force and effect and no default shall have occurred thereunder.

  Amrion's obligation to consummate the Merger is subject to various additional conditions, including (a) WFM shall have performed all of its covenants under the Merger Agreement in all material respects; (b) all of WFM's representations and warranties in the Merger Agreement shall be true and correct in all material respects as if made on the Closing Date; provided, that this condition will be satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations to be so true and correct would have or would likely to have a material adverse effect on WFM; (c) approval and adoption of the Merger Agreement by the affirmative vote of a majority of the Amrion Shares; (d) the authorization for listing on Nasdaq NMS of the WFM Shares to be issued in the Merger and upon the exercise of the Options; (e) the execution and delivery of the Employment Agreements and the Registration Rights Agreements; (f) the receipt of certain governmental approvals; and (g) the absence of any material adverse change with respect to WFM.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Subject to the ultimate authority and responsibility of the WFM Board, and to the interests of the shareholders of WFM, WFM currently intends to operate Amrion as an autonomous subsidiary. Although no concrete program has been written, it is planned that the respective skills and expertise of WFM and its subsidiaries and of Amrion will be interchanged so that each company will benefit from the experience and knowledge of the other, enriching the development of the overall company. Amrion is expected to continue to operate under the Amrion name.

  As of the Effective Time, WFM or its subsidiaries shall employ all of the employees of Amrion and, to the extent one or more of the Amrion benefit plans is terminated, will make available to the former Amrion employees the corresponding employee benefit plans maintained by WFM for its Team Members in accordance with their terms. To the extent permitted by the terms of the WFM plans, WFM agreed to (i) waive all deductibles, waiting periods and limitations with respect to pre-existing conditions and other conditions applicable to employees of Amrion and its subsidiaries under the WFM plans and
(ii) grant full past service credit (including credit for eligibility, benefit accrual and for vesting) to the former Amrion employees for service with Amrion and its affiliates and predecessors under any and all of the WFM plans, including bonus, severance, and similar employment policies.

WFM BOARD FOLLOWING MERGER

  At the next WFM Board of Directors meeting following the Merger, the Board of Directors of WFM will increase its size to consist of nine members, to be comprised of the eight current members of the WFM Board of Directors plus Mark Crossen, currently the Chief Executive Officer and President of Amrion. WFM agreed in the Merger Agreement to nominate Mr. Crossen for re-election at the annual meetings of WFM shareholders so long as he owns at least one-third of the shares of WFM Common Stock acquired in the Merger, including shares underlying options exercisable for WFM Common Stock assumed by WFM pursuant to the Merger. See "--Interests of Certain Persons in the Merger" for a description of certain employment agreements with Messrs. Crossen and Williams.

AMENDMENT OF THE MERGER AGREEMENT; WAIVER OF CONDITIONS

  The respective Boards of Directors of WFM, the Merger Subsidiary and Amrion, by written agreement, may at any time before or after the approval of the Merger Agreement by the Amrion shareholders amend the Merger Agreement, provided that after such shareholder approval no amendment or modification may be made that would materially adversely affect the rights of Amrion shareholders without the further approval of such shareholders. A vote in favor of the Merger by an Amrion shareholder will be deemed to be authorization of Amrion's executive officers and directors to terminate the Merger Agreement if the Average Price is less than $23.00 per share. Each party may, to the extent legally permitted, extend the time for the performance of any of the obligations of any other party to the Merger Agreement, waive any inaccuracies in the representations or warranties of any other party contained in the Merger Agreement, waive compliance or performance by any other party with any covenants, agreements or obligations contained in the Merger Agreement or waive the satisfaction of any condition that is precedent to its performance under the Merger Agreement.

TERMINATION OF MERGER AGREEMENT

  The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time, whether before or after the approval by the Amrion shareholders, (i) by the mutual consent of WFM and Amrion; (ii) by either WFM or Amrion if the transactions contemplated by the Merger Agreement has not been consummated by October 31, 1997, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it; (iii) by either WFM or Amrion if the consummation of the Merger would violate any nonappealable final order, decree or judgment of any court or governmental body or agency having competent jurisdiction; (iv) by WFM if the Amrion Board of Directors withdraws or materially modifies or changes its recommendation to the shareholders of Amrion to approve the Merger Agreement and the Merger if there exists at such time an Acquisition Proposal; or (v) by WFM or Amrion if the Average Price is below $23.00 per share.

FEES AND EXPENSES

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses. Notwithstanding the foregoing, if (a) the Merger Agreement is terminated by WFM because the Amrion Board of Directors withdraws or materially modifies or changes its recommendation to the shareholders of Amrion to approve the Merger Agreement and the Merger if there exists at such time an Acquisition Proposal; or (b) on or before October 31, 1997 and while the Merger Agreement remains in effect, Amrion enters into a definitive agreement with respect to an Acquisition Proposal with any corporation, partnership, person or other entity or group (other than WFM or any affiliate of WFM), and such transaction (including any revised transaction based upon the Acquisition Proposal) is thereafter consummated (whether before or after October 31, 1997), then Amrion shall pay to WFM a fee equal to the sum of (1) the documented fees, costs and expenses, including legal and accounting fees and fees payable to WFM's financial advisors incurred by WFM in connection with the transactions contemplated by the Merger Agreement and (2) $4.5 million. This fee is payable only upon completion of the transaction implementing the Acquisition Proposal and no fee is payable if the Merger Agreement is terminated by Amrion because the Average Price is less than $23.

CLAIM OF FORMER INVESTMENT BANKER

  On August 5, 1997, Amrion's former investment banker commenced litigation against Amrion and Mark S. Crossen for breach of contract and other claims arising out of Amrion's failure to pay a fee to this investment banker in connection with the Merger. The litigation, filed in the District Court for the City and County of Denver, Colorado, and captioned The Wallach Company, Inc. v. Amrion, Inc. and Mark S. Crossen, seeks unspecified damages. Amrion believes The Wallach Company's assertions are without merit and intends to vigorously defend this action.

CERTAIN COVENANTS

  The Merger Agreement provides that Amrion will not directly or indirectly
(i) solicit or initiate discussions with or (ii) enter into any negotiations or agreements with, or furnish any information that is not publicly available to, any third party concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction involving Amrion; provided, however, that Amrion may take the actions prohibited by (ii) above if such action is taken by, or upon the authority of, the Amrion Board in the exercise of its good faith judgment as to its fiduciary duties to the Amrion shareholders, which judgment is based upon the advice of independent, outside legal counsel that a failure of the Amrion Board to take such action would be likely to constitute a breach of its fiduciary duties to such shareholders. Amrion has agreed to notify WFM promptly in writing if Amrion receives any inquiries or proposals with respect to an Acquisition Proposal.

  Under the Merger Agreement, Amrion is generally obligated prior to the Effective Time to conduct its operations in the ordinary and usual course of business consistent with past and current practices, to notify WFM of changes in the normal course of its business and to refrain from taking certain actions without the consent of WFM, including, among other matters, issuing stock (subject to certain exceptions), declaring dividends, or entering into transactions outside the ordinary course of business.

INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE FOR AMRION

  Amrion and WFM agreed in the Merger Agreement to indemnify after the Effective Time Amrion's current and former officers and directors for claims made against such persons because they were a shareholder, director, officer, employee or agent of Amrion or its subsidiaries or serving at the request of Amrion or any subsidiary as a director, officer, employee or agent of another entity; provided, however, Amrion and WFM will have no obligation to indemnify such a person (a) if the indemnification is prohibited by law or (b) if Amrion had breached a representation or warranty in the Merger Agreement with respect to the same matters for which indemnification is being sought, except if such person proves that he or she had no actual knowledge of such breach at the Effective Time. All rights of indemnification existing in favor of Amrion's officers and directors in Amrion's Articles of Incorporation or Bylaws and in any agreement between Amrion and any such officer or director will continue after the Effective Time. WFM agreed to provide officers' and directors' liability insurance for the benefit of Amrion's officers and directors for the two-year period commencing on the Effective Time on terms consistent in scope and amount of coverage with such insurance currently maintained by WFM. WFM agrees not to amend its Articles of Incorporation or Bylaws in a manner which would adversely affect the indemnification or exculpatory provisions contained therein.

CERTAIN REGULATORY MATTERS

  Consummation of the Merger is conditioned upon receipt by WFM and Amrion of such regulatory and other approvals as are required under applicable law, including certain approvals from the Commission. Other than these approvals and the matters described below, WFM and Amrion know of no such regulatory or other approvals required by law.

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), certain acquisition transactions, including the proposed Merger, may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Justice Department (the "Antitrust Division") and certain waiting period requirements have expired or been terminated. In accordance with the HSR Act, WFM and Amrion each filed Notification and Report Forms and certain supplementary materials with the Antitrust Division and the FTC for review in connection with the proposed Merger. The FTC granted early termination of the waiting period under the HSR Act on August 1, 1997. In addition, Mark Crossen, due to his acquisition of shares of WFM Common Stock as a result of the Merger, and WFM are required to file Notification and Reports Forms and certain supplementary materials with the Antitrust Division and the FTC. The applicable waiting period for this filing is expected to expire prior to the date of the Meetings.

  At any time before or after the Effective Time, notwithstanding such early termination of the waiting period under the HSR Act, the FTC, the Antitrust Division or any state could take such action under the antitrust laws of the United States or such state, as the case may be, as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divesture of substantial assets of WFM or Amrion. State governmental authorities or private persons may also seek to take legal action under the antitrust laws under certain circumstances.

POTENTIAL RESALES OF WFM SHARES RECEIVED IN THE MERGER

  The WFM Shares to be issued to Amrion shareholders in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any person who, at the time of the Special Meeting, may be deemed to be an "affiliate" of Amrion within the meaning of Rule 145 under the Securities Act. In general, affiliates of Amrion include any person or entity who controls, is controlled by or is under common control with Amrion. Rule 145, among other things, imposes certain restrictions upon the resale of securities received by affiliates in connection with certain reclassifications, mergers, consolidations or asset transfers. The WFM Shares received by affiliates of Amrion in the Merger will be subject to the applicable resale limitations of Rule 145. For a description of certain registration rights to be granted to Mr. Crossen and Mr. Williams, see "-- Interests of Certain Persons in the Merger--Registration Rights Agreements."

NASDAQ NMS LISTING OF THE WFM SHARES

  WFM has applied for listing on Nasdaq NMS of the WFM Shares to be issued in connection with the Merger and upon the exercise of Amrion stock options. Such shares have been approved for listing on Nasdaq NMS, subject to notice of issuance. See "The Merger--Conditions to Merger."

ACCOUNTING TREATMENT

  WFM will account for the business combination of WFM and Amrion in its financial statements by the pooling-of-interests method of accounting. Receipt by WFM of a letter from the independent certified public accountants for WFM, confirming the appropriateness of this accounting treatment, and a letter from the independent certified public accountants of Amrion to the effect that Amrion qualifies as an entity such that the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles are conditions precedent to the Merger. See "The Merger--Conditions to Merger."

FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to be a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by the Amrion shareholders, except for cash received in lieu of fractional shares or as a result of appraisal rights.

  The federal income tax consequences of the Merger to the Amrion shareholders will be as follows:

    (i) The Merger will constitute a reorganization within the meaning of
  Section 368(a)(2)(E) of the Code;

    (ii) No gain or loss will be recognized to the shareholders of Amrion upon their receipt of the WFM Shares in exchange for their Amrion Shares;

    (iii) The basis of the WFM Shares to be received by the shareholders of Amrion in the Merger will be the same as the basis of such shareholders in the Amrion Shares exchanged for such WFM Shares (reduced by any amount allocable to fractional share interests for which cash is received);

    (iv) The holding period of the WFM Shares to be received by the shareholders of Amrion will include the period during which they held their Amrion shares exchanged for the WFM Shares; and

    (v) Neither WFM nor Amrion will recognize gain or loss as a result of the Merger.

  Cash received in the Merger by an Amrion shareholder in lieu of a fractional WFM Share will be treated under Section 302 of the Code as having been received by the Amrion shareholder in exchange for such fractional share, and the Amrion shareholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and such shareholder's basis allocable to the fractional share.

  THE FOREGOING SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE ADVICE REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ANY HOLDER OF AMRION SHARES. FURTHER, NEITHER WFM OR AMRION HAS REQUESTED OR WILL REQUEST ANY RULING FROM THE INTERNAL REVENUE SERVICE AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF SHAREHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. EACH HOLDER OF AMRION SHARES IS URGED TO OBTAIN, AND SHOULD RELY UPON, HIS OWN TAX ADVICE.

                        PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma combined condensed financial statements assume a business combination between WFM and Amrion accounted for on a pooling-of-interests basis. The pro forma combined condensed financial statements are based on the respective historical financial statements and the notes thereto, which are incorporated by reference or included elsewhere herein. The pro forma combined condensed balance sheet combines WFM's April 13, 1997 unaudited condensed consolidated balance sheet with Amrion's March 31, 1997 unaudited condensed balance sheet. The pro forma combined condensed statements of operations combine WFM's historical condensed consolidated statements of operations for the fiscal years ended September 29, 1996, September 24, 1995 and September 25, 1994 and the unaudited twenty-eight week periods ended April 13, 1997 and April 7, 1996 with the corresponding Amrion historical condensed statements of operations for the three fiscal years ended December 31, 1996, 1995 and 1994 and the unaudited estimated twenty-eight week period ended April 13, 1997 and the unaudited six-month period ended June 30, 1996, respectively. The amounts included as Amrion historical amounts have been reclassified to conform to classifications used by WFM.

  The pro forma information is presented for illustrative purposes only and is not, in the opinion of WFM's management, necessarily indicative of the operating results or financial position that would have occurred if the business combination had been consummated at the beginning of the periods presented. Nor is the pro forma financial information necessarily indicative of future operating results or financial position.

  These pro forma combined condensed financial statements and the related notes should be read in conjunction with the consolidated historical financial statements and the related notes thereto of WFM, which have been incorporated by reference, and the historical financial statements and the related notes thereto of Amrion, which have been incorporated by reference herein.

                   WHOLE FOODS MARKET, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 APRIL 13, 1997
                       (in thousands, except share data)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.......................................... $  5,848
  Trade accounts receivable..........................................   28,181
  Merchandise inventories............................................   55,137
  Prepaid expenses and other current assets..........................    3,475
                                                                      --------
    Total current assets.............................................   92,641
  Net property and equipment.........................................  219,653
  Excess of costs over net assets acquired, net of accumulated amor-
   tization..........................................................   36,111
  Marketable securities available for sale...........................    6,346
  Mailing lists, net of accumulated amortization.....................    2,849
  Other assets, net of accumulated amortization......................   22,870
                                                                      --------
    Total assets..................................................... $380,470
                                                                      ========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current installments of long-term debt and capital lease obliga-
   tions............................................................. $    838
  Trade accounts payable.............................................   29,734
  Accrued payroll, bonus and employee benefits.......................   40,596
  Other accrued items................................................      810
                                                                      --------
    Total current liabilities........................................   71,978
  Long-term debt and capital lease obligations.......................  102,000
  Other long-term liabilities........................................   23,205
  Deferred income taxes..............................................      280
                                                                      --------
    Total liabilities................................................  197,463
    Minority interest................................................       34
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 5,000,000 shares authorized; none
   outstanding.......................................................      --
  Common stock, no par value; 50,000,000 shares authorized;
   23,747,817 shares issued and outstanding..........................  171,084
  Retained earnings..................................................   12,083
  Marketable securities valuation allowance..........................     (194)
                                                                      --------
    Total shareholders' equity.......................................  182,973
                                                                      --------
                                                                      $380,470
                                                                      ========

                   WHOLE FOODS MARKET, INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

         TWENTY-EIGHT WEEKS ENDED APRIL 13, 1997 AND APRIL 7, 1996 AND
  FISCAL YEARS ENDED SEPTEMBER 29, 1996, SEPTEMBER 24, 1995 AND SEPTEMBER 25,
                                      1994
                    (in thousands except for per share data)

                          FOR THE 28  FOR THE 28
                          WEEKS ENDED WEEKS ENDED
                           APRIL 13,   APRIL 7,   SEPT. 29,  SEPT. 24,  SEPT. 25,
                             1997        1996       1996       1995       1994
                          ----------- ----------- ---------  ---------  ---------
Sales...................   $575,213    $474,151   $946,353   $748,691   $597,294
Cost of goods sold and
 occupancy costs........    389,294     322,438    645,925    504,211    402,471
                           --------    --------   --------   --------   --------
  Gross profit..........    185,919     151,713    300,428    244,480    194,823
Direct store expenses...    131,280     111,582    217,048    183,655    144,383
General and administra-
 tive expenses..........     28,102      25,187     49,058     42,100     33,185
Pre-opening costs.......      2,733       3,710      3,964      4,029      3,387
Store relocation costs..        --          --       1,939      2,332      5,758
Restructuring expenses..        --        1,984        --         --         --
Non-recurring expenses..        --          --      38,516        --         282
                           --------    --------   --------   --------   --------
  Income (loss) from op-
   erations.............     23,804       9,250    (10,097)    12,364      7,828
Other income (expense):
Interest expense........     (3,266)     (1,726)    (4,671)    (2,368)      (127)
Interest and other in-
 come...................        253         326        626      1,022      1,077
                           --------    --------   --------   --------   --------
Income (loss) before in-
 come taxes.............     20,791       7,850    (14,142)    11,018      8,778
Minority interest in
 loss of subsidiary.....         24         --          24         65         89
Provision (credit) for
 income taxes...........      7,327       4,194     (1,404)     6,899      7,095
                           --------    --------   --------   --------   --------
Net income (loss).......   $ 13,488    $  3,656   $(12,714)  $  4,184   $  1,772
                           ========    ========   ========   ========   ========
Income (loss) per common
 and common equivalent
 share:.................   $   0.55    $   0.15   $  (0.54)  $   0.18   $   0.08
                           ========    ========   ========   ========   ========
Shares/weighted average
 shares outstanding.....     24,621      23,808     23,762     23,402     22,734
                           ========    ========   ========   ========   ========

          NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The unaudited pro forma combined condensed financial statements give effect to the business combination between WFM and Amrion accounted for on a pooling-of-interests basis. The pro forma combined condensed financial statements are based on the respective historical financial statements and the notes thereto. The pro forma combined condensed balance sheet combines WFM's April 13, 1997 unaudited condensed balance sheet with Amrion's March 31, 1997 unaudited condensed balance sheet. The pro forma combined condensed statements of operations combine WFM's historical condensed consolidated statements of operations for the three fiscal years ended September 29, 1996, September 24, 1995 and September 25, 1994 and the unaudited twenty-eight week periods ended April 13, 1997 and April 7, 1996 with Amrion's corresponding historical condensed statements of operations for the three years ended December 31, 1996, 1995 and 1994 and the unaudited estimated twenty-eight week period ended April 13, 1997 and the unaudited six month period ended June 30, 1996, respectively. The amounts included as Amrion's historical amounts have been reclassified to conform to classifications used by WFM.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been consummated at the beginning of the periods presented nor is it necessarily indicative of future operating results or financial position.

  These pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and the related notes thereto of WFM and Amrion included or incorporated elsewhere herein.

  Adjustments to the pro forma combined condensed balance sheet and statements of operation assume the merger of WFM and Amrion was consummated on September 27, 1993. The transaction has been accounted for using the pooling-of-interests method of accounting. The following adjustments have been provided in connection with the merger in accordance with Accounting Principles Board Opinion No. 16:

    (1) Reclassifying additional paid-in capital of Amrion to common stock of WFM.

    (2) Reflecting the estimated number of shares of WFM Common Stock to be issued in exchange for all common stock of Amrion on the conversion ratio of .87 new shares of WFM for every existing share of Amrion Common Stock, or 4,568,817 shares of WFM Common Stock for 5,251,514 shares of Amrion common equivalent shares assumed to be outstanding at the date of the Merger.

    (3) Prior to the combination, Amrion's fiscal year ended on December 31. In recording the pooling-of-interests combination, Amrion's December 31, 1996, 1995 and 1994 financial statements were combined with WFM's September 29, 1996, September 24, 1995 and September 25, 1994 financial statements, respectively.

    (4) The estimated merger transaction expenses of approximately $3 to $5 million have not been recorded in the accompanying proforma combined condensed financial statements. Such expenses will be deferred when incurred and charged to expense upon consummation of the transaction.

                      COMPARISON OF SHAREHOLDERS' RIGHTS

  WFM is incorporated under the laws of the State of Texas and Amrion is incorporated under the laws of the State of Colorado. The Amrion shareholders, whose rights as shareholders are currently governed by Colorado law and Amrion's Articles of Incorporation and Bylaws, will become upon consummation of the Merger shareholders of WFM, and their rights will be governed by Texas law and WFM's Restated Articles of Incorporation and Bylaws. Certain differences between the rights of holders of WFM Common Stock and the Amrion Common Stock are summarized below.

  The following summary does not purport to be a complete statement of the rights of WFM shareholders under applicable Texas law and WFM's Restated Articles of Incorporation and Bylaws, or the rights of shareholders of Amrion under applicable Colorado law and Amrion's Articles of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the Texas Business Corporation Act ("TBCA") and the CBCA and the WFM Restated Articles of Incorporation and Bylaws and Amrion's Amended and Restated Certificate of Incorporation and Bylaws.

AUTHORIZED CAPITAL STOCK

  WFM is authorized to issue 50,000,000 shares of Common Stock, no par value, of which 19,690,029 shares were outstanding as of July 24, 1997, and 5,000,000 shares of Preferred Stock, $.01 par value ("WFM Preferred Stock"), none of which are outstanding.

  WFM may issue Preferred Stock in one or more series and the WFM Board of Directors may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the WFM Common Stock until the Board of Directors of WFM determines the specific rights of holders of such WFM Preferred Stock. However, such effects might include, among other things, restricting dividends on the WFM Common Stock, diluting the voting power of the WFM Common Stock, impairing the liquidation rights of the WFM Common Stock and delaying or preventing a change in control of WFM without further action by the WFM shareholders.

  Amrion is authorized to issue 10,000,000 shares of Amrion Common Stock, $.0011 par value per share, and as of June 30, 1997, 5,255,514 shares of Amrion Common Stock were outstanding. Amrion's Articles of Incorporation do not authorize any shares of Preferred Stock.

VOTING RIGHTS

  The holders of Amrion Common Stock are entitled to one vote per share on all matters on which shareholders of Amrion are entitled to vote or consent. Cumulative voting is prohibited in the election of directors.

  Under the CBCA, Amrion's shareholders are entitled to vote in groups in certain circumstances. A voting group consists of all the shares of a class or series that, under the Articles or the CBCA, are entitled to vote and be counted together collectively on a matter at a meeting of shareholders. If multiple voting groups are entitled to vote on a matter, favorable action on the matter is taken only when it is approved by each such voting group. Although the Amrion Common Stock is the only voting stock of Amrion and the Articles do not provide for voting by voting groups, if any other class or series of capital stock is issued by Amrion in the future such class or series will be entitled to vote separately as a voting group under the CBCA in connection with certain amendments to the Amrion Articles of Incorporation and certain plans of merger and share exchanges.

  Although the CBCA provides that a quorum at a meeting of shareholders will be a majority of the outstanding shares, the Amrion Articles of Incorporation provide that one-third of the outstanding Amrion shares will constitute a quorum at a shareholders' meeting.

  The TBCA has no equivalent provisions for voting groups. Holders of WFM Common Stock are entitled to one vote per share on any matter submitted to the vote or consent of shareholders, and cumulative voting is prohibited in the election of directors. Under the WFM Articles of Incorporation, until such time as the WFM Board of Directors may designate a series of Preferred Stock that has the right to vote, WFM Common Stock will be the only class of voting stock of WFM.

DIVIDEND AND RELATED ISSUES

  Under the CBCA, a dividend may be paid on the Amrion Common Stock unless, after payment of the dividend, (i) Amrion would not be able to pay its debt as they become due in the usual course of business or (ii) Amrion's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Amrion were dissolved, to satisfy the preferential rights of shareholders whose preferential rights are superior to those holders receiving the dividend. Amrion does not have any shareholders who have preferential rights to the holders of Amrion Common Stock.

  Subject to preferences that may be applicable to any outstanding WFM Preferred Stock, the holders of WFM Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The WFM Common Stock is non-assessable, not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of WFM Common Stock have no preemptive rights to maintain their respective percentage of ownership in future offerings or sales of stock by WFM.

AMENDMENTS TO CHARTER AND BYLAWS

  Under the CBCA, all of the holders of Amrion Common Stock, and each holder of shares of an affected class or series of stock, voting in separate voting groups, are entitled to vote on any amendment of the Articles that would (i) increase or decrease the aggregate number of authorized shares of the class or series; (ii) effect an exchange or reclassification of all or part of the shares of the class or series into shares of another class or series; (iii) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class or series into shares of the class or series; (iv) change the designation, preferences, limitations or relative rights of all or part of the shares of the class or series; (v) change the shares of all or part of the class or series into a different number of shares of the same class; (vi) create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the class or series; (vii) increase the rights, preferences, or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolutions that are prior, superior, or substantially equal to the shares of the class or series; (viii) limit or deny an existing preemptive right of all or part of the shares of the class or series; or (ix) cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class or series.

  The Amrion Articles of Incorporation provide that any action to be taken by the shareholders of Amrion that requires the vote of two-thirds of the outstanding shares of capital stock under the CBCA may be taken by the vote or concurrence of a majority of the outstanding Amrion shares.

  The TBCA permits a corporation to amend its articles of incorporation so long as the amended articles of incorporation contain only provisions permissible in original articles of incorporation filed at the time when the amendment is filed. The TBCA provides that any amendment to the articles of incorporation requires the approval of at least two-thirds of the shareholders entitled to vote, unless the articles of incorporation permits a lesser amount. The Restated Articles of Incorporation of WFM do not permit approval of amendments by a lesser number of shareholders.

  Under the TBCA, the power to adopt, amend or repeal bylaws rests with the board of directors unless (i) the articles of incorporation reserves the power exclusively to the shareholders in whole or in part or (ii) the shareholders expressly reserve the power to amend or repeal a particular bylaw. Under the TBCA, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise, the shareholders' power to amend, repeal or adopt bylaws is concurrent with that of the directors. The WFM Bylaws expressly authorize the Board of Directors of WFM to adopt, alter, amend or repeal the WFM Bylaws by a majority vote at and meeting at which a quorum is present.

APPROVAL OF, AND SPECIAL RIGHTS WITH RESPECT TO, MERGERS OR CONSOLIDATIONS AND CERTAIN OTHER TRANSACTIONS; APPRAISAL RIGHTS

  Under the CBCA, a plan of merger or share exchange or a transaction involving the sale, lease, exchange or other disposition of all or substantially all of Amrion's property, other than in the usual and regular course of business, must be adopted by the Amrion Board of Directors and then approved by each voting group entitled to vote separately on such plan, share exchange or transaction by the holders of a majority of all the votes entitled to be cast on such plan, share exchange or transaction by that voting group. The CBCA requires separate voting by voting groups (i) on a plan of merger if the plan contains a provision that, if contained in an amendment to the Amrion Articles of Incorporation, would require action by separate voting groups, and
(ii) on a plan of share exchange by each class or series of shares included in the share exchange, with each class or series constituting a separate voting group.

  Under the CBCA, a shareholder who complies with prescribed statutory procedures, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of his or her shares in the event of (i) consummation of a plan of merger to which Amrion is a party, if approval by Amrion's shareholders is required for the merger or if Amrion were a subsidiary that was merged with its parent corporation, (ii) consummation of a plan of share exchange to which Amrion is a party as the corporation whose shares will be acquired, (iii) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of Amrion's property if a shareholder vote is required for such disposition, and (iv) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by Amrion if Amrion's shareholders are entitled to vote on whether Amrion will consent to the disposition, unless the shareholder's shares are listed on a national securities exchange or on Nasdaq NMS or are held of record by more than 2,000 shareholders, provided, however, that this limitation shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporation action, anything except (a) shares of the corporation surviving the consummation of the plan of merger or share exchange, (b) shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange or on Nasdaq NMS or will be held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares, or (d) any combination of the shares described in (a) and (b) or cash in lieu of fractional shares.

  Except as indicated below, under the TBCA, a merger or consolidation generally must be approved by the holders of at least two-thirds of all of the outstanding shares of each constituent corporation entitled to vote. The merger or consolidation of a wholly owned subsidiary into or with a corporation does not require shareholder approval. The sale of all or substantially all of the assets of a corporation must be approved by the holders of at least two-thirds of the outstanding stock entitled to vote. The TBCA does not require a shareholder vote of the surviving corporation in a merger, unless required by the surviving corporation's articles of incorporation, if (i) the merger agreement does not amend the existing articles of incorporation, (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger,
(iii) the voting power of the number of voting shares of stock issued and issuable as a result of the merger does not exceed by more than 20% the voting power of the shares of stock outstanding immediately prior to the effective date of the merger, (iv) the number of participating shares outstanding immediately after the merger plus those issuable as a result of the merger does not exceed by more than 20% the outstanding pre-merger total, and (v) the board of directors recommends the plan.

  Under the TBCA, any shareholder of a domestic corporation has the right to dissent from (i) any plan of merger on which he was entitled under the TBCA to vote, (ii) any sale, lease, exchange, or other disposition of all, or substantially all, of the property and assets of the corporation which required shareholder approval, and (iii) any plan of exchange pursuant to
Article 5.02 of the TBCA in which the shares of the shareholder are to be acquired. This right is not available with regard to a plan of merger in which there is a single surviving corporation, or from a plan of exchange, if (i) the affected shares are listed on a national securities exchange or held by more than 2,000 shareholders and (ii) the shareholder is not required to accept anything other than shares of the surviving corporation or another publicly held corporation (except for payments in lieu of fractional shares).

SPECIAL MEETINGS; ACTION WITHOUT MEETINGS

  Under the CBCA and the Amrion Bylaws, a special meeting of the shareholders of Amrion may be called for any purpose by the President or by the Board, and must be called by the President at the request of the holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at such meeting. Under the CBCA, unless the articles of incorporation require that action be taken at a shareholders' meeting, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if all of the shareholders entitled to vote thereon consent to such action in writing. The Amrion Articles of Incorporation do not contain provisions regarding shareholder actions by written consent.

  Under the TBCA, special meetings of shareholders may be called by (i) the president, (ii) the board of directors, (iii) those persons authorized by the corporation's articles of incorporation or bylaws, and (iv) the holders of at least 10% of the shares entitled to vote, unless the charter specifics a greater (but not more than 50%) or lesser number. The WFM Bylaws also authorizes the chief executive officer to call a special meeting of shareholders at any time.

  Any action required or permitted to be taken by shareholder vote may, under the TBCA, be taken without a meeting by written consent describing the action taken and signed by the holders of all of the shares entitled to vote on the action. The TBCA permits the articles of incorporation to permit action by written consent of the minimum number of votes that would be necessary to authorize or take the action at a meeting. The WFM Restated Articles of Incorporation does not permit shareholder action without a meeting by less than unanimous consent.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

  The TBCA allows corporations to indemnify a director, officer, agent, or employee against civil or criminal liability if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action, if he had no reasonable cause to believe his conduct was unlawful. A director may not be indemnified in respect of a proceeding if he is held liable to the corporation or received an improper personal benefit, except to the extent of reasonable expenses actually incurred, and no indemnification shall be made in respect of any proceeding in which the person was guilty of willful or intentional misconduct. In any action in which the director, officer, agent, or employee has been successful, on the merits or otherwise, the corporation must indemnify him against reasonable expenses. The indemnification provisions of the TBCA provide that they are not exclusive of additional rights to indemnification. The WFM Articles of Incorporation and Bylaws provide that directors, officers, employees, agents, and persons serving in similar capacities at the request of the corporation are indemnified to the fullest extent permitted by the TBCA.

  Texas law also allows a corporation's articles of incorporation to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for the director's breach of his fiduciary duty as a director. However, the corporation may not eliminate or limit a director's liability for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived an improper personal benefit, or
(iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The WFM Restated Articles of Incorporation limit the liability of WFM directors to the full extent permitted by Texas law now or in the future, and state that any repeal or modification of the TBCA provision will not adversely affect any right or protection of any WFM director that exists immediately prior to such repeal or modification.

  The CBCA permits indemnification of a director in connection with conduct in an official capacity only if the director conducted himself or herself in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action, if he had no reasonable cause to believe his conduct was unlawful. The CBCA generally precludes indemnification if there is an adjudication of liability that the director obtained an improper personal benefit. The CBCA does not permit a corporation to indemnify directors against judgments in actions brought by or in the right of the corporation in which such director was adjudged liable to the corporation, and the CBCA extends such limitation to indemnification of officers. However, the CBCA permits indemnification for reasonable expenses in such situations if the indemnification is ordered by a court. The CBCA permits the corporation to advance expenses upon an undertaking for their repayment if the person receiving the advance is not ultimately entitled to indemnification. The CBCA prohibits provisions in articles of incorporation, bylaws, or contracts that are inconsistent with the statutory provisions.

  The Amrion Articles of Incorporation provide that its directors will be indemnified by Amrion to the maximum extent permitted by law. In addition, the Amrion Articles of Incorporation state that no conflicting interest transaction (as that term is defined in (S)7-108-501 of the CBCA and generally includes a loan to a director, a guaranty of a director's obligation or any other transaction between a corporation and a director of such corporation in which the director has a financial interest) is void or voidable or be enjoined, set aside, or give rise to a award of damages or other sanctions in a proceeding by a shareholder or by or in the right of Amrion solely because the conflicting interest transaction involves a director of Amrion or an entity in which a director of Amrion is a director or officer or has a financial interest or solely because the director is present at or participates in the meeting of Amrion's Board of Directors or of the committee of the Board of Directors which authorizes, approves, or ratifies the conflicting interest transaction or solely because the director's vote is counted for such purpose if the requirements of the CBCA are met.

  The Amrion Articles of Incorporation further provide that a director of Amrion will not be liable to Amrion or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to Amrion or to its shareholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for unlawful distribution as provided by the CBCA, or (iv) any transaction from which the director directly or indirectly received an improper personal benefit.

REMOVAL OF DIRECTORS

  Under the CBCA and the Amrion Bylaws, a member of the Amrion Board of Directors may be removed, with or without cause, by the holders of a majority of the shares of stock entitled to vote on the election of directors. In addition, a director may be removed by the district court of the county in Colorado in which Amrion's principal or registered office is located, in a proceeding commenced either by Amrion or by shareholders holding at least 10% of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to Amrion and that removal is in Amrion's best interests.

  As permitted by the TBCA, the WFM Bylaws provide that directors of WFM may be removed, with or without cause, by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

  Under the CBCA and the Amrion Bylaws, vacancies in the Amrion Board of Directors may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and newly created directorships resulting from an increase in the number of directors, including an increase effected by the Amrion Board of Directors, may be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting or special meeting of shareholders called for that purpose.

  Under the TBCA and the WFM Bylaws, vacancies and newly created directorships resulting from any increase in the number of directors may be filled by the shareholders or by the affirmative vote of a majority of the directors then in office; provided, however, the WFM Board of Directors may not fill more than two directorships created by an increase in the number of directors during the period between any two successive annual meetings of shareholders.

           AMENDMENTS TO THE 1992 STOCK OPTION PLAN FOR TEAM MEMBERS

  The First Plan Amendment to the WFM Option Plan would increase the number of shares of WFM Common Stock subject to the plan from 3 million shares to 4 million shares. The WFM Board of Directors has approved the First Plan Amendment due to the expected significant increase in Team Members resulting from the Merger. In order to continue to obtain the beneficial effects of the WFM Option Plan, it will be necessary to increase the number of shares available under the plan to provide for future options that may be granted to the Team Members who were formerly employees of Amrion. Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of WFM Common Stock represented at the Special Meeting. THE WFM BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FIRST PLAN AMENDMENT TO THE WFM OPTION PLAN.

  The Board of Directors has approved the Second Plan Amendment to provide that the aggregate amount of shares which are subject to options which may be granted to any individual Team Member under the WFM Option Plan during any fiscal year may not exceed 100,000 shares. The Second Plan Amendment is intended to preserve WFM's ability to deduct as a business expense certain compensation attributable to the exercise of stock options to be granted in the future under the WFM Option Plan in accordance with the requirements of
Section 162(m) of the Code to the extent such options are not entitled to incentive stock option treatment. THE WFM BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SECOND PLAN AMENDMENT TO THE WFM OPTION PLAN.

  Under Section 162(m), the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated employees of a publicly held corporation is limited to no more than $1,000,000. In order for compensation to be exempted from this deduction limitation, the compensation must satisfy the following requirements: (i) the payments must be subject to the attainment of objective performance goal or goals; (ii) the plan under which the compensation is awarded must be administered by outside directors; and (iii) shareholder approval of the compensation plan must be obtained.

  WFM's tax deduction with respect to stock options granted under the WFM Option Plan is determined when the option is exercised by the optionee. If the option is a non-qualified option or if the option is otherwise not entitled to incentive stock option treatment, then WFM is entitled to a deduction in an amount equal to the difference between WFM's stock price on the date of exercise and the options' exercise price multiplied by the total number of shares exercised under the option. Compensation received upon the exercise of a stock option satisfying the three requirements described above is not subject to the $1,000,000 per team member per year deduction limitation.

  WFM's stock options will meet the first requirement because options which have exercise prices not less than the fair market value of the stock on the date of grant are treated as "performance type and base" compensation. The WFM Option Plan's administration by the Compensation Committee meets the second requirement. The provisions of the WFM Option Plan meet the third requirement except that the WFM Option Plan must specify the maximum number of shares subject to options that can be awarded under the WFM Option Plan to any single employee. The amendment adopted by the WFM Board and recommended for shareholder approval specifies that options for no more than 100,000 shares may be granted to any single team member during any fiscal year. This amendment is intended to qualify the stock options granted after the date of the Special Meeting so as to preserve WFM's tax deduction, if and when the stock options are exercised and to the extent the options are not entitled to incentive stock option treatment.

  The purpose of the WFM Option Plan is to encourage an ownership attitude among Team Members at WFM. All Team Members are eligible to participate in the WFM Option Plan, subject to length of service criteria which are generally five years or 10,000 hours of employment with WFM. The intention of WFM in administering the WFM Option Plan is to provide Team Members with an ongoing incentive to increase earnings and productivity, to acknowledge superior service contributions by Team Members to WFM and to recognize promotions of Team Members.

  As of June 30, 1997, options to purchase an aggregate of 2,476,560 shares of WFM Common Stock (net of options canceled) had been granted pursuant to the WFM Option Plan, options to purchase 378,630 shares had been exercised, options to purchase 2,097,930 shares remained outstanding, and only 523,440 shares remained available for future grant. As of June 30, 1997, the market value of all shares of WFM Common Stock subject to outstanding options was approximately $69,494,000 (based upon the closing sale price of the WFM Common Stock as reported on the Nasdaq NMS on June 30, 1997). During the 1996 fiscal year, options covering 657,357 shares of WFM Common Stock were granted to employees of WFM.

  As of June 30, 1997, the following current executive officers named in its proxy statement for its 1997 annual meeting of shareholders have been granted options under the WFM Option Plan in the amount indicated: John Mackey, Chief Executive Officer, 125,000 shares; Peter Roy, President, 135,000 shares, Glenda Flanagan, Chief Financial Officer, 71,000 shares; Rich Cundiff, Regional President, 70,500 shares; and Chris Hitt, Regional President, 175,300 shares. Since adoption of the WFM Option Plan, all current executive officers, as a group, have been granted options covering 1,026,830 shares of WFM Common Stock which represents approximately 41% of the total number of options granted pursuant to the WFM Option Plan. The foregoing amounts do not include options granted under the 1987 Option and Incentive Plan which was terminated in 1992, except as to options previously granted.

  Stock options currently issued under the WFM Option Plan are currently entitled to "incentive stock option" treatment for federal income tax purposes provided by Section 422A of the Internal Revenue Code. An optionee, upon exercise of an option under the WFM Option Plan, will not realize taxable income (but may generate a tax preference item which may result in tax liability under alternative minimum tax provisions), nor will WFM then be entitled to a deduction. The gain realized upon the subsequent disposition of the stock acquired upon exercise of the options will be entitled to capital gain treatment, provided that no such disposition is made within two years after the option was granted and one year after the option was exercised. If such holding period requirements are not satisfied, the optionee will realize ordinary income equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price, and will receive a credit against income tax to the extent alternative minimum tax liability was incurred upon exercise. If the optionee must recognize ordinary income, WFM will be entitled to a corresponding deduction. The foregoing statements are based upon current federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, change.

  In addition, the WFM Option Plan may establish for officers and directors of WFM an exemption from the provisions of Section 16(b) of the Exchange Act for the grants of options. Section 16(b) provides for recovery by WFM of profits made by officers and directors on short-term trading in shares of Common Stock. Grants of options to purchase common stock under the WFM Option Plan by officers and employee-directors of WFM may be entitled to an exemption from the operation of Section 16(b), provided certain conditions are met under the rules and regulations of the Commission.

                                 LEGAL MATTERS

  The validity of the shares of WFM Common Stock to be issued in connection with the Merger is being passed upon for WFM by Crouch & Hallett, L.L.P.

                                    EXPERTS

  The consolidated financial statements and schedules of Amrion as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of BDO Seidman, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of WFM as of September 29, 1996 and September 24, 1995 and for each of the fiscal years in the three-year period ended September 29, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the Registration Statement, and upon the authority of such firm as experts in accounting and auditing.

                SHAREHOLDERS PROPOSALS FOR 1998 ANNUAL MEETINGS

  Any proposals that stockholders of WFM desire to have presented at the 1998 Annual Meeting of Shareholders must be received by WFM at its principal executive offices no later than October 17, 1997 for inclusion in WFM's 1998 proxy materials.

  In order for proposals of shareholders to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Shareholders of Amrion (if the Merger is not consummated), such proposals must be received by the Secretary of Amrion by January 19, 1998.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            WHOLE FOODS MARKET, INC.
                             (A TEXAS CORPORATION)

                           NUTRIENT ACQUISITION CORP.
                            (A COLORADO CORPORATION)

                                      AND

                                  AMRION, INC.
                            (A COLORADO CORPORATION)

                           DATED: AS OF JUNE 9, 1997

  This Agreement and Plan of Merger (the "Agreement") is made as of the 9th day of June, 1997, among Whole Foods Market, Inc., a Texas corporation ("WFM"); Nutrient Acquisition Corp., a Colorado corporation (the "Merger Subsidiary"), which is wholly owned by WFM; and Amrion, Inc., a Colorado corporation ("Amrion").

                             W I T N E S S E T H:

  WHEREAS, the respective Boards of Directors of WFM, the Merger Subsidiary and Amrion each have determined that it is in the best interests of their respective stockholders for WFM to acquire Amrion through the merger of the Merger Subsidiary with and into Amrion upon the terms and conditions set forth herein;

  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

                                  ARTICLE 1.

                                  The Merger

  1.1. Merger. In accordance with the provisions of the business corporation laws of the State of Colorado at the Effective Date (as hereinafter defined), the Merger Subsidiary shall be merged (the "Merger") into Amrion, as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Articles 6 and 7. Following the Merger, Amrion shall continue as the surviving corporation (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Colorado.

  1.2. Continuing of Corporate Existence. Except as may otherwise be set forth herein, the corporate existence and identity of Amrion, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of the Merger Subsidiary, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of Amrion, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of Merger Subsidiary shall thereafter cease except to the extent continued by statute.

  1.3. Effective Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Colorado pursuant to the provisions of the Colorado Business Corporation Act (the "CBCA"). The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Date".

  1.4. Corporate Government of the Surviving Corporation.

  (a) The Articles of Incorporation of Amrion, as in effect on the Effective Date, shall continue in full force and effect and shall be the Articles of Incorporation of the Surviving Corporation.

  (b) The Bylaws of Amrion, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

  (c) The members of the Board of Directors of the Surviving Corporation shall be the persons holding such office in the Merger Subsidiary as of the Effective Date.

  (d) The officers of the Surviving Corporation shall be the persons holding such offices in Amrion as of the Effective Date.

  1.5. Rights and Liabilities of the Surviving Corporation. The Surviving Corporation shall have the following rights and obligations:

    (a) The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Colorado.

    (b) The title to all real estate and other property owned by each of Amrion and the Merger Subsidiary shall be, at the Effective Date, transferred to and vested in the Surviving Corporation without reversion or impairment; and such transfer to and vesting in the Surviving Corporation shall be deemed to occur by operation of law, and no consent or approval of any other person shall be required in connection with any such transfer or vesting unless such consent or approval is specifically required in the event of merger by law or by express provision in any contract, agreement, decree, order, or other instrument to which Amrion or the Merger Subsidiary is a party or by which it is bound.

    (c) At the Effective Date, the Surviving Corporation shall thenceforth have all liabilities of Amrion and the Merger Subsidiary, and any proceeding pending against Amrion or the Merger Subsidiary may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for the Merger Subsidiary.

  1.6. Closing. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the executive offices of WFM in Austin, Texas, commencing at 10:00 a.m., local time, as soon as practicable after the last to be fulfilled or waived of the conditions set forth in Articles 6 and 7 or at such other place, time and date as shall be fixed by mutual agreement between WFM and Amrion. The day on which the Closing shall occur is referred to herein as the "Closing Date." Each party will cause to be prepared, executed and delivered the Articles of Merger to be filed with the Secretary of State of Colorado and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

  1.7. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

  1.8. Pooling of Interests. It is the intention of the parties hereto that the Merger will be treated for financial reporting purposes as a pooling of interests.

                                  ARTICLE 2.

                  Conversion of Shares; Treatment of Options

  2.1. Conversion of Shares. At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof:

    (a) Each share of common stock, $.0011 par value per share, of Amrion ("Amrion Common Stock"), which shall be outstanding immediately prior to the Effective Date (other than Dissenting Shares, as defined in Section 2.3 below) (the "Converted Shares") shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive .87 shares of Common Stock, $.01 par value, of WFM (the "WFM Common Stock") (the foregoing amount of shares of WFM Common Stock being referred to herein as the "Merger Consideration").

    (b) Each share of Common Stock, $.01 par value, of the Merger Subsidiary which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of newly issued Amrion Common Stock.

  2.2. Fractional Shares. No scrip or fractional shares of WFM Common Stock shall be issued in the Merger. All fractional shares of WFM Common Stock to which a holder of Amrion Common Stock immediately prior to the Effective Date would otherwise be entitled at the Effective Date shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled, after the later of (a) the Effective Date or
(b) the surrender of such stockholder's "Certificate" (as defined in Section 2.5) or Certificates that represent such shares of Amrion Common Stock, to receive from WFM an amount in cash in lieu of such fractional share. The amount of such cash payment shall be equal to such fractional proportion of the "Average Closing Price" of the WFM Common Stock. WFM will make available to the "Exchange Agent" (as defined in Section 2.5) the cash necessary for the purpose of paying cash for fractional shares. For purposes of this Agreement, "Average Closing Price" shall mean the average per share closing price of WFM Common Stock as reported on the Nasdaq National Market System ("NMS") over the twenty trading days immediately preceding the fifth trading day prior to the Effective Date.

  2.3. Dissenting Shares. Shares of Amrion Common Stock that are issued and outstanding immediately prior to the Effective Date and that have not been voted for adoption of the Merger and with respect of which dissenter's rights have been properly demanded in accordance with the applicable provisions of the CBCA ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Sections 2.1 and 2.2 at or after the Effective Date unless and until the holder of such shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the CBCA) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the CBCA) or becomes ineligible for such appraisal, then, as of the Effective Date or the occurrence of such event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Sections 2.1 and 2.2. If any holder of Amrion Common Stock shall assert the right to be paid the fair value of such Amrion Common Stock as described above, Amrion shall give WFM notice thereof and WFM shall have the right to participate in all negotiations and proceedings with respect to any such demands. Amrion shall not, except with the prior written consent of WFM, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. After the Effective Date, WFM will cause the Surviving Corporation to pay its statutory obligations, if applicable, to holders of Dissenting Shares.

  2.4. Stock Options and Warrants.

  (a) At the Effective Date, all options and warrants (collectively the "Options") then outstanding under Amrion's Non-Qualified Stock Option Plan and Non-Employee Director Stock Option Plan (collectively the "Option Plans") or pursuant to the underwriters' warrant granted to John G. Kinnard & Co., and affiliates or transferees thereof, shall remain outstanding following the Effective Date and such Options shall, by virtue of the Merger and without any further action on the part of Amrion or the holder of any such Option, be assumed by WFM in accordance with their terms and conditions as in effect at the Effective Date (and the terms and conditions of the Option Plans and the option agreements associated with such Option Plans), except that (A) each such Option shall be exercisable in accordance with its terms for that whole number of shares of WFM Common Stock (rounded to the nearest whole share) into which the number of shares of Amrion Common Stock subject to such Option immediately prior to the Effective Date would be converted under Section 2.1 at an exercise price per share of WFM Common Stock (rounded to the nearest cent) equal to the exercise price per share of Amrion Common Stock applicable to such Option divided by .87; (B) all actions to be taken thereunder by the Board of Directors of Amrion or a committee thereof shall be taken by the Board of Directors of WFM or a committee thereof; and (C) no payment shall be made for fractional interests. From and after the date of this Agreement, except as provided in Section 5.1, no additional options shall be granted by Amrion under the Option Plans.

  (b) It is intended that the assumed Options, as set forth herein, shall not give to any holder thereof any benefits in addition to those which such holder had prior to the assumption of the Option. WFM shall take all necessary corporate action necessary to reserve for issuance a sufficient number of shares of WFM Common Stock for delivery upon exercise of the Options. As soon as practicable after the Effective Date, WFM shall file a registration statement, or an amendment to an existing registration statement, under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 (or other successor form) with respect to the shares of WFM

Common Stock subject to the Option Plans (the "Option Shares") and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such Options remain outstanding. If any optionee is unable to sell all of his or her Option Shares pursuant to Rule 144 promulgated under the Securities Act due to the volume restrictions of Rule 144, then such registration statement will include a resale prospectus with respect to such optionee. In addition, WFM will cause such all shares of WFM Common Stock issuable upon exercise of the Options to be quoted on the NMS.

  2.5. Exchange Agent.

  (a) WFM shall authorize Securities Transfer Corporation to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Effective Date, WFM shall deposit or shall cause to be deposited in trust with the Exchange Agent the aggregate of the following: (i) the Merger Consideration with respect to each Converted Share; (ii) certificates representing the number of whole shares of WFM Common Stock to which the holders of Amrion Common Stock (other than holders of Dissenting Shares) are entitled pursuant to Section 2.1(a); and (iii) cash sufficient to pay for fractional shares then known to WFM, if applicable (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from WFM, pay the Merger Consideration with respect to such Converted Share as provided for in this Article 2 out of the Exchange Fund. Any cash needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by WFM and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by WFM, Merger Subsidiary and Amrion prior to the Effective Date.

  (b) As soon as practicable after the Effective Date, the Exchange Agent shall mail and otherwise make available to each record holder (other than holders of Dissenting Shares) who, as of the Effective Date, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Date represented shares of the Converted Shares (the "Certificates") a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof, which letter of transmittal shall comply with all applicable rules of the NMS.

  (c) Delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of WFM Common Stock to which such holder of Amrion Common Stock shall have become entitled pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled.

  (d) WFM shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of WFM Common Stock; provided, however, that such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered. If any portion of the consideration to be received pursuant to this Article 2 upon exchange of a Certificate is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of WFM Common Stock to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Date until surrender in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing treasury shares of Amrion and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.2. No dividends that are otherwise payable on WFM Common Stock will be paid to persons entitled to receive WFM Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name WFM Common Stock shall be issued any dividends on such WFM Common Stock that shall have a record date on or after the Effective Date and prior to such surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. All payments in respect of shares of Amrion Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

  (e) In the case of any lost, mislaid, stolen or destroyed Certificates, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in this Article 2, to deliver to WFM a bond, in such reasonable sum as WFM may direct, or other form of indemnity satisfactory to WFM, as indemnity against any claim that may be made against the Exchange Agent, WFM or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

  (f) After the Effective Date, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Amrion Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in this Article 2.

  (g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Amrion for six months after the Effective Date shall be returned to WFM, upon demand, and any holder of Amrion Common Stock who has not theretofore complied with Section 2.5(c) shall thereafter look only to WFM for issuance of the number of shares of WFM Common Stock and other consideration to which such holder has become entitled pursuant to this
Article 2; provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Amrion Common Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  2.6. Adjustment. If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, the outstanding shares of Amrion Common Stock or WFM Common Stock shall have been changed into a different number of shares or a different class by reason of any classification, recapitalization, split-up, combination, exchange of shares, or readjustment or a stock dividend thereon shall be declared with a record date within such period, then the consideration to be received pursuant to Section 2.1(a) hereof by the holders of shares of Amrion Common Stock shall be adjusted to accurately reflect such change.

                                  ARTICLE 3.

                   Representations and Warranties of Amrion

  Amrion represents and warrants to WFM and the Merger Subsidiary that the statements contained in Article 3 are true and correct in all material respects, except as set forth in the schedules attached hereto. As used in this Article 3 and elsewhere in this Agreement, the phrases "to Amrion's knowledge" or "to Amrion's actual knowledge" shall mean to the knowledge of Mark S. Crossen, Chief Executive Officer of Amrion, or Jeffrey S. Williams, Chief Financial Officer of Amrion.

  3.1. Organization and Good Standing of Amrion. Amrion is a corporation duly organized, validly existing and in good standing under the laws of Colorado. Natrix, LLC ("Natrix") is a limited liability company duly organized, validly existing and in good standing under the laws of Colorado.

  3.2. Capital Stock of Natrix and Other Ownership Interests. The membership interests of Natrix have been duly authorized and are validly issued, fully paid and nonassessable. The number of authorized and outstanding membership interests or other equity interests of Natrix, and the record and beneficial owners of the same, are set forth on Schedule 3.2 and, except as set forth on
Schedule 3.2, are owned by Amrion, either directly or indirectly, free and clear of all liens, encumbrances, equities or claims.

  3.3. Foreign Qualification. Amrion and Natrix are duly qualified or licensed to do business and are in good standing as a foreign corporation or limited liability company in every jurisdiction where the failure so to qualify would have a material adverse effect (a "Amrion Material Adverse Effect") on (a) the business, operations, assets or financial condition of Amrion and Natrix taken as a whole or (b) the validity or enforceability of, or the ability of Amrion to perform its obligations under, this Agreement.

  3.4. Company Power and Authority. Each of Amrion and Natrix has the corporate or company power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted. Amrion has the corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement and the Merger by its stockholders, to perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Amrion of this Agreement has been duly authorized by all necessary corporate action (other than the approval of this Agreement and the Merger by its stockholders).

  3.5. Binding Effect. This Agreement has been duly executed and delivered by Amrion and is the legal, valid and binding obligation of Amrion enforceable in accordance with its terms except that:

    (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

    (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

    (c) rights to indemnification may be limited by considerations of public policy.

  3.6. Absence of Restrictions and Conflicts. Subject only to the approval of the adoption of this Agreement and the Merger by Amrion's stockholders and except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and the consummation of the Merger and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the articles of Incorporation or bylaws of Amrion or the articles of organization or operating agreement of the Natrix,
(ii) any "Material Contract" (as defined in Section 3.13), (iii) any judgment, decree or order of any court or governmental authority or agency to which Amrion or Natrix is a party or by which Amrion, Natrix or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to Amrion or Natrix other than such violations, conflicts, breaches or defaults which would not have an Amrion Material Adverse Effect. Except for the filing of the Articles of Merger with the Secretary of State of the State of Colorado, compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act, Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Amrion or Natrix is required in connection with the execution, delivery or performance of this Agreement by Amrion or the consummation of the transactions contemplated hereby.

  3.7. Capitalization of Amrion.

  (a) The authorized capital stock of Amrion consists of 10,000,000 shares of common stock, $.0011 par value. As of the date hereof, there were approximately 5,252,514 shares of Amrion Common Stock issued and outstanding and 393,700 shares of Amrion Common Stock reserved for issuance upon the exercise of outstanding options granted under the Option Plans.

  (b) All of the issued and outstanding shares of Amrion Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

  (c) To Amrion's knowledge, there are no voting trusts, stockholder agreements or other voting arrangements by the stockholders of Amrion.

  (d) Except as set forth on Schedule 3.7, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Amrion or Natrix to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Amrion or membership interests of Natrix.

  3.8. Amrion SEC Reports. Amrion has made available to WFM and the Merger Subsidiary (i) Amrion's Annual Report on Form 10-K, including all exhibits filed thereto and items incorporated therein by reference, (ii) Amrion's Quarterly Reports on Form 10-Q, including all exhibits thereto and items incorporated therein by reference, (iii) proxy statements relating to Amrion's meetings of stockholders and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof), filed by Amrion with the Securities and Exchange Commission (the "SEC") since January 1, 1995, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "Amrion SEC Reports"). As of their respective dates, the Amrion SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1995, Amrion has filed all material forms (with necessary amendments), reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder.

  3.9. Financial Statements and Records of Amrion. Amrion has made available to WFM and the Merger Subsidiary true, correct and complete copies of the following financial statements (the "Amrion Financial Statements"):

    (a) the consolidated financial statements of Amrion and its subsidiaries as of December 31, 1995 and 1996 and for the years then ended, including the notes thereto, in each case examined by and accompanied by the report of BDO Seidman, LLP (collectively, the "Amrion Year-End Statements"); and

    (b) the unaudited consolidated balance sheet of Amrion and its subsidiaries as of March 31, 1997 (the "Amrion Balance Sheet"), with any notes thereto, and the related unaudited consolidated statement of income for the three months then ended (collectively, the "Amrion Quarterly Statements").

The Amrion Year-End Statements and Amrion Quarterly Statements have been prepared from, and are in accordance with, the books and records of Amrion and its subsidiaries and present fairly, in all material respects, the consolidated financial position of Amrion and Natrix as of the dates thereof and the results of operations and cash flows thereof for the periods then ended, in each case in conformity with generally accepted accounting principles, consistently applied, except as noted therein. Adequate reserves are set forth on the Amrion Year-End Statements and Amrion Quarterly Statements, and the amount of such reserves are reasonable. Since December 31, 1996, there has been no change in accounting principles applicable to, or methods of accounting utilized by, Amrion and Natrix, except as noted in the Amrion Financial Statements. The books and records of Amrion have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects and present fairly in all material respects the basis for the financial position and results of operations of Amrion and Natrix as set forth on the Amrion Year Statements and Amrion Quarterly Statements.

  3.10. Absence of Certain Changes. Since March 31, 1997, Amrion and Natrix have not, except as otherwise set forth in the Amrion SEC Reports or on
Schedule 3.10:

    (a) suffered any adverse change in the business, operations, assets, or financial condition, except as reflected on the Amrion Quarterly Statements and except for such changes that would not result in an Amrion Material Adverse Effect;

    (b) suffered any material damage or destruction to or loss of the assets of Amrion or Natrix, whether or not covered by insurance, which property or assets are material to the operations or business of Amrion and Natrix taken as a whole;

    (c) settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

    (d) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

    (e) written up, written down or written off the book value of any material amount of assets other than in the ordinary course of business;

    (f) declared, paid or set aside for payment any dividend or distribution with respect to Amrion's capital stock;

    (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of Amrion's capital stock or securities (other than shares issued upon exercise of the Options) or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

    (h) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in accordance with established policies, practices or requirements and as provided in Section
  5.1 hereof;

    (i) entered into any employment, consulting or compensation agreement with any person or group, except for agreements which would not have an Amrion Material Adverse Effect;

    (j) entered into any collective bargaining agreement with any person or group;

    (k) entered into, adopted or amended any employee benefit plan; or

    (l) entered into any agreement to do any of the foregoing.

  3.11. No Material Undisclosed Liabilities. There are no liabilities or obligations of Amrion or Natrix of any nature, whether absolute, accrued, contingent, or otherwise, other than:

    (a) the liabilities and obligations that are reflected, accrued or reserved against on the Amrion Balance Sheet, or referred to in the footnotes to the Amrion Balance Sheet, or incurred in the ordinary course of business and consistent with past practices since March 31, 1997; or

    (b) liabilities and obligations which in the aggregate would not result in an Amrion Material Adverse Effect.

  3.12. Tax Returns; Taxes. Each of Amrion and Natrix have duly filed all U.S. federal and material state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are correct in all material respects; have either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Amrion or Natrix with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against Amrion or Natrix, nor has Amrion or Natrix received notice of any such deficiency, delinquency or default. Amrion and Natrix have no material tax liabilities other than those reflected on the Amrion Balance Sheet and those arising in the ordinary course of business since the date thereof. Amrion will make available to WFM true, complete and correct copies of Amrion's consolidated U.S. federal tax returns for the last five years and make available such other tax returns requested by WFM. There is no dispute or claim concerning any tax liability of Amrion or any of its subsidiaries either: (a) raised by any taxing authority in writing; (b) as to which Amrion or any of its subsidiaries has received notice concerning a potential audit of any return filed by Amrion; and (c) there is no outstanding audit or pending audit of any tax return filed by Amrion.

  3.13. Material Contracts. Amrion has furnished or made available to WFM accurate and complete copies of the Material Contracts (as defined herein) applicable to Amrion or Natrix. Except as set forth on Schedule 3.13, there is not under any of the Material Contracts any existing breach, default or event of default by Amrion or Natrix nor event that with notice or lapse of time or both would constitute a breach, default or event of default by Amrion or Natrix other than breaches, defaults or events of default which would not have an Amrion Material Adverse Effect nor does Amrion know of, and Amrion has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have an Amrion Material Adverse Effect. As used herein, the term "Material Contracts" shall mean all contracts and agreements filed, or required to be filed, as exhibits to Amrion's Annual Report on Form 10-K for the year ended December 31, 1996 and any contracts and agreements entered into since December 31, 1996 which would be required to be filed as an exhibit to Amrion's Annual Report on Form 10-K for the year ending December 31, 1997.

  3.14. Litigation and Government Claims. Except as disclosed in the Amrion SEC Reports, there is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against Amrion or Natrix to which their businesses or assets are subject which would, severally or in the aggregate, reasonably be expected to result in an Amrion Material Adverse Effect. To the knowledge of Amrion, and except as disclosed in the Amrion SEC Reports, there are no such proceedings threatened or contemplated which would, severally or in the aggregate, have an Amrion Material Adverse Effect. Neither Amrion nor Natrix is subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of Amrion, any governmental restriction applicable to Amrion or Natrix which is reasonably likely (i) to have an Amrion Material Adverse Effect or (ii) to cause a material limitation on WFM's ability to operate the business of Amrion (as it is currently operated) after the Closing.

  3.15. Compliance With Laws. Amrion and Natrix each have all material authorizations, approvals, licenses and orders to carry on their respective businesses as they are now being conducted, to own or hold under lease the properties and assets they own or hold under lease and to perform all of their obligations under the agreements to which they are a party, except for instances which would not have a Amrion Material Adverse Effect. Amrion and Natrix have been and are, to the knowledge of Amrion, in compliance with all applicable laws (including those referenced in the Amrion SEC Reports), regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which their respective businesses and their employment of labor or their use or occupancy of properties or any part hereof are subject, the violation of which would have a Amrion Material Adverse Effect.

  3.16. Employee Benefit Plans. Each employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Amrion or Natrix (collectively the "Employee Plans") complies in all material respects with all applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws. None of the Employee Plans is an employee pension benefit plan or a multiemployer plan, as such terms are defined in ERISA. Neither Amrion nor Natrix, nor any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, nor has any Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions, which in the aggregate could have a Amrion Material Adverse Effect.

  3.17. Employment Agreements; Labor Relations.

  (a) Schedule 3.17 sets forth a complete and accurate list of all material employee benefit or compensation plans, agreements and arrangements to which Amrion or Natrix is a party and which is not disclosed in the Amrion SEC Reports, including without limitation (i) all severance, employment, consulting or similar contracts, (ii) all material agreements and contracts with "change of control" provisions or similar provisions and (iii) all indemnification agreements or arrangements with directors or officers.

  (b) Each of Amrion and Natrix is in compliance in all material respects with all laws (including Federal and state laws) respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the EEOC or EEOC recognized state "referral agency." Except as would not have an Amrion Material Adverse Effect, there is no unfair labor practice charge or complaint against Amrion or Natrix pending before the National Labor Review Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Amrion, threatened against or involving or affecting Amrion or Natrix and no National Labor Review Board representation question exists respecting their respective employees. Except as would not have an Amrion Material Adverse Effect, no grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on Amrion or Natrix.

  3.18. Intellectual Property. Amrion and Natrix own or have valid, binding and enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("Intellectual Property") used or held for use in connection with the business of Amrion or Natrix, without any known conflict with the rights of others, except for such conflicts as do not have an Amrion Material Adverse Effect. Neither Amrion nor Natrix has received any notice from any other person pertaining to or challenging the right of Amrion or Natrix to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to Amrion or Natrix, except with respect to rights the loss of which, individually or in the aggregate, would not have an Amrion Material Adverse Effect.

  3.19. Title to Properties and Related Matters.

  (a) Amrion and Natrix have good and marketable title to or valid leasehold interests in their respective properties (the "Real Estate") reflected on the Amrion Balance Sheet or acquired after the date thereof (other than personal properties sold or otherwise disposed of in the ordinary course of business), and all of such properties and all assets purchased by Amrion since the date of the Amrion Balance Sheet are free and clear of any lien, claim or encumbrance, except as reflected in the Amrion Balance Sheet or notes thereto and except for:

    (i) liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

    (ii) statutory liens incurred in the ordinary course of business that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

    (iii) landlord liens contained in leases entered in the ordinary course of business; and

    (iv) other liens, claims or encumbrances that, in the aggregate, do not materially subtract from the value of, or materially interfere with, the present use of, the Real Estate.

Except for those assets acquired since the date of the Amrion Balance Sheet, all properties and assets material to the present operations of Amrion are owned or leased by Amrion and are reflected on the Amrion Balance Sheet and notes thereto in the manner and to the extent required by generally accepted accounting principles.

  (b) (i) Applicable zoning ordinances permit the operation of Amrion's business at the Real Estate; (ii) Amrion has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to operate Amrion's business at the Real Estate;
(iii) the Real Estate is not located within a flood or lakeshore erosion hazard area; and (iv) neither the whole nor any portion of the Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received; except in each case where the failure of such provisions to be true and correct would not have an Amrion Material Adverse Effect. No such condemnation, requisition or taking is threatened or contemplated to Amrion's knowledge, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect the Real Estate. To the knowledge of Amrion, the Real Estate has not been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in the Real Estate.

  (c) Amrion has received no notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Real Estate.

  (d) To Amrion's actual knowledge, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, the Real Estate which is, in any case, in material violation of applicable environmental law. For purposes of this Agreement, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Agreement, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

  3.20. Brokers and Finders. None of Amrion, Natrix or, to Amrion's knowledge, any of their respective officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby, except that Amrion has engaged Piper Jaffray, Inc. as its financial advisor. Other than the foregoing arrangements, Amrion is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Amrion has delivered to WFM a copy of the engagement letter between Amrion and Piper Jaffray, Inc.

  3.21. Opinion of Financial Advisor. Amrion has received the opinion of its financial advisor to the effect that, as of the date hereof, the consideration to be received by the holders of Amrion Common Stock pursuant to the Merger is fair from a financial point of view to the holders of Amrion Common Stock.

  3.22. Expenses of Amrion. Amrion has received the agreement of its attorneys, accountants and financial advisors as to the maximum fees and expenses of such firms in connection with the Merger such that the aggregate of the foregoing fees and expenses will not exceed $350,000.

                                  ARTICLE 4.

                     Representations and Warranties of WFM
                           and the Merger Subsidiary

  WFM and the Merger Subsidiary represent and warrant to Amrion that the statements contained in Article 4 are true and correct in all material respects. As used in this Article 4 and elsewhere in this Agreement, the phrase "to WFM's or the Merger Subsidiary's knowledge" or "to WFM's or the Merger Subsidiary's actual knowledge" shall mean to the knowledge of the officer of WFM or the Merger Subsidiary who has the principal responsibility for the matter being stated.

  4.1. Organization and Good Standing. Each of WFM, the Merger Subsidiary and all corporations, partnerships and other entities in which WFM owns any equity interest (the "WFM Subsidiaries" which includes the Merger Subsidiary) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. All shares of capital stock or other equity interests of each of the material WFM Subsidiaries are owned by WFM, either directly or indirectly, free and clear of all material liens, encumbrances, equities or claims.

  4.2. Foreign Qualification. WFM and each of the WFM Subsidiaries are duly qualified or licensed to do business and are in good standing as a foreign corporation in every jurisdiction where the failure so to qualify would have a material adverse effect (a "WFM Material Adverse Effect") on (a) the business, operations, assets or financial condition of WFM and the WFM Subsidiaries taken as a whole or (b) the validity or enforceability of, or the ability of WFM to perform its obligations under, this Agreement.

  4.3. Corporate Power and Authority. WFM and the WFM Subsidiaries have the corporate power and authority and all material licenses and permits to own, lease and operate their respective properties and assets and to carry on their respective businesses as currently being conducted. Each of WFM and the Merger Subsidiary has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by WFM and the Merger Subsidiary of this Agreement has been duly authorized by all necessary corporate action.

  4.4. Binding Effect. This Agreement has been duly executed and delivered by WFM and the Merger Subsidiary and is the legal, valid and binding obligations of WFM and the Merger Subsidiary, enforceable in accordance with its terms except that:

    (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

    (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

    (c) rights to indemnification may be limited by considerations of public policy.

  4.5. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the consummation of the Merger and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of WFM or the Merger Subsidiary, (ii) any "WFM Material Contract" (as defined in Section 4.12), including, but not limited to, the credit facility agreement dated as of December 27, 1994 by and among WFM, certain of the WFM Subsidiaries and Texas Commerce Bank National Association, as agent, and the note purchase agreement dated May 16, 1996 by and among WFM and the purchasers named therein, (iii) any judgment, decree or order of any court or governmental authority or agency to which WFM or any of the WFM Subsidiaries is a party or by which WFM or any of the WFM Subsidiaries or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to WFM or any of the WFM Subsidiaries other than such violations, conflicts, breaches or defaults as would not have a WFM Material Adverse Effect. Except for the filing of the Articles of Merger with the Secretary of State of Colorado, compliance with the applicable requirements of the HSR Act, the Securities Act, the Exchange Act and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to WFM or the WFM Subsidiaries is required in connection with the execution, delivery or performance of this Agreement by WFM or the consummation of the transactions contemplated hereby.

  4.6. Capitalization of WFM.

  (a) The authorized capital stock of WFM consists of 50,000,000 shares of WFM Common Stock, no par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of the date hereof, there are (i) approximately 19,612,000 shares of WFM Common Stock outstanding, (ii) no shares of the Preferred Stock outstanding and (iii) 2,119,185 shares reserved for issuance upon the exercise of outstanding options under WFM's Team Member Stock Option Plan (the "WFM Options" and "WFM Option Plans," respectively). All of the issued and outstanding shares of WFM Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

  (b) All of the issued and outstanding shares of WFM Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

  (c) The shares of WFM Common Stock to be issued in the Merger will be duly authorized and validly issued and will be fully paid, nonassessable shares of WFM Common Stock free of preemptive rights.

  (d) To WFM's knowledge, there are no voting trusts, stockholder agreements or other voting arrangements by the stockholders of WFM.

  (e) Except as set forth in subsection (a) above, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating WFM or its subsidiaries to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of WFM.

  4.7. WFM SEC Reports. WFM has made available to Amrion (i) WFM's Annual Reports on Form 10-K, including all exhibits filed thereto and items incorporated therein by reference, (ii) WFM's Quarterly Reports on Form 10-Q, including all exhibits thereto and items incorporated therein by reference,
(iii) proxy statements relating to WFM's meetings of stockholders and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof), filed by WFM with the SEC since January 1, 1995, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "WFM SEC Reports"). As of their respective dates, WFM SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1995, WFM has filed all material forms (and necessary amendments), reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder.

  4.8. Financial Statements and Records of WFM. WFM has made available to Amrion true, correct and complete copies of the following financial statements (the "WFM Financial Statements"):

    (a) the consolidated balance sheets of WFM and its consolidated subsidiaries as of September 24, 1995 and September 29, 1996, and the consolidated statements of income, stockholders' equity and cash flows for the fiscal years then ended, including the notes thereto, in each case examined by and accompanied by the report of KPMG Peat Marwick LLP; and

    (b) the unaudited balance sheet of WFM as of January 19, 1997 (the "WFM Balance Sheet"), with any notes thereto, and the related unaudited statement of income for the fiscal quarter then ended (collectively, the "WFM Quarterly Statements").

The WFM Financial Statements present fairly, in all material respects, the financial position of WFM as of the dates thereof and the results of operations and changes in financial position thereof for the periods then ended, in each case in conformity with generally accepted accounting principles, consistently applied, except as noted therein. Since January 19, 1997, there has been no change in accounting principles applicable to, or methods of accounting utilized by, WFM, except as noted in the WFM Financial Statements. The books and records of WFM have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of WFM set forth in the WFM Financial Statements.

  4.9. Absence of Certain Changes. Since January 19, 1997, WFM has not, except as otherwise set forth in the WFM SEC Reports or on Schedule 4.9:

    (a) suffered any adverse change in the business, operations, assets, or financial condition except for such changes that would not have a WFM Material Adverse Effect;

    (b) suffered any material damage or destruction to or loss of the assets of WFM or any of the WFM Subsidiaries, whether or not covered by insurance, which property or assets are material to the operations or business of WFM and its subsidiaries taken as a whole;

    (c) settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

    (d) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

    (e) written up, written down or written off the book value of any material amount of assets other than in the ordinary course of business;

    (f) declared, paid or set aside for payment any dividend or distribution with respect to WFM's capital stock;

    (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of WFM's capital stock or securities (other than shares issued upon exercise of the WFM Options) or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

    (h) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in accordance with established policies, practices or requirements and as provided in Section
  5.2 hereof;

    (i) entered into any employment, consulting or compensation agreement with any person or group, except for agreements which would not have a WFM Material Adverse Effect;

    (j) entered into any collective bargaining agreement with any person or group;

    (k) entered into, adopted or amended any employee benefit plan; or

    (l) entered into any agreement to do any of the foregoing.

  4.10. No Material Undisclosed Liabilities. There are no liabilities or obligations of WFM and its consolidated subsidiaries of any nature, whether absolute, accrued, contingent, or otherwise, other than:

    (a) liabilities and obligations that are reflected, accrued or reserved against on the WFM Balance Sheet or referred to in the footnotes to the WFM Balance Sheet, or incurred in the ordinary course of business and consistent with past practices since January 19, 1997; or

    (b) liabilities and obligations which in the aggregate would not result in a WFM Material Effect.

  4.11. Tax Returns; Taxes. Each of WFM and the WFM Subsidiaries have duly filed all U.S. federal and material state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are correct in all material respects; have either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by WFM or the WFM Subsidiaries with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against WFM or the WFM Subsidiaries, nor has WFM or the WFM Subsidiaries received notice of any such deficiency, delinquency or default. WFM and the WFM Subsidiaries have no material tax liabilities other than those reflected on the WFM Balance Sheet and those arising in the ordinary course of business since the date thereof. WFM will make available to Amrion true, complete and correct copies of WFM's consolidated U.S. federal tax returns for the last five years and make available such other tax returns requested by Amrion. There is no dispute or claim concerning any material tax liability of WFM or any of its subsidiaries either: (a) raised by any taxing authority in writing; (b) as to which WFM or any of its subsidiaries has received notice concerning a potential audit of any return filed by WFM; and
(c) there is no outstanding audit or pending audit of any tax return filed by WFM.

  4.12. Material Contracts. WFM has furnished or made available to Amrion accurate and complete copies of the WFM Material Contracts (as defined herein) applicable to WFM or any of the WFM Subsidiaries. There is not under any of the WFM Material Contracts any existing breach, default or event of default by WFM or any of the WFM Subsidiaries nor event that with notice or lapse of time or both would constitute a breach, default or event of default by WFM or any of the WFM Subsidiaries other than breaches, defaults or events of default which would not have a WFM Material Adverse Effect nor does WFM know of, and WFM has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have a WFM Material Adverse Effect. As used herein, the term "WFM Material Contracts" shall mean all contracts and agreements filed, or required to be filed, as exhibits to WFM's Annual Report on Form 10-K for the year ended September 29, 1996 and any contracts and agreements entered into since September 29, 1996 which would be required to be filed or incorporated by reference therein as an exhibit to WFM's Annual Report on Form 10-K for the year ending September 28, 1997.

  4.13. Litigation and Government Claims. Except as disclosed in the WFM SEC Reports, there is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against WFM or the WFM Subsidiaries to which their businesses or assets are subject which would, severally or in the aggregate, reasonably be expected to result in a WFM Material Adverse Effect. To the knowledge of WFM, there are no such proceedings threatened or contemplated which would, severally or in the aggregate, have a WFM Material Adverse Effect. Neither WFM nor any WFM Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of WFM, any governmental restriction applicable to WFM or any WFM Subsidiary which is reasonably likely to have a WFM Material Adverse Effect.

  4.14. Compliance with Laws. WFM and the WFM Subsidiaries each have all material authorizations, approvals, licenses and orders to carry on their respective businesses as they are now being conducted, to own or hold under lease the properties or assets they own or hold under lease and to perform all of their obligations under the agreements to which they are a party, except for instances which would not have a WFM Material Adverse Effect. WFM and the WFM Subsidiaries have been and are, to the knowledge of WFM, in compliance with all applicable laws (including those referenced in the WFM SEC Reports), regulations and administrative orders of any country, state or municipality or any subdivision of any thereof to which their respective businesses and their employment of labor or their use or occupancy of properties or any part hereof are subject, the violation of which would have a WFM Material Adverse Effect.

  4.15. Employment Agreements; Labor Relations. Each of WFM and the WFM Subsidiaries is in compliance in all material respects with all laws (including Federal and state laws) respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the EEOC or EEOC recognized state "referral agency." Except as would not have a WFM Material Adverse Effect, there is no unfair labor practice charge or complaint against WFM or any of the WFM Subsidiaries pending before the National Labor Review Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of WFM, threatened against or involving or affecting WFM or any of the WFM Subsidiaries and no National Labor Review Board representation question exists respecting their respective employees. Except as would not have a WFM Material Adverse Effect, no grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on WFM or any of the WFM Subsidiaries.

  4.16. WFM Employee Benefit Plans. Each employee benefit plan, as such term is defined in Section 3(3) of ERISA, of WFM and the WFM Subsidiaries (collectively the "WFM Employee Plans") complies in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. None of the WFM Employee Plans is an employee pension benefit plan or a multiemployer plan, as such terms are defined in ERISA. Neither WFM nor any of the WFM Subsidiaries nor any of their respective directors, officers, employees or agents has, with respect to any WFM Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, nor has any WFM Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions, which in the aggregate could have a WFM Material Adverse Effect.

  4.17. Intellectual Property. WFM and the WFM Subsidiaries own or have valid, binding and enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("WFM Intellectual Property") used or held for use in connection with the business of WFM or the WFM Subsidiaries, without any known conflict with the rights of others, except for such conflicts as do not have a WFM Material Adverse Effect. Neither WFM nor any of the WFM Subsidiaries has received any notice from any other person pertaining to or challenging the right of WFM or any of the WFM Subsidiaries to use any WFM Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to WFM or the WFM Subsidiaries, except with respect to rights the loss of which, individually or in the aggregate, would not have a WFM Material Adverse Effect.

  4.18. Use and Condition of Stores.

  (a) (i) Applicable zoning ordinances permit the operation of WFM's business as currently conducted at its store locations or the operation of WFM's business at its stores is a prior non-conforming use; (ii) WFM and the WFM Subsidiaries have all easements and rights, including easements for all utilities, services, roadways and other means of ingress or egress, material to the operation of their business as currently conducted; and (iii) neither the whole nor any portion of the real property on which such stores are located has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received by WFM or the WFM Subsidiaries. No such condemnation, requisition or taking is threatened or contemplated to WFM's actual knowledge, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect WFM's stores. To the actual knowledge of WFM, none of such store locations has been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in such store locations.

  (b) WFM has received no notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with any store location of WFM or the WFM Subsidiaries.

  (c) To WFM's actual knowledge, WFM and the WFM Subsidiaries are in compliance with all applicable federal, state and local laws relating to emissions, discharges and releases of hazardous or toxic materials into the environment, except as would not cause a WFM Material Adverse Effect. To WFM's actual knowledge, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, any real property owned or operated by WFM or the WFM Subsidiaries which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any applicable environmental law. For purposes of this section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clear Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

  4.19. Nasdaq Fees. WFM has paid all fees due and owing to Nasdaq with respect to WFM common stock on the NMS and WFM will pay all such fees arising out of the issuance of any shares of WFM common stock in connection with transactions contemplated hereby.

  4.20. Opinions of Financial Advisors. WFM has received the opinions of Robertson, Stephens & Company and Adams, Harkness & Hill, Inc. to the effect that, as of the date hereof, the consideration to be paid by WFM to the holders of Amrion Common Stock pursuant to the Merger is fair to WFM from a financial point of view.

                                  ARTICLE 5.

                       Certain Covenants and Agreements

  5.1. Conduct of Business by Amrion. From the date hereof to the Effective Date, Amrion will, and will cause Natrix to, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed on the schedules hereto or consented to in writing by WFM:

    (a) carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any material agreement, transaction or activity or make any material commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section 5.1;

    (b) neither change nor amend its Articles of Incorporation or Bylaws (in the case of Amrion) or Articles of Organization or Operating Agreement (in the case of Natrix);

    (c) except as set forth on Schedule 5.1(c), not issue or sell shares of capital stock of Amrion (other than upon the exercise of Options) or issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of Amrion or membership interests of Natrix or rights or obligations convertible into or exchangeable for any shares of the capital stock of Amrion or membership interests of Natrix and not alter the terms of any presently outstanding options or the Option Plans or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of Amrion or Natrix;

    (d) not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Amrion and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of Amrion or Natrix or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of Amrion or Natrix or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

    (e) not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

    (f) use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Amrion and Natrix, to keep the officers and employees of Amrion and Natrix available to Amrion and to preserve the relationships of Amrion and Natrix with suppliers, customers and others having business relations with any of them, except for such instances which would not have an Amrion Material Adverse Effect;

    (g) not (i) create, incur or assume any debt or create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than Natrix except in the ordinary course of business, (iii) make any loans or advances to any other person other than Natrix, except in the ordinary course of business and consistent with past practice, or (iv) make any capital contributions to, or investments in, any person other than Natrix except in the ordinary course of business; provided, however, that the aggregate amount of all of the liabilities, obligations, loans, contributions, investments and other actions described in (i) through (iv) above that would otherwise be permitted hereunder shall not in the aggregate exceed $1,000,000 at the time of the Closing;

    (h) except as set forth on Schedule 5.1(h), not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (ii) grant any increase in the compensation of officers or directors, whether now or hereafter payable or
  (iii) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice (it being understood by the parties hereto that for the purposes of (ii) and (iii) above increases in compensation shall include any increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment), except that Amrion may pay "welcome bonuses" not exceeding $100,000 in the aggregate to key employees as determined by the chief executive officer of Amrion to ensure the continued employment of such persons through the Effective Date;

    (i) except as set forth on Schedule 5.1(i), not make or incur (other than in the ordinary course of business) any individual capital expenditure in excess of $200,000 or capital expenditures in the aggregate in excess of $1,000,000 without the prior approval of WFM (as used herein, "capital expenditure" shall mean all payments in respect of the cost of any fixed asset or improvement or replacement, substitution or addition thereto which has a useful life of more than one year, including those costs arising in connection with the acquisition of such assets by way of increased product or service charges or offset items or in connection with capital leases);

    (j) except in instances which would not have an Amrion Material Adverse Effect, perform all of its obligations under all Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Material Contract other than contracts to provide services entered into in the ordinary course of business; and

    (k) except in instances which would not have an Amrion Material Adverse Effect, prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow WFM, at its request, to review all such returns, reports, filings and amendments at Amrion's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

  In connection with the continued operation of the business of Amrion and Natrix between the date of this Agreement and the Effective Date, Amrion shall confer in good faith and on a regular and frequent basis with one or more representatives of WFM designated in writing to report operational matters of materiality and the general status of ongoing operations. In addition, Amrion will allow WFM employees and agents to be present at Amrion's business locations to observe the business and operations of Amrion and Natrix. Amrion acknowledges that WFM does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall WFM be responsible for any decisions made by Amrion's officers and directors with respect to matters which are the subject of such consultation.

  5.2. Conduct of Business by WFM. From the date hereof to the Effective Date, WFM will, and will cause the Merger Subsidiary and each of the WFM Subsidiaries to, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed in the schedules hereto or consented to in writing by Amrion:

    (a) Carry on its businesses in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary and regular course of business and not otherwise prohibited under this Section 5.2;

    (b) Neither change nor amend its Articles of Incorporation or Bylaws;

    (c) Not make any adverse changes (by split-up, combination, reorganization or otherwise) in the capital structure of WFM, Merger Subsidiary or any of the WFM Subsidiaries;

    (d) Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of WFM and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of WFM or any of the WFM Subsidiaries, or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of WFM, Merger Subsidiary or any of the WFM Subsidiaries or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

    (e) Not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity which would have a WFM Material Adverse Effect; and

    (f) Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of WFM and the WFM Subsidiaries, to keep the officers and employees of WFM and the WFM

  Subsidiaries available to WFM and to preserve the relationships of WFM and the WFM Subsidiaries with suppliers, customers and others having business relations with any of them, except for such instances which would not have a WFM Material Adverse Effect;

  5.3. Notice of any Material Change. Each of Amrion and WFM shall, promptly after the first notice or occurrence thereof but not later than the Closing Date, advise the other in writing of any event or the existence of any state of facts that (i) would make any of its representations and warranties in this Agreement untrue in any material respect, or (ii) would otherwise constitute either an Amrion Material Adverse Effect or a WFM Material Adverse Effect.

  5.4. Inspection and Access to Information.

  (a) Between the date of this Agreement and the Effective Date, Amrion will, and will cause Natrix to, provide to the Merger Subsidiary and WFM and their accountants, counsel and other authorized representatives reasonable access, during normal business hours to its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its officers to furnish to WFM and the Merger Subsidiary and their authorized representatives such financial, technical and operating data and other information pertaining to its business, as the Merger Subsidiary and WFM shall from time to time reasonably request.

  (b) Between the date of this Agreement and the Effective Date, WFM will, and will cause each of the WFM Subsidiaries to, provide to Amrion and its accountants, counsel and other authorized representatives reasonable access, during normal business hours to its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its officers to furnish to Amrion and its authorized representatives such financial, technical and operating data and other information pertaining to its business, as Amrion shall from time to time reasonably request.

  (c) Each of the parties hereto and their respective representatives shall maintain the confidentiality of all information (other than information which is generally available to the public) concerning the other parties hereto acquired pursuant to the transactions contemplated hereby in the event that the Merger is not consummated. Each of the parties hereto and their representatives shall not use such information so obtained to the detriment or competitive disadvantage of the other party hereto. All files, records, documents, information, data and similar items relating to the confidential information of Amrion, whether prepared by WFM or otherwise coming into WFM's possession, shall remain the exclusive property of Amrion and shall be promptly delivered to Amrion upon termination of this Agreement. All files, records, documents, information, data and similar items relating to the confidential information of WFM, whether prepared by Amrion or otherwise coming into Amrion's possession, shall remain the exclusive property of WFM and shall be promptly delivered to WFM upon termination of this Agreement.

  5.5. Antitrust Laws. As soon as practicable but in no event later than 15 days from the date hereof, each of WFM and Amrion shall make any and all filings which are required under the HSR Act. Each of WFM and Amrion will assist the other as may be reasonably requested in connection with the preparation of such filings. WFM will pay the applicable filing fees required to be paid under the HSR Act.

  5.6. Registration Statement and Proxy Statement.

  (a) WFM and Amrion shall promptly prepare and WFM shall file a registration statement on Form S-4 (which registration statement, in the form it is declared effective by the SEC, together with any and all amendments and supplements thereto and all information incorporated by reference therein, is referred to herein as the "Registration Statement") under and pursuant to the provisions of the Securities Act for the purpose of registering WFM Common Stock to be issued in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of WFM and Amrion in connection with the Merger (the "Proxy Statement"). WFM will use its best efforts to receive and respond to the comments of the SEC and to have the Registration Statement declared effective as promptly as practicable, and each of WFM and Amrion shall promptly mail to its stockholders the Proxy Statement in its definitive form contained in the Registration Statement. Such Proxy Statement shall also serve as the prospectus to be included in the Registration Statement.

  (b) Each of WFM and Amrion agrees to provide as promptly as practicable to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party, may be required or appropriate for inclusion in the Registration Statement and the Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement and the Proxy Statement.

  (c) At the time the Registration Statement becomes effective and at the Effective Date, as such Registration Statement is then amended or supplemented, at the time the Proxy Statement is mailed to each of WFM's and Amrion's stockholders, such Registration Statement and Proxy Statement will
(i) not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary and (ii) comply in all material respects with the provisions of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, no representation is made by WFM or Amrion with respect to statements made in the Registration Statement and Proxy Statement based on information supplied by the other party expressly for inclusion or incorporation by reference in the Proxy Statement or Registration Statement or information omitted with respect to the other party.

  5.7. Stockholders' Meeting. Each of WFM and Amrion will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of each of WFM and Amrion shall recommend such approval and WFM and Amrion shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement /Prospectus. WFM and Amrion shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

  5.8. Listing Application. WFM will file a listing application with the NMS to approve for listing, subject to official notice of issuance, the shares of WFM Common Stock to be issued in the Merger. WFM shall use its reasonable efforts to cause the shares of WFM Common Stock to be issued in the Merger to be approved for listing on the NMS, subject to official notice of issuance, prior to the Effective Date.

  5.9. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereby shall each use their reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof. The parties agree to use their reasonable best efforts to consummate the transactions contemplated hereby by September 15, 1997. The parties shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

    (a) Amrion and WFM shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to (i) comply with the provisions of the HSR Act, and (ii) obtain any other required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

    (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

    (c) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Amrion or WFM, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Date or that will or may result in the failure to satisfy the conditions specified in Article 6 or 7 and (ii) any failure of Amrion or WFM, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

  5.10. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless WFM or Amrion is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable NMS rule and then only after making a reasonable attempt to comply with the provisions of this Section).

  5.11. No Solicitations. From the date hereof until the Effective Date or until this Agreement is terminated or abandoned as provided in this Agreement, neither Amrion nor Natrix shall directly or indirectly (i) solicit or initiate discussion with or (ii) enter into negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than WFM, an affiliate of WFM or their authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (the "Acquisition Proposal") involving Amrion or Natrix, and Amrion will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence; provided, however, that Amrion, Natrix, their officers, directors, advisors and their financial and legal representatives and consultants will not be prohibited from taking any action described in (ii) above to the extent such action is taken by, or upon the authority of, the Board of Directors of Amrion in the exercise of good faith judgment as to its fiduciary duties to the shareholders of Amrion, which judgment is based upon the advice of independent, outside legal counsel that a failure of the Board of Directors of Amrion to take such action would be likely to constitute a breach of its fiduciary duties to such shareholders. Amrion will notify WFM promptly if Amrion becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, Amrion with respect to an Acquisition Proposal, and Amrion shall promptly deliver to WFM any written inquiries or proposals received by Amrion relating to an Acquisition Proposal.

  5.12. WFM Board of Directors. WFM's Board of Directors shall to the extent requested by Mark S. Crossen ("Crossen") at the first scheduled meeting of the WFM Board of Directors following the Effective Date take all action necessary to cause the Board of Directors of WFM to be increased by one director and shall take all such action necessary to cause Crossen to be elected as a director of WFM for a term expiring at the first annual meeting of stockholders of WFM following the Effective Date and to nominate such person for re-election at each subsequent annual meeting so long as he continues to beneficially own at least one-third of the shares of the WFM Common Stock received by him pursuant to the Merger, including shares underlying any options exercisable for WFM Common Stock assumed by WFM pursuant to the Merger.

  5.13. Pooling. From and after the date hereof and until the Effective Date, neither WFM nor Amrion nor any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interest" for accounting purposes or (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

  5.14. Employee Benefits. As of the Effective Date, WFM or its subsidiaries shall employ all of the employees of Amrion as of the Effective Date (the "Transferred Employees") and, to the extent one or more of the Amrion benefit plans is terminated, shall make available to the Transferred Employees the corresponding employee benefit plan(s) maintained by WFM for its Team Members (the "WFM Plans") in accordance with their terms. To the extent permitted by the terms of the WFM Plans, WFM will (i) waive all deductibles, waiting periods and limitations with respect to pre-existing conditions and other conditions applicable to employees of Amrion and its subsidiaries under the WFM Plans, and (ii) grant full past service credit (including credit for eligibility, benefit accrual and for vesting) to the Transferred Employees for service with Amrion and its affiliates and predecessors under any and all of the WFM Plans, including but not limited to bonus, severance, and similar employment policies. WFM will also grant the Transferred Employees a right to a 20% discount at WFM's planned Boulder, Colorado store. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will entitle any employee, including but not limited to, Transferred Employees, to any other severance benefits nor will it accelerate compensation due any such Transferred Employee as of the Effective Date. Subject to the foregoing, WFM shall have the right in the good faith exercise of operations and managerial discretion to make changes or cause changes to be made after the Effective Date in compensation, benefits and other terms of employment and to terminate any such employee.

                                  ARTICLE 6.

                 Conditions Precedent to Obligations of Amrion

  Except as may be waived by Amrion, the obligations of Amrion to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

  6.1. Compliance. WFM shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by WFM on or before the Closing Date.

  6.2. Representations and Warranties. All of the representations and warranties made by WFM in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that if information which would constitute a breach of the representations and warranties of WFM made in this Agreement is disclosed in the Proxy Statement and if Amrion has consented to such disclosure, then Amrion shall be deemed to have waived this condition to the performance of its obligations hereunder solely with respect to the matter disclosed; provided, however, that notwithstanding anything herein to the contrary, this Section
6.2 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a WFM Material Adverse Effect.

  6.3. Material Adverse Changes. Subsequent to March 31, 1997, there shall have occurred no WFM Material Adverse Effect other than any such change that affects both WFM and Amrion in a substantially similar manner; provided, however, if such WFM Material Adverse Change is disclosed in the Proxy Statement (to the extent Amrion consented to such disclosure) on the date such Proxy Statement is mailed to Amrion's stockholders, then Amrion shall be deemed to have waived this condition to the performance of its obligations hereunder solely with respect to the matter disclosed.

  6.4. NMS Listing. WFM Common Stock issuable pursuant to the Merger and pursuant to the exercise of the Options after the Effective Date shall have been authorized for listing on the NMS.

  6.5. Certificates. Amrion shall have received a certificate or certificates, executed on behalf of WFM by an executive officer of WFM, to the effect that the conditions contained in Sections 6.1, 6.2 and 6.3 hereof have been satisfied.

  6.6. Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of all of the outstanding shares (as of the "record date" set forth in the Proxy Statement) of Amrion Common Stock.

  6.7. Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order shall been issued by the SEC or any other governmental authority suspending the effectiveness of the Registration Statement or preventing or suspending the use thereof or any related prospectus.

  6.8. Consents; Litigation. Other than the filing of Articles of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by any governmental entity, and all required third-party consents, the failure to obtain which would have a WFM Material Adverse Effect, shall have been obtained, including written confirmation reasonably acceptable to Amrion from WFM's senior lender and the purchasers of certain notes pursuant to the note purchase agreement dated May 16, 1996 that the consummation of the Merger does not require the consent of such lenders and note purchasers. In addition, no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Date.

  6.9. Employment and Non-Competition Agreements. The Employment and Non-Competition Agreements, in the forms of Exhibits B1 and B2 hereto, between WFM and each of Crossen and Jeffrey S. Williams ("Williams"), shall be executed and delivered by the parties thereto.

  6.10. Registration Rights Agreement. The Registration Rights Agreement, in the form of Exhibit C hereto, by and among Crossen, Williams and WFM, will be in full force and effect as of the Closing Date.

                                  ARTICLE 7.

     Conditions Precedent to obligations of WFM and the Merger Subsidiary

  Except as may be waived by WFM and the Merger Subsidiary, the obligations of WFM and the Merger Subsidiary to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

  7.1. Compliance. Amrion shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

  7.2. Representations and Warranties. All of the representations and warranties made by Amrion in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that if information which would constitute a breach of the representations and warranties of Amrion made in this Agreement is disclosed in the Proxy Statement and if WFM has consented to such disclosure, then WFM shall be deemed to have waived this condition to the performance of its obligations hereunder solely with respect to the matter disclosed; provided, however, that notwithstanding anything herein to the contrary, this Section
7.2 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have an Amrion Material Adverse Effect.

  7.3. Material Adverse Changes. Since March 31, 1997, except as set forth in this Agreement or on the schedules hereto, there shall have occurred no Amrion Material Adverse Effect other than any such change that affects both WFM and Amrion in a substantially similar manner; provided, however, if such change is disclosed in the Proxy Statement (to the extent WFM consented to such disclosure) on the date such Proxy Statement is mailed to WFM's stockholders, then WFM shall be deemed to have waived this condition to the performance of its obligations hereunder solely with respect to the matter disclosed.

  7.4. Certificates. WFM shall have received a certificate or certificates, executed on behalf of Amrion by an executive officer of Amrion, to the effect that the conditions in Sections 7.1, 7.2 and 7.3 hereof have been satisfied.

  7.5. Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of WFM Common Stock represented at the Special Meeting of WFM shareholders at which a quorum is obtained.

  7.6. Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order shall been issued by the SEC or any other governmental authority suspending the effectiveness of the Registration Statement or preventing or suspending the use thereof or any related prospectus.

  7.7. Consents; Litigation. Other than the filing of the Articles of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by, any governmental entity, and all required third-party consents, the failure to obtain which would have an Amrion Material Adverse Effect or a WFM Material Effect, shall have been obtained. In addition, no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Date.

  7.8. Voting Agreement. The Voting Agreement between WFM and Amrion's directors and executive officers in the form of Exhibit A, will be in full force and effect as of the Closing Date, and no default shall have occurred thereunder.

  7.9. Employment and Non-Competition Agreements. The Employment and Non-Competition Agreements, in the form of Exhibit B hereto, between WFM and each of Crossen and Williams, shall be executed and delivered by the parties thereto.

  7.10. Receipt of Pooling Letter. WFM shall have received a letter from KPMG Peat Marwick LLP, dated the Effective Date and addressed to WFM, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

  7.11. Comfort Letters. WFM shall have received from BDO Seidman, LLP, independent auditors for Amrion, a letter to the effect that Amrion qualifies as an entity such that the Merger will qualify as a "pooling of interests" transaction under generally accepted accounting principles.

                                  ARTICLE 8.

              Indemnification; Directors' and Officers' Insurance

  8.1. Indemnification. In the event of any threatened or actual claim, action, suit, proceeding or investigation (including any claims regarding securities law matters), whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of Amrion or Natrix is, or is threatened to be, made a party by reason of the fact that he or she is or was a stockholder, director, officer, employee or agent of Amrion or Natrix, or is or was serving at the request of Amrion or Natrix as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Date, Amrion shall indemnify and hold harmless, and from and after the Effective Date each of the Surviving Corporation and WFM shall indemnify and hold harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective
Date), (i) if Amrion (prior to the Effective Date) or WFM or the Surviving Corporation (after the Effective Date) have not promptly assumed the defense of such matter, the Managers may retain counsel satisfactory to them, and Amrion, or the Surviving Corporation and WFM after the Effective Date, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefor are received, and (ii) Amrion, or the Surviving Corporation and WFM after the Effective Date, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither Amrion nor the Surviving Corporation or WFM shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and WFM shall have no obligation under the foregoing provisions of this
Section 8.1 to any Manager if (x) the indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law, and (y) Amrion has breached a representation or warranty hereunder with respect to the same matters for which indemnification is being sought by such Manager and such Manager fails to prove that such Manager had no actual knowledge of such breach at the Effective Date. Upon the determination that the Surviving Corporation or WFM is not liable for any such indemnification claims, the Manager will reimburse WFM and the Surviving Corporation for any fees, expenses and costs incurred by WFM or the Surviving Corporation in connection with the defense of such claims. Any Manager wishing to claim indemnification under this Section 8.1, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Amrion and, after the Effective Date, the Surviving Corporation and WFM, thereof (provided that the failure to give such notice shall not affect any obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby). WFM and Amrion agree that all rights to indemnification existing in favor of the Managers as provided in Amrion's Articles of Incorporation or Bylaws as in effect as of the date hereof, and in any agreement between Amrion and any Manager with respect to matters occurring prior to the Effective Date, shall survive the Merger. WFM further covenants not to amend or repeal any provisions of the Articles of Incorporation or Bylaws of Amrion in any manner which would adversely affect the indemnification or exculpatory provisions contained therein. The provisions of this Section 8.1 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

  8.2. Directors' and Officers' Insurance. WFM will provide each individual who served as a director or officer of Amrion at any time prior to the Closing with liability insurance for a period of 24 months after the Closing similar in coverage and amount as that provided to WFM's directors and officers.

                                  ARTICLE 9.

                                 Miscellaneous

  9.1. Termination. In addition to the provisions regarding termination set forth elsewhere herein, this Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

    (a) by mutual consent of Amrion and WFM;

    (b) by either WFM or Amrion if the transactions contemplated by this Agreement have not been consummated by October 31, 1997, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it at or before the Closing Date;

    (c) by either Amrion or WFM if the transactions contemplated hereby violate any nonappealable final order, decree, or judgment of any court or governmental body or agency having competent jurisdiction;

    (d) by WFM if the Amrion Board of Directors withdraws or materially modifies or changes its recommendation to the stockholders of Amrion to approve this Agreement and the Merger if there exists at such time an Acquisition Proposal; or

    (e) by either Amrion or WFM if the Average Closing Price is less than $23.

  9.2. Expenses.

  (a) Except as provided in (b) below, if the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

  (b) If, (i) this Agreement is terminated by WFM pursuant to Section 9.1(d) hereof or (ii) on or before October 31, 1997 and while this Agreement remains in effect, Amrion enters into a definitive agreement with respect to an Acquisition Proposal with any corporation, partnership, person or other entity or group (other than WFM or any affiliate of WFM), and such transaction (including any revised transaction based upon the Acquisition Proposal) is thereafter consummated (whether before or after October 31, 1997), then Amrion shall pay to WFM a fee equal to the sum of (A) the documented fees, costs and expenses, including legal and accounting fees and fees payable to WFM's financial advisors, incurred by WFM in connection with the transactions contemplated by this Agreement and (B) $4.5 million, which such amounts shall be payable in same day funds to an account specified by WFM. No such fee shall be payable if this Agreement is terminated by Amrion pursuant to Section 9.1(e) hereof.

  9.3. Entire Agreement. This Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

  9.4. Survival of Representations and Warranties. The representations and warranties of each party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall not survive the Closing.

  9.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

  9.6. Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be sent by facsimile transmission, next-day courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

       (i) If to Amrion:

             6565 Odell Place
             Boulder, Colorado 80301
             Attention: Mark S. Crossen, CEO
             Fax: (303) 530-7958
             with a copy (which shall not constitute notice) to:

             Friedlob Sanderson Raskin Paulson & Tourtillott, LLC
             1400 Glenarm Place
             Third Floor
             Denver, Colorado 80202
             Attention: Gerald Raskin
             Fax: (303) 571-1400

      (ii) If to WFM or Merger Subsidiary:

             601 N. Lamar Blvd., Suite 300
             Austin, Texas 78703
             Fax: (512) 477-1069

             with a copy (which shall not constitute notice) to:

             Crouch & Hallett, L.L.P.
             717 North Harwood Street
             Suite 1400
             Dallas, Texas 75201
             Attention: Bruce H. Hallett
             Fax: (214) 953-0576

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

  9.7. Successors; Assignments. This Agreement and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other.

  9.8. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado (except the choice of law rules thereof).

  9.9. Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

  9.10. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

  9.11. No Third Party Beneficiaries. Article 8 is intended for the benefit of each "Manager" (as defined in Article 8) and may be enforced by such persons, their heirs and representatives. Other than as expressly set forth in this
Section 9.11, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto and their stockholders, any rights, remedies, obligations or liabilities under or by reason of this Agreement or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

  9.12. Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

  9.13. Arbitration. Any controversy or dispute among the parties arising in connection with this Agreement shall be submitted to a panel of three arbitrators and finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Each of the disputing parties shall appoint one arbitrator, and these two arbitrators shall independently select a third arbitrator. Arbitration shall take place in Boulder, Colorado. The prevailing party in such arbitration shall be entitled to the award of all costs and attorneys' fees in connection with such action. Any award for monetary damages resulting from nonpayment of sums due hereunder shall bear interest from the date on which such sums were originally due and payable. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

                        [Signatures on Following Page]

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          Whole Foods Market, Inc.

                                                      /s/ John Mackey
                                          By:__________________________________
                                                John Mackey Chief Executive
                                                          Officer

                                          Nutrient Acquisition Corp.

                                                    /s/ Glenda Flanagan
                                          By:__________________________________
                                                 Glenda Flanagan President

                                          Amrion, Inc.

                                                    /s/ Mark S. Crossen
                                          By:__________________________________
                                                 Mark S. Crossen President

                                                                     APPENDIX B
                              Piper Jaffray inc.

                                                                   June 9, 1997

Board of Directors Amrion, Inc. 6565 Odell Place Boulder, CO 80301

Members of the Board:

  We understand that Amrion, Inc. ("Amrion" or the "Company"), Nutrient Acquisition Corp. ("Merger Subsidiary") and Whole Foods Market, Inc. ("Whole Foods" or "Acquiror") propose to enter into an Agreement and Plan of Merger to be dated June 9, 1997 (the "Merger Agreement"), pursuant to which Amrion will be acquired through the merger of Merger Subsidiary with and into Amrion (the "Transaction"). Pursuant to the Merger Agreement, and subject to certain exceptions, at the effective time of the Transaction, each share of common stock of Amrion will be converted into 0.87 shares of Whole Foods common stock. You have requested our opinion as to whether the consideration to be received in the Transaction by the shareholders of Amrion, pursuant to the Merger Agreement is fair, from a financial point of view, as of the date hereof, to the shareholders of Amrion.

  Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For our services in rendering this opinion, Amrion will pay us a fee and indemnify us against certain liabilities. Piper Jaffray is also entitled to additional fees which are contingent on consummation of the Transaction. In the ordinary course of its business, we and our affiliates may actively trade securities of Amrion and Whole Foods for our own account or the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

  . Reviewed the draft dated June 9, 1997 of the Merger Agreement.

  . Reviewed the Reports on Form 10-K for Amrion for the three fiscal years ended December 31, 1996.

  . Reviewed the Report on Form 10-Q for Amrion for the quarter ended March
    31, 1997.

  . Reviewed the Reports on Form 10-K for Whole Foods for the three fiscal years ended September 30, 1996.

  . Reviewed the Reports on Form 10-Q for Whole Foods for the quarters ended
    January 19, 1997 and April 13, 1997.

  . Reviewed financial forecasts for Amrion prepared by Company management for the years ending December 31, 1997 through 1999 and forecasts for the years ending December 31, 2000 and 2001 prepared by Piper Jaffray and reviewed by Company management ("Five-Year Financial Forecasts").

  . Visited the headquarters of Amrion and conducted discussions with members of senior management of Amrion, including the Chief Executive Officer and Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of Amrion and the prospects for the Company and Whole Foods on a combined basis.

  . Conducted discussions with members of senior management of Whole Foods, including the Chief Executive Officer and Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of Whole Foods and the prospects for the Company.

  . Reviewed the historical prices and trading activity for Amrion and Whole
    Foods common stock.

  . Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant.

  . Performed discounted cash flow analysis on the Five-Year Financial
    Forecasts.

  . Analyzed the premiums paid in recent public company acquisitions involving the sale of public companies accounted for under pooling of interests.

  . Compared certain financial data of Amrion and Whole Foods with certain financial and securities data of companies deemed similar to Amrion and Whole Foods or representative of the business sector in which both companies operate.

  . Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

  We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Amrion and Whole Foods or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of Amrion's and Whole Foods' managements that the information provided has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and judgment of Amrion's and Whole Foods' managements as to the expected future financial performance of Amrion and Whole Foods, and that it is not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that Amrion and Whole Foods are not a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business.

  In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of Amrion or Whole Foods and have not been furnished with any such appraisals or valuations, have made no physical inspection of the properties or assets of the Company and express no opinion regarding the liquidation value of Amrion and Whole Foods. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either Amrion or Whole Foods or its affiliates is a party or may be subject and at Amrion's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

  Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which shares of Amrion's or Whole Foods' common stock have traded or at which such shares may trade at any future time.

  We have not been authorized by the Board of Directors to solicit other purchasers for the Company or alternative transactions to the Transaction. We were not requested to opine as to, and this opinion does not in any manner address, Amrion's underlying decision to proceed with or effect the Transaction or structure thereof.

  This opinion is for the benefit of the Board of Directors of Amrion in evaluating the Transaction and shall not be published or otherwise used by any other persons for any other purposes nor shall any public references to Piper Jaffray be made without our prior written consent. However, notwithstanding the foregoing, we consent to inclusion of this opinion in the Proxy Statement (as defined in the Merger Agreement) to be issued in connection with the Transaction and in any filings or disclosures required by law. This opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote in the Transaction.

  Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be received by the shareholders of Amrion in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders.

                                          Sincerely,


                                          PIPER JAFFRAY INC.

                                                                     APPENDIX C
                      [RS & CO. LETTERHEAD APPEARS HERE]

                                                                   June 9, 1997

PERSONAL AND CONFIDENTIAL
Board of Directors
Whole Foods Market, Inc.
601 N. Lamar Blvd.
Suite 300
Austin, TX 78703

Members of the Board:

  You have asked for our opinion with respect to the fairness to Whole Foods Market, Inc. ("Whole Foods"), from a financial point of view and as of the date hereof, of the Exchange Ratio (as defined below). Under the terms of the Agreement and Plan of Merger (the "Agreement") dated June 9, 1997, by and among Whole Foods, Nutrient Acquisition Corp. ("Merger Sub") and Amrion, Inc. ("Amrion"), Merger Sub will merge with and into Amrion (the "Merger") and, upon consummation of the Merger, Amrion will become a wholly-owned subsidiary of Whole Foods and the holders of Amrion capital stock will become holders of Whole Foods Common Stock. In the Merger, each issued and outstanding share of Amrion Common Stock will be converted into 0.87 shares (the "Exchange Ratio"), representing approximately 4.7 million shares, of Whole Foods Common Stock and outstanding options to acquire Amrion Common Stock will be assumed and converted in accordance with the Exchange Ratio into options to acquire Whole Foods Common Stock pursuant to the terms of the Agreement. The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and to be accounted for as a "pooling of interests". The terms and conditions of the Merger are set out more fully in the Agreement.

  For purposes of this opinion we have (i) reviewed financial information on Whole Foods and Amrion furnished to us by both companies, including certain financial analyses and forecasts prepared by the management of each company;
(ii) reviewed publicly available information concerning Whole Foods and Amrion; (iii) held discussions with the management of Whole Foods and Amrion concerning the businesses, past and current business operations, financial condition and results of operations and the future prospects of both companies, independently and combined; (iv) reviewed the Agreement; (v) reviewed the stock price and trading history of Amrion Common Stock; (vi) reviewed the contribution by each company to pro forma combined earnings before income and taxes (EBIT), and net income; (vii) reviewed the valuations of publicly traded companies which we deemed comparable to Amrion; (viii) compared the financial terms of the Merger with other transactions which we deemed relevant; (ix) analyzed the pro forma earnings per share of the combined company; and (x) made such other studies and inquiries, and reviewed such other data and information, as we deemed relevant.

  In connection with our opinion, we have not, however, independently verified any of the foregoing information and have relied on all such information being complete and accurate in all material respects. Furthermore, we did not obtain any independent appraisal of the properties or assets and liabilities of Whole Foods or Amrion. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of Whole Foods and Amrion which we have reviewed, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions, reflect the best available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of Whole Foods and Amrion. This opinion is necessarily based upon market, economic, and other conditions that exist and can be evaluated as of the date of this letter, and on information available to us as of the date hereof.

  Robertson, Stephens & Company ("RS&Co.") has provided certain investment banking services to Whole Foods from time to time, including acting as managing underwriter for the initial public offering and two follow-on offerings of Whole Foods Common Stock and acting as financial advisor to Whole Foods in its acquisitions of Mrs. Gooch's Natural Food Markets, Inc. and Fresh Fields Market, Inc. RS&Co. maintains a market in shares of Whole Foods Common Stock. In the ordinary course of business, RS&Co. may trade Whole Foods securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Whole Foods securities. Robertson Stephens Investment Management currently owns, and from time to time has owned, Amrion securities for its' own investment account. In addition, RS&Co. has acted as financial advisor to Whole Foods in connection with the Merger for which a portion of our fee is due and payable contingent upon closing of the Merger.

  Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Whole Foods from a financial point of view.

  This opinion is for the Board of Directors of Whole Foods only and, except as required by law, may not otherwise be used, quoted or referred to except with the express prior written consent of RS&Co.

                                    Very truly yours,

                                    ROBERTSON, STEPHENS & COMPANY LLC

                                    By: /s/ Robertson, Stephens & Company
                                    Group, L.L.C.

                                                                     APPENDIX D
               [ADAMS, HARKNESS & HILL LETTERHEAD APPEARS HERE]

                                                                   June 4, 1997

BOARD OF DIRECTORS
Whole Foods Market, Inc.
601 N. Lamar #300
Austin, TX 78703

Attention: John Mackey, Chairman and Chief Executive Officer

Ladies and Gentlemen:

  We understand that Whole Foods Market, Inc. ("WFM") and Nutrient Acquisition Corp. ("Nutrient"), which is wholly owned by WFM, propose to enter into an Agreement and Plan of Merger to be dated as of June 9, 1997 with Amrion, Inc. ("Amrion") in the form presented to us, pursuant to which Nutrient shall be merged into Amrion which will be the surviving entity (the "Merger"). Pursuant to the Merger, we understand that each share of Amrion's Common Stock, $.0011 par value per share, will be exchanged for the right to recieve .87 shares of Common Stock $.01 per share, of WFM. The terms and conditions of the Merger are set forth in more detail in the Agreement and Plan of Merger.

  You have asked Adams, Harkness & Hill, Inc. ("AH&H") for its opinion as to the fairness to the current stockholders of WFM from a financial point of view of the consideration to be paid by WFM in the Merger (the "Opinion"). AH&H, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  In rendering its opinion, AH&H, among other things: (i) analyzed certain publicly available financial statements and other information concerning WFM and Amrion; (ii) analyzed certain internal financial statements and forecasts and other financial and operating data concerning WFM and Amrion prepared by the management of WFM and Amrion; (iii) analyzed certain forecasts and related assumptions pertaining to WFM and Amrion obtained from third party research analysis; (iv) discussed the past and current operations and financial condition and the prospects of WFM and Amrion with the managements of WFM and Amrion, respectively, and analyzed the pro forma impact of the Merger on WFM's earnings per share; (v) reviewed the reported prices and trading activity of WFM's Common Stock over the past three years; (vi) compared the financial performance of Amrion and the prices and trading activity of Amrion's Common Stock with that of certain other comparable publicly traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) reviewed and discussed with the senior management of WFM the strategic rationale for the Merger and the benefits of the Merger to WFM; (ix) reviewed the Agreement and Plan of Merger; and (x) performed such other studies, analyses and inquiries and considered such other information as AH&H deemed relevant.

  In connection with our review, we have not independently verified any of the foregoing information provided to us and have relied, with your consent, on its being complete and accurate in all material respects. With respect to any financial forecasts reviewed relating to the prospects of WFM or Amrion, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of WFM's and Amrion's management as to the future financial performance of WFM and Amrion. Our Opinion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of WFM and Amrion as known to us on the date hereof. We have not conducted, nor have we received copies of, any independent evaluation or appraisal of any of the assets of WFM or Amrion.

  The opinion rendered by us pursuant hereto may be reproduced in full in WFM's proxy statement or other materials distributed to WFM's and/or Amrion's stockholders in connection with the Merger and may be referred to in the minutes of the meetings of your Board of Directors.

  You acknowledge that our opinion and any oral advice given by us to you in connection with our engagement are intended solely for your use in connection with the Merger, and your evaluation of the consideration to be paid in the Merger, but does not constitute a recommendation to any stockholder or shareholder to approve the Merger, and you agree that, except as provided in the preceding paragraph, no such opinion or advice shall be reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, without our prior written consent (except to the extent otherwise required by law).

  We agree that any confidential or non-public information furnished to us by you or at your direction in connection with our rendering services hereunder will be used solely for the purpose of performing our services hereunder and that such information will be kept confidential by us (except to the extent otherwise required by law).

  Based on the above factors considered by AH&H and subject to the foregoing, it is our opinion that as of the date hereof, the consideration to be paid in the Merger by WFM is fair to the stockholders of WFM from a financial point of view.

                                          Very truly yours,

                                          ADAMS, HARKNESS & HILL, INC.

                                                     RUSSELL W. LANDON
                                                   SENIOR VICE PRESIDENT

                                     PROXY
                            WHOLE FOODS MARKET, INC.

  The undersigned hereby (a) acknowledges receipt of the Notice of the Special Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") to be held on September 11, 1997, at 2:00 p.m., local time, and the Joint Proxy Statement/Prospectus in connection therewith, and (b) appoints John Mackey and Glenda Flanagan, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF THE COMPANY'S COMMON STOCK PURSUANT TO THE MERGER OF A WHOLLY OWNED SUBSIDIARY OF THE COMPANY INTO AMRION, INC.

                         [_] FOR[_] AGAINST[_] ABSTAIN

PROPOSAL TO APPROVE THE AMENDMENT TO THE 1992 STOCK OPTION PLAN FOR TEAM MEMBERS TO INCREASE THE NUMBER OF SHARES ISSUABLE UPON THE EXERCISE OF STOCK OPTIONS UNDER THE PLAN TO 4 MILLION SHARES OF COMMON STOCK.

                         [_] FOR[_] AGAINST[_] ABSTAIN

PROPOSAL TO APPROVE THE AMENDMENT TO THE 1992 STOCK OPTION PLAN FOR TEAM MEMBERS TO LIMIT THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK UNDERLYING OPTIONS GRANTED UNDER THE PLAN WHICH MAY BE GRANTED TO ANY TEAM MEMBER DURING ANY FISCAL YEAR TO NOT MORE THAN 100,000 SHARES.

                         [_] FOR[_] AGAINST[_] ABSTAIN


  IF MORE THAN ONE OF THE PROXIES LISTED ON THE REVERSE SIDE SHALL BE PRESENT IN PERSON OR BY SUBSTITUTE AT THE MEETING OR ANY ADJOURNMENT THEREOF, THE MAJORITY OF SAID PROXIES SO PRESENT AND VOTING, EITHER IN PERSON OR BY SUBSTITUTE, SHALL EXERCISE ALL OF THE POWERS HEREBY GIVEN.

  THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NAMED PROPOSALS.

  The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                           DATED: _____________________________

                                           ------------------------------------
                                                        Signature

                                           ------------------------------------
                                               (Signature if held jointly)
                                           Please date the proxy and sign your
                                           name exactly as it appears hereon.
                                           Where there is more than one owner,
                                           each should sign. When signing as
                                           an attorney, administrator,
                                           executor, guardian or trustee,
                                           please add your title as such. If
                                           executed by a corporation, the
                                           proxy should be signed by a duly
                                           authorized officer. Please sign the
                                           proxy and return it promptly
                                           whether or not you expect to attend
                                           the meeting. You may nevertheless
                                           vote in person if you do attend.

                                     PROXY
                                  AMRION, INC.

  The undersigned hereby (a) acknowledges receipt of the Notice of the Special Meeting of Shareholders of Amrion, Inc. (the "Company") to be held on September 11, 1997, at 1:00 p.m., local time, and the Joint Proxy Statement/Prospectus in connection therewith, and (b) appoints Mark Crossen and Jeffrey S. Williams, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

  PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED JUNE 9, 1997, BY AND AMONG THE COMPANY, WHOLE FOODS MARKET, INC. AND A SUBSIDIARY OF WHOLE FOODS MARKET, INC.

                         [_] FOR[_] AGAINST[_] ABSTAIN


  IF MORE THAN ONE OF THE PROXIES LISTED ON THE REVERSE SIDE SHALL BE PRESENT IN PERSON OR BY SUBSTITUTE AT THE MEETING OR ANY ADJOURNMENT THEREOF, THE MAJORITY OF SAID PROXIES SO PRESENT AND VOTING, EITHER IN PERSON OR BY SUBSTITUTE, SHALL EXERCISE ALL OF THE POWERS HEREBY GIVEN.

  THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NAMED PROPOSAL.

  SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDERS SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE SPECIAL MEETING TO THE UNDERSIGNED.

  The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                         DATED: ______________________

                                         --------------------------------------
                                                       Signature

                                         --------------------------------------
                                              (Signature if held jointly)
                                           Please date the proxy and sign your
                                         name exactly as it appears hereon.
                                         Where there is more than one owner,
                                         each should sign. When signing as an
                                         attorney, administrator, executor,
                                         guardian or trustee, please add your
                                         title as such. If executed by a
                                         corporation, the proxy should be
                                         signed by a duly authorized officer.
                                         Please sign the proxy and return it
                                         promptly whether or not you expect to
                                         attend the meeting. You may
                                         nevertheless vote in person if you do
                                         attend.